  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1997
                                                    REGISTRATION NO. 333-28609


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 5
                                      TO
                                   FORM S-1


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            AVIS RENT A CAR, INC.
            (Exact Name Of Registrant As Specified In Its Charter)

              DELAWARE                                     7514                              11-3347585
   (State or other jurisdiction of     (Primary standard industrial classification        (I.R.S. employer
   incorporation or organization)                      code number)                    identification number)

                             900 OLD COUNTRY ROAD
                           GARDEN CITY, N.Y. 11530
                                (516) 222-3000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JOHN H. CARLEY, ESQ.
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            AVIS RENT A CAR, INC.
                             900 OLD COUNTRY ROAD
                           GARDEN CITY, N.Y. 11530
                                (516) 222-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

           VINCENT J. PISANO, ESQ.
           SUSAN J. SUTHERLAND, ESQ.              STEPHEN H. COOPER, ESQ.
   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP     WEIL, GOTSHAL & MANGES LLP
               919 THIRD AVENUE                      767 FIFTH AVENUE
           NEW YORK, NEW YORK 10022              NEW YORK, NEW YORK 10153
                (212) 735-3000                        (212) 310-8000
             (212) 735-2000 (FAX)                  (212) 310-8007 (FAX)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

   This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus"), and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The prospectuses are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "International Prospectus--Alternate Pages." Final forms of each Prospectus will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1997
PROSPECTUS


                               GRAPHIC OMITTED

                              19,500,000 SHARES
                            AVIS RENT A CAR, INC.
                                 COMMON STOCK

   All of the shares of Common Stock offered hereby will be sold by Avis Rent A Car, Inc. (the "Company"). A total of 15,600,000 shares (the "U.S. Shares") are being offered in the United States and Canada (the "U.S. Offering") by the underwriters of the U.S. Offering named herein (the "U.S. Underwriters") and 3,900,000 shares (the "International Shares") are being offered outside the United States and Canada (the "International Offering") by the managers of the International Offering named herein (the "Managers"). The initial public offering price and the underwriting discounts and commissions are identical for both the U.S. Offering and the International Offering (collectively, the "Offerings").

   Prior to the Offerings, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting."

   The Company is a wholly owned indirect subsidiary of HFS Incorporated ("HFS"). Upon consummation of the Offerings, HFS will beneficially own approximately 30% of the then outstanding shares of the Company's Common Stock (approximately 27.5% if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). HFS has informed the Company that it has no present plans to reduce its ownership interest through sales or other dispositions.

   The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "AVI," subject to official notice of issuance.

   SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------

                                   UNDERWRITING
                   PRICE TO        DISCOUNTS AND      PROCEEDS TO
                    PUBLIC        COMMISSIONS(1)      COMPANY(2)
-------------  ---------------- -----------------  ----------------
Per Share.....         $                 $                 $
-------------  ---------------- -----------------  ----------------
Total (3).....         $                 $                 $
-------------  ---------------- -----------------  ----------------

-----------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the U.S. Underwriters and the Managers.

(2)    Before deducting expenses payable by the Company estimated at $2,500,000.

(3) The Company has granted the U.S. Underwriters and the Managers 30-day options to purchase in the aggregate up to 2,925,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the options are exercised in full, the total Price to Public, Underwriting
       Discounts and Commissions and Proceeds to Company will be $   , $
       and $   , respectively. See "Underwriting."

   The U.S. Shares are offered by the several U.S. Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions, including the approval of certain legal matters by counsel. The U.S. Underwriters reserve the right to withdraw, cancel or modify the U.S. Offering and to reject orders in whole or in part. It is expected that delivery of the U.S. Shares will be made against payment
therefor on or about     , 1997, at the offices of Bear, Stearns & Co. Inc.,
245 Park Avenue, New York, New York 10167.

BEAR, STEARNS & CO. INC.
           GOLDMAN, SACHS & CO.
                       LEHMAN BROTHERS
                                   MONTGOMERY SECURITIES
                                                 ROBERTSON, STEPHENS & COMPANY
BLAYLOCK & PARTNERS, L.P.                                CHASE SECURITIES INC.

                                       , 1997

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to (i) the "Company" refer to Avis Rent A Car, Inc. and its operating subsidiaries and predecessors, (ii) "ARACS" refer to Avis Rent A Car System, Inc., a wholly owned subsidiary of the Company, (iii) "HFS" refer to HFS Incorporated and its subsidiaries, (iv) the "Franchisor" refer to HFS Car Rental, Inc., a wholly owned subsidiary of HFS, and (v) "WizCom" refer to WizCom International Ltd., an indirect wholly owned subsidiary of HFS. Unless otherwise indicated or unless the context otherwise requires, all information contained in this Prospectus (i) assumes that the over-allotment options are not exercised and (ii) gives effect to an 85,000 to 1 split of the Company's common stock currently outstanding and the authorization of additional shares of common stock and a new class of preferred stock, each of which will be effected immediately prior to the consummation of the Offerings. Statistical information contained herein with respect to the domestic car rental industry has been derived from publicly available sources, including trade publications, which the Company has not independently verified but believes to be reliable.

   HFS owns all of the outstanding equity of the Franchisor which, in turn, owns the Avis worldwide vehicle rental system (the "Avis System"). The Franchisor has entered into a 50 year franchise agreement with the Company granting the Company the right to operate as a franchisee under the Avis System. WizCom, the owner of the data processing and information system used in connection with the vehicle rental business and which forms a part of the Avis System (the "Wizard System"), has entered into a 50 year computer services agreement with the Company with respect to its use of the Wizard System.

                                 THE COMPANY

   The Company is a holding company which, through its operating subsidiary, ARACS, operates the second largest general use car rental business in the world, based on total revenue and volume of rental transactions. The Company rents vehicles to business and leisure travelers through approximately 536 rental locations in both airport and non-airport (downtown and suburban) markets in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. During 1996, the Company completed nearly 13 million rental transactions with a fleet that averaged 174,000 vehicles and generated total revenue of approximately $1.9 billion, of which approximately 87% was derived from its operations in the United States. On August 20, 1997, the Company purchased The First Gray Line Corporation ("First Gray Line"), the second largest Avis System franchisee in North America.

   The Avis brand name is owned by the Franchisor and is licensed for use by its franchisees, including the Company, which is the largest Avis System franchisee in the world. As an Avis System franchisee, the Company has entered into certain arrangements with the Franchisor and its affiliates that requires the Company to make payments to the Franchisor and its affiliates, including monthly payments under the Master License Agreement consisting of a monthly base royalty of 3.0% of the Company's gross revenue and a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears (which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5%). Until the fifth anniversary of the effective date of the Master License Agreement, the supplemental royalty or a portion thereof may be deferred if the Company does not attain certain financial targets. See "Relationship With HFS." The Avis System is comprised of approximately 4,200 rental locations, including locations at the largest airports and cities in the United States and approximately 160 other countries and territories, and a fleet of approximately 370,000 vehicles during the peak season, all of which are operated by franchisees. During 1996, the Company's 414 domestic rental locations produced approximately 77% of the Avis System's revenue in the United States, with the balance derived from 490 locations operated by 75 other Avis System franchisees, of whom five (including First Gray Line) accounted for approximately 16% of the Avis System's U.S. revenue. The Company is the sole franchisee of the Avis System in the international markets in which it operates. The Avis System in Europe, Africa, part of Asia and the Middle East is operated under franchise by Avis Europe Ltd. ("Avis Europe"), which is not affiliated with the Company. Management believes that the strong recognition of the Avis brand name, the breadth of the Avis System and the sophistication of the Wizard System enable the Company and other Avis System franchisees to provide consistent quality, pricing and service to business and leisure customers worldwide.

   The domestic vehicle rental industry has experienced significant growth over the past five years. According to information provided by major U.S. airports, vehicle rental industry revenues have increased at a compound annual rate of approximately 11% since 1992. Management believes that factors such as increases in airline passenger traffic, increased business travel and demographic trends, among others, continue to expand the demand for rental vehicles. Based on concessionable revenues reported by 157 airports in the United States at which the Company operates, the Company has historically maintained the second leading market share in the industry, with a 25% share for 1996. The Company's network of airport rental locations, which it believes is among the nation's largest, accounted for approximately 85% of its domestic revenue in 1996.

   The Company has historically targeted its marketing efforts toward business travelers, who accounted for approximately 61% of the Company's domestic revenue in 1996. The Company believes that business travelers, many of whom rent the Company's vehicles pursuant to agreements between the Company and their employers, have represented an important factor in the growth and stability of its business. While the Company continues to focus on business travelers, it intends to leverage its strong airport presence by expanding its marketing efforts toward the leisure travel market in order to increase its fleet utilization during non-peak business periods and extend the average length of its rentals. During 1996, leisure travelers accounted for approximately 39% of the Company's domestic revenue.

   The Company utilizes the Wizard System, which it believes is one of the most sophisticated information management systems in the car rental industry. Key functions of the Wizard System include: (i) global reservations processing, (ii) rental agreement generation and administration and (iii) fleet accounting and control. The Company has also developed software applications that utilize the data gathered by the Wizard System and third party reservation systems to achieve centralized control of its major business operations. These applications include: (i) a yield management system that is designed to increase profit by controlling vehicle availability by length of rental and providing decision support for rate changes, (ii) a competitive rate information system that monitors industry rate changes by market on a daily basis at different vehicle rental locations and (iii) a business mix model that analyzes potential profit contribution data by segment based upon business mix and fleet optimization recommendations.

   The Company is currently a wholly owned subsidiary of the Franchisor, which was acquired by HFS in October 1996 (the "Acquisition"). The Company is the successor to the car rental operations previously owned by the Franchisor and its subsidiaries (collectively referred to as the "Predecessor Companies"). HFS is a global provider of real estate and travel services with a base of approximately 100 million consumer contacts annually. It is the world's largest franchisor of real estate brokerage offices and lodging facilities and owns leading providers of timeshare exchange services, corporate relocation services, mortgage services for consumers and vehicle fleet management services. On May 27, 1997, HFS announced that it had entered into a merger agreement with CUC International Inc. ("CUC"). CUC is a leading member services and direct marketing organization offering shopping, travel, dining, vehicle purchasing, home buying and other services to approximately 68 million consumer members worldwide. Upon consummation of the Offerings, HFS, through the Franchisor, will own approximately 30% of the then outstanding shares of Common Stock of the Company (approximately 27.5% if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full).

                       THE FIRST GRAY LINE ACQUISITION

   On August 20, 1997, the Company purchased (the "First Gray Line Acquisition") all of the outstanding capital stock of First Gray Line for approximately $210.0 million in cash, including expenses. The net proceeds from the Offerings will be used, among other things, to repay indebtedness incurred to finance the First Gray Line Acquisition. See "Use of Proceeds."

   First Gray Line was the second largest Avis System franchisee in North America with 70 locations in Southern California, Nevada and Arizona. Its operations represented approximately 10% of the Avis System's domestic revenue in 1996. First Gray Line's principal operation is located at Los Angeles International Airport, one of the world's largest airport rental vehicle markets based on vehicle rental revenues.

                                   STRATEGY

   The Company's objective is to improve its profitability through a strategy that consists of the following key elements:

   Capitalizing on Changing Industry Dynamics. The domestic car rental industry is beginning to emerge from a period during which rental rates did not keep pace with rising fleet and operating costs. Management believes that the current restructuring of ownership of the Company's major competitors will lead to an increased focus on profitability and shareholder return, rather than upon transaction volume and market share, and, ultimately, to more rational pricing behavior. Management intends to use its proprietary software applications, including its sophisticated yield management, rate information and business mix modeling systems, to capitalize upon the improving pricing and profit outlook in the industry.

   Improving Business Mix and Fleet Utilization. Historically, the Company has capitalized on its strong network of airport rental locations by focusing its sales and marketing resources principally toward business travelers. While this has enabled the Company to leverage its overhead costs by capturing a large share of transaction volume at relatively few locations, fleet utilization historically has been characterized by peak business travel demand during the middle of the week and reduced demand during and immediately before and after the weekend. Management believes that the Company's substantial presence at the nation's leading airports provides it with the opportunity, without significant incremental cost, to capitalize on increased air travel by leisure travelers, who tend to initiate air travel during or close to the weekend. Accordingly, while continuing to concentrate on its core presence in the business travel market, the Company plans to increase its marketing efforts toward the leisure market in order to improve fleet utilization and extend the average length of rental. In addition, the Company believes that it can further enhance the utilization of its fleet during non-peak periods by selectively expanding its presence in non-airport markets through both internal growth and, if appropriate opportunities arise, acquisitions of other car rental operators including, where feasible, other Avis System franchisees.

   Increasing Brand Loyalty Through Target Marketing. Management believes that the domestic car rental industry will become increasingly focused on such factors as customer service and loyalty. The customer base of the major domestic car rental companies, including the Company, has become increasingly diverse. Management plans to utilize the Company's proprietary software applications to analyze its extensive customer database to identify distinguishing characteristics and preferences of those customers who have been historically associated with its most profitable rental transactions and to focus its sales and marketing efforts and service features to attract additional customers with similar characteristics and preferences. Management believes that this analysis will enhance the quality of the car rental experience of such customers and increase their loyalty to the Avis brand.

   Capitalizing on Cross Marketing and Other Synergistic Arrangements with HFS. The Company has initiated and is expanding cross marketing relationships with HFS's corporate relocation and resort timeshare exchange businesses, its lodging franchise systems, which include the Days Inn(Registered Trademark), Howard Johnson(Registered Trademark) and Ramada(Registered Trademark) brands, and its real estate brokerage franchise systems, including the CENTURY 21(Registered Trademark) and Coldwell Banker(Registered Trademark) brands. As a result of the proposed merger of HFS and CUC, additional cross marketing opportunities with CUC's membership-based consumer services are expected to arise. The Company also expects to reduce its costs of purchasing media and other non-fleet goods and services through arrangements with HFS.

   The following sets forth a summary organizational chart for the Company immediately prior to the consummation of the Offerings.

                               HFS Incorporated

                                     100%

                        HFS Car Rental Holdings, Inc.

                                     100%

                                   HFS Car
                                 Rental, Inc.

                                   100% (a)

                                 Avis Rent A
                                  Car, Inc.

                                     100%

                               Avis Rent A Car
                                 System, Inc.
                             (including operating
                                subsidiaries)

                                     100%

                                    WizCom
                                International,
                                     Ltd.

                                     100%

                               Wizard Co., Inc.
------------
(a) Upon consummation of the Offerings, HFS Car Rental, Inc. will own approximately 30% of the then outstanding shares of Common Stock of the Company (approximately 27.5% if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full).

                                THE OFFERINGS

Common Stock to be sold by the
 Company:

   U.S. Offering ..............  15,600,000 shares

   International Offering .....   3,900,000 shares

     Total ....................  19,500,000 shares

Common Stock to be outstanding
 after the Offerings ..........  28,000,000 shares(a)

Use of Proceeds ...............  The net proceeds to the Company from the
                                 Offerings are estimated to be approximately
                                 $290.0 million (approximately $334.0 million if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full), assuming an initial offering price of $16.00 per share, the midpoint of the price range shown on the cover of this Prospectus, after deducting underwriting discounts and expenses related to the Offerings. The Company expects that approximately $210.0 million of the net proceeds from the Offerings will be used to repay amounts outstanding under the Acquisition Credit Facility (as defined), and certain acquisition expenses incurred to complete the First Gray Line Acquisition. The remaining net proceeds will be used to prepay outstanding indebtedness. See "Use of Proceeds" and "Business--The First Gray Line Acquisition."

New York Stock Exchange
 ("NYSE") symbol ..............  AVI
------------
(a) Does not include 4,183,908 shares of Common Stock reserved for issuance under the Company's stock option plan (the "Stock Option Plan"), for which options to purchase 3,460,674 shares will be outstanding upon consummation of the Offerings. If the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full, 4,620,977 shares of Common Stock will be reserved for issuance under the Stock Option Plan and options to purchase 3,822,191 shares will be outstanding. See "Management -- Stock Option Plan."

                                 RISK FACTORS

   See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby.

                       SUMMARY PRO FORMA FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

   The summary pro forma financial data are derived from the Unaudited Pro Forma Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. The summary pro forma financial data give effect, as of January 1 of the earliest period presented, to (i) the Acquisition, (ii) the settlement of a net intercompany receivable with HFS and its affiliated companies, (iii) adjustments to reflect a 4% royalty fee pursuant to the Master License Agreement (as defined) with HFS, and (iv) the refinancing of substantially all of the Company's domestic fleet under facilities consisting of: (a) a $2.0 billion commercial paper program, (b) a $1.65 billion medium term notes program with maturities extending 3 and 5 years and (c) a $470.0 million credit facility (collectively, the "Refinancing"). See "Description of Certain Indebtedness -- New Credit Facility." The "Pro Forma as Adjusted" net income and earnings per share amounts give effect, as of January 1 of the earliest period presented, to (i) the First Gray Line Acquisition and (ii) the Offerings and the application of the net proceeds therefrom. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company which actually would have occurred had such events been consummated on the aforesaid dates. All of the pro forma financial data presented below should be read in conjunction with (i) the Audited Consolidated Financial Statements and related notes thereto, (ii) the Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 1997 and related notes thereto, (iii) the Unaudited Pro Forma Consolidated Financial Statements and related notes thereto, and (iv) "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case included elsewhere in this Prospectus.

                                                                           SIX MONTHS
                                                          YEAR ENDED          ENDED
                                                      DECEMBER 31, 1996   JUNE 30, 1997
                                                      ----------------- ---------------
Statements of Operations Data:
Revenue..............................................     $1,867,517        $945,647
Costs and expenses:
 Direct operating....................................        818,432         398,548
 Vehicle depreciation, net...........................        415,184         223,298
 Vehicle lease charges...............................         29,208          10,833
 Selling, general and administrative (a).............        419,597         196,463
 Interest, net ......................................        183,461          89,702
 Amortization of cost in excess of net assets
  acquired...........................................          4,945           2,570
                                                      ----------------- ---------------
Income (Loss) before provision for income taxes .....         (3,310)         24,233
Provision for income taxes...........................          2,897          11,206
                                                      ----------------- ---------------
Net income (loss) ...................................     $   (6,207)       $ 13,027
                                                      ================= ===============
Pro Forma as Adjusted:
 Net income .........................................     $    4,323        $ 19,765
                                                      ================= ===============
 Earnings per share (b) .............................     $      .15        $    .71
                                                      ================= ===============

------------
(a) Reflects a $74.7 million pro forma increase for the year ended December 31, 1996 resulting from the net adjustment relating to a 4% royalty fee payable to HFS.
(b) "Pro forma as Adjusted" earnings per share amounts were computed on the basis of 28,000,000 shares of Common Stock, the number of shares of Common Stock outstanding after giving effect to an 85,000 to 1 stock split to be effected immediately prior to the consummation of the Offerings and the issuance of 19,500,000 shares of Common Stock in the Offerings.

                            SUMMARY FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT AVERAGE REVENUE PER VEHICLE RENTAL TRANSACTION)

   The summary financial data for the years ended December 31, 1992 and 1993 are derived from the Unaudited Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1994 and 1995 and for the periods ended October 16, 1996 and December 31, 1996 are derived from the Audited Consolidated Financial Statements of the Company. The financial data for the six month periods ended June 30, 1996 and 1997 are derived from the Unaudited Condensed Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1992 and 1993 and the six month periods ended June 30, 1996 and 1997 are unaudited but, in the opinion of management, have been prepared on the same basis as the Audited Consolidated Financial Statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position and results of operations for the periods presented. Results for the six months ended June 30, 1996 and 1997 are not indicative of results for a full year. The pro forma Statements of Financial Position Data are derived from the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus. The pro forma amounts give effect, to (i) the Refinancing and (ii) the settlement of a net intercompany receivable with HFS and its affiliated companies as if it had been consummated on June 30, 1997. The "Pro Forma as Adjusted" amounts give effect to (i) the First Gray Line Acquisition and (ii) the Offerings and the application of the net proceeds therefrom as if it had been consummated on June 30, 1997. All of the financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Audited Consolidated Financial Statements and related notes thereto, the Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 1997 and related notes thereto and the Unaudited Pro Forma Consolidated Financial Statements and related notes thereto, in each case included elsewhere in this Prospectus.

                                                   PREDECESSOR COMPANIES (A)
                                ---------------------------------------------------------------
                                          YEARS ENDED DECEMBER 31,             JANUARY 1, 1996
                                ---------------------------------------------        TO
                                   1992        1993       1994        1995    OCTOBER 16, 1996
                                ---------- ----------  ---------- ----------  ----------------
STATEMENTS OF OPERATIONS DATA:
Revenue........................ $1,228,560  $1,333,477 $1,412,400  $1,615,951    $1,504,673
Costs and expenses:
 Direct operating..............    621,838     646,821    664,993     724,759       650,750
 Vehicle depreciation, net ....    142,602     208,090    266,637     324,186       275,867
 Vehicle lease charges.........     57,666      49,633     42,778      86,916       100,318
 Selling, general and
  administrative (c)...........    204,927     222,629    252,024     269,434       283,180
 Interest, net.................    123,362     114,036    128,898     145,199       120,977
 Amortization of cost in
  excess of net assets
  acquired.....................      4,266       4,439      4,754       4,757         3,782
                                           ----------  ---------- ----------  ----------------
Income before provision for
 income taxes..................     73,899      87,829     52,316      60,700        69,799
Provision for income taxes ....      4,857      34,375     30,213      34,635        31,198
                                ---------- ----------  ---------- ----------  ----------------
Net income .................... $   69,042  $   53,454 $   22,103  $   26,065    $   38,601
                                ========== ==========  ========== ==========  ================
Pro Forma as Adjusted: (d)
 Net income....................
 Earnings per share(e).........
SELECTED OPERATING DATA:
Number of vehicle rental
 locations at period end.......        582         656        576         541           550
Peak number of vehicles during
 period........................    146,630     151,964    150,966     167,511       196,077
Average number of vehicles
 during period.................    125,993     134,926    137,715     150,853       174,813
Number of rental transactions
 during period (in thousands)        9,076      10,003     10,577      11,544        10,272
Average revenue per rental
 transaction during period  ... $      135  $      133 $      134  $      140    $      146


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                             OCTOBER 17, 1996
                                                 (DATE OF             COMBINED         PREDECESSOR

                                               ACQUISITION)          YEAR ENDED       COMPANIES (A)     SIX MONTHS
                                                    TO           DECEMBER 31, 1996   SIX MONTHS ENDED     ENDED
                                             DECEMBER 31, 1996          (B)           JUNE 30, 1996   JUNE 30, 1997
                                           -------------------  ------------------- ----------------  -------------
STATEMENTS OF OPERATIONS DATA:
REVENUE........................                  $362,844            $1,867,517          $887,566        $945,647
COSTS AND EXPENSES:
 DIRECT OPERATING..............                   167,682               818,432           390,125         398,548
 VEHICLE DEPRECIATION, NET ....                    66,790               342,657           163,746         179,418
 VEHICLE LEASE CHARGES.........                    22,658               122,976            60,862          69,025
 SELLING, GENERAL AND
  ADMINISTRATIVE (C)...........                    68,215               351,395           168,042         203,383
 INTEREST, NET.................                    34,212               155,189            73,153          68,343
 AMORTIZATION OF COST IN
  EXCESS OF NET ASSETS
  ACQUIRED.....................                     1,026                 4,808             2,382           2,570
                                           -------------------  ------------------- ----------------  -------------
INCOME BEFORE PROVISION FOR
 INCOME TAXES..................                     2,261                72,060            29,256          24,360
PROVISION FOR INCOME TAXES ....                     1,040                32,238            13,077          11,254
                                           -------------------  ------------------- ----------------  -------------
NET INCOME ....................                  $  1,221            $   39,822          $ 16,179        $ 13,106
                                           ===================  =================== ================  =============
PRO FORMA AS ADJUSTED: (D)
 NET INCOME....................                                      $    4,323                          $ 19,765
                                                                ===================                   =============
 EARNINGS PER SHARE(E).........                                      $      .15                          $    .71
                                                                ===================                   =============
SELECTED OPERATING DATA:
NUMBER OF VEHICLE RENTAL
 LOCATIONS AT PERIOD END.......                       546                   546               549             536
PEAK NUMBER OF VEHICLES DURING
 PERIOD........................                   177,839               196,077           183,334         185,290
AVERAGE NUMBER OF VEHICLES
 DURING PERIOD.................                   172,461               174,226           165,767         174,993
NUMBER OF RENTAL TRANSACTIONS
 DURING PERIOD (IN THOUSANDS)                       2,534                12,806             6,243           6,505
AVERAGE REVENUE PER RENTAL
 TRANSACTION DURING PERIOD  ...                  $    143            $      146          $    142        $    145

                                                          JUNE 30, 1997
                                            -----------------------------------------
                                                                         PRO FORMA
                                               ACTUAL      PRO FORMA    AS ADJUSTED
                                            ------------ ------------  -------------
STATEMENTS OF FINANCIAL POSITION DATA:
Vehicles, net..............................  $2,312,109    $2,852,828    $3,145,122
Total assets...............................   3,029,073     3,656,315     4,162,622
Debt.......................................   2,183,769     2,837,874     2,976,374
Stockholders' equity.......................      87,086        87,086       377,086
Total liabilities and stockholders'
 equity....................................   3,029,073     3,656,315     4,162,622

------------
(a)    See Note 1 to the Audited Consolidated Financial Statements of the
       Company.
(b) Presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Audited Consolidated Financial Statements.
(c) The amounts for the periods October 17, 1996 (Date of Acquisition) to December 31, 1996 and the six months ended June 30, 1997 include charges from HFS. See Note 3 to the Audited Consolidated Financial Statements.
(d)    See Unaudited Pro Forma Consolidated Financial Statements.
(e) "Pro forma as Adjusted" earnings per share amounts were computed on the basis of 28,000,000 shares of Common Stock, the number of shares of Common Stock outstanding after giving effect to an 85,000 to 1 stock split to be effected immediately prior to the consummation of the Offerings and the issuance of 19,500,000 shares of Common Stock in the Offerings.

                                 RISK FACTORS

   Prospective investors should consider carefully all of the information in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Common Stock being offered hereby.

FRANCHISEE STATUS; ROYALTY PAYMENTS; DEPENDENCE ON AVIS SYSTEM

   As an Avis System franchisee, the Company must coordinate significant matters relating to the Company's growth and operational strategies with the Franchisor. Effective January 1, 1997, the Company was required to pay royalties to the Franchisor based upon the Company's revenue, not its profits, which could result in increasing royalty payments during a period of declining profits. On an unaudited pro forma basis, if the royalties had been charged to the Company beginning on October 17, 1996, net income for the period October 17, 1996 to December 31, 1996 would have been reduced by $4.3 million resulting in a pro forma net loss of $3.1 million. The royalties resulted in a charge to the Company for the six months ended June 30, 1997 of $37.8 million and resulted in a reduction in net income of approximately $20.4 million. The Company is required to maintain certain standards and meet certain guidelines relating to its operations. The Franchisor has the right to terminate the Company's franchise for certain violations of its franchise agreement, including, among others, certain bankruptcy or insolvency events, if the Company purports to transfer any rights or obligations thereunder without compliance with its terms, or if the Company fails, refuses or neglects to promptly pay monies owing to the Franchisor, WizCom or HFS on three or more occasions and upon the occurrence of a Change of Control Event. A Change of Control Event (as more fully defined herein) refers to any transaction pursuant to which (a) a party other than HFS or its affiliates acquires control of specified percentages of the voting stock of the Company,
(b) another corporation merges into the Company or the Company merges into or consolidates with another corporation, (c) the Company sells or otherwise conveys substantially all of its assets or (d) a majority of the Board of Directors leaves office during any two year period. Any such termination would have a material adverse effect on the Company. See "Relationship with HFS -- Master License Agreement."

LEVERAGE; LIMITATIONS UPON LIQUIDITY; CAPITAL RAISING; INTEREST RATE RISK

 Leverage

   At June 30, 1997, the Company had approximately $2.2 billion of indebtedness outstanding, of which approximately $2.2 billion was incurred for fleet financing and secured by purchased vehicles. At June 30, 1997, the Company had approximately $900.0 million of additional credit availability under its fleet financing facilities. On a pro forma basis, at June 30, 1997, after giving effect to the Refinancing, the Company had approximately $2.8 billion of debt outstanding which included approximately $553.5 million of debt related to vehicles which were previously accounted for as operating leases. In addition, on a pro forma basis, at June 30, 1997, the Company had approximately $1.1 billion of additional credit available. This high level of indebtedness could have important consequences to the Company's operations, including: (i) the potential limitation on the Company's ability to obtain additional financing for certain purposes, (ii) the commitment of a substantial portion of the Company's cash flow from operations to debt service and (iii) the limitation of the Company's ability to react to changes in the vehicle rental industry and general economic conditions.

 Restrictions Imposed by Indebtedness

   The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. A breach of any of these covenants or the inability of the Company to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing that indebtedness. See "--Dividends."

 Availability of Financing; Requirements for Capital

   The Company depends upon third-party financing to purchase its fleet vehicles. Continued availability of such financing upon favorable terms is critical to the Company's operations. Since a substantial portion of such financing is obtained in connection with Repurchase Programs, a significant change in the financial condition of the vehicle manufacturers, particularly General Motors Corporation ("GM") and Chrysler Corporation ("Chrysler"), would significantly affect the Company's ability to obtain such financing on favorable terms. In addition, under the terms of certain of the Company's credit facilities, including the Company's fleet financing arrangements, the failure of a repurchase party (such as GM or Chrysler) to maintain an investment grade rating for its own senior debt or the bankruptcy of a repurchase party or any other event that has a material adverse effect on the repurchase party's ability to perform, or upon a material default of a repurchase party under a Repurchase Program, may result in termination of the Company's credit lines for the purchase of vehicles from such repurchase party, a requirement to repay a portion of the indebtedness that is secured by vehicles purchased from that repurchase party and removal of those vehicles from the applicable collateral pool for such facilities. The inability of the Company to obtain fleet financing on favorable terms would have a material adverse effect on the Company's financial condition and results of operations.

 Interest Rate Risk

   The Company has developed an interest rate management policy, including a target mix for average fixed rate and floating rate indebtedness on a consolidated basis. However, an increase in interest rates may have a material adverse impact on the Company's profitability. Approximately 44% of the Company's outstanding debt at August 1, 1997 was interest rate sensitive and had a weighted average interest rate at such date of 5.9%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

IMPORTANCE OF MANUFACTURERS' REPURCHASE PROGRAMS

   At June 30, 1997, approximately 92% of the vehicles in the Company's rental fleet were covered by vehicle manufacturers' repurchase programs (the "Repurchase Programs"). Under a Repurchase Program, a buyer, such as the Company, agrees to purchase a specified minimum number of vehicles directly from franchised dealers of the manufacturer at a specified price and the manufacturer agrees to buy those vehicles back from the buyer at a future date at a price that is based upon the capitalized cost of the vehicles less an agreed-upon depreciation factor and, in certain cases, an adjustment for damage and/or excess mileage. The Repurchase Programs limit the Company's risk of a decline in the residual value of its fleet and enable the Company to fix its depreciation expense in advance. Vehicle depreciation is the largest cost factor in the Company's vehicle rental operations. The Company could be adversely affected if automobile manufacturers reduce the availability of Repurchase Programs or related incentives. See "--Dependence on GM" and "Business -- Fleet Acquisition and Management."

   The Company could be at a competitive disadvantage if U.S. automobile manufacturers selectively restrict eligibility to participate in their Repurchase Programs. Certain U.S. automobile manufacturers have direct or indirect equity stakes in certain of the major domestic car rental companies, and each of these companies maintains a close relationship with one or more U.S. automobile manufacturers. At June 1, 1997, Ford Motor Company ("Ford") owned a controlling interest in The Hertz Corporation ("Hertz") and a minority interest in Budget Rent A Car Corporation ("Budget") and Chrysler had equity interests in Dollar Rent a Car Systems, Inc. ("Dollar") and Thrifty Rent-A-Car Systems, Inc. ("Thrifty"). Any effort by GM to reduce the scope of the Company's GM Repurchase Program could adversely affect the Company's ability to compete with those of its competitors whose access to similar programs is not reduced or that have well established alternative vehicle disposition facilities.

INCREASING PRICE OF VEHICLES

   In recent years, the average price of new cars has increased. From time to time, automobile manufacturers sponsor sales incentive programs that tend to lower the average cost of vehicles for fleet purchasers such as the Company. The Company anticipates that new vehicle prices will continue to increase, and there can be no assurance that sales incentive programs will remain available, that the Company will be able to effectively control the average cost of its fleet by purchasing a mix of less expensive vehicles or that, because of competitive pressures, the Company will be able to pass on the increased cost of vehicles to its rental customers.

DEPENDENCE ON GM

   GM, through its franchised dealers, has been the Company's principal supplier of vehicles for nearly twenty years. From 1989 until the date of the Acquisition, GM was a minority shareholder of the Company. The number of vehicles purchased by the Company varies from year to year. In model year 1996, approximately 83% of the Company's vehicle fleet purchases in the United States consisted of GM vehicles. In model year 1997, approximately 69% of the Company's vehicle fleet purchases in the United States are expected to consist of GM vehicles. During the term of the agreement, at least 51% of the Company's domestic fleet must consist of GM vehicles. Shifting significant portions of fleet purchases to other manufacturers would require lead time. As a result, GM's inability to supply the Company with the planned number and type of vehicles could have a material adverse effect on the Company's financial condition and results of operations. In addition, if GM is not able to offer competitive terms and conditions and the Company is not able to purchase sufficient quantities of vehicles from other automobile manufacturers on competitive terms and conditions, then the Company may be forced to purchase vehicles at higher prices or on otherwise less favorable terms. Such a situation could adversely affect the Company's results of operations through increased vehicle acquisition and depreciation costs if it is unable to pass these costs on to its customers through increases in rental rates. See "Business -- Fleet Acquisition and Management."

AVAILABILITY AND PRICE OF FUEL

   The Company's operations could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe and protracted disruption of fuel supplies or significant increases in fuel prices could materially adversely affect the Company's operating results.

DEPENDENCE ON AIR TRAVEL INDUSTRY

   In 1996, approximately 85% of the Company's revenue from its domestic operations was generated at its airport rental locations. A sustained material decrease in airline passenger traffic in the United States could have a material adverse effect on the Company's results of operations. Events that could reduce airline passenger traffic include, in addition to a general economic downturn (discussed below), labor unrest, airline bankruptcies and consolidations, substantially higher air fares, the outbreak of war, high-profile crimes against tourists and incidents of terrorism.

RISK OF ECONOMIC DOWNTURN

   The Company's results of operations are affected by certain economic factors, including the level of economic activity in the markets in which it operates. A decline in economic activity either in the United States or in international markets may adversely affect the Company. In the vehicle rental business, a decline in economic activity typically results in a decline in both business and leisure travel, and accordingly a decline in the volume of vehicle rental transactions. In the case of a decline in vehicle rental activity, the Company may reduce rental rates to meet competitive pressures, which could adversely affect the Company's results of operations. A decline in economic activity also may have an adverse effect on residual values realized on the disposition of those of the Company's vehicles that are not covered by Repurchase Programs. At June 30, 1997, the Company was subject to residual risk with respect to 8% of the vehicles in its fleet.

SEASONALITY

   The Company's third quarter, which covers the peak summer travel months, has historically been its strongest, accounting in 1996 for approximately 28% and 53% of the Company's revenue and pre-tax income, respectively. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual operating results. The Company's first quarter is generally its weakest because of reduced leisure travel and the greater potential for adverse weather conditions. Many of the Company's operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that the Company would have sufficient liquidity under all conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

COMPETITION

   The vehicle rental industry is characterized by intense competition, particularly with respect to price and service. In addition, recent changes in ownership of a number of the major domestic vehicle rental companies could further intensify competition. See "Business --Industry Overview" and "Business -- Competition." In any geographic market, the Company may encounter competition from national, regional and local vehicle rental companies. The Company's main competitors for vehicle rentals are Hertz, Budget, Alamo Rent-a-Car Inc. ("Alamo"), National Car Rental System, Inc. ("National"), Dollar, Enterprise Rent a Car ("Enterprise") and Thrifty.

   From time to time, either because of overcapacity or reduced demand, the major vehicle rental companies have been subject to industry-wide price pressures, and the Company has, on such occasions, adjusted its rental rates in response to such pressures. The Company has taken steps to address its fixed cost structure to improve its overall competitive position and industry overcapacity has declined. However, a recurrence of oversupply or a marked reduction in overall demand could adversely affect the Company's ability to maintain or increase its rental rates.

REGULATION OF LOSS DAMAGE WAIVERS

   A significant source of profits for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 3.6% of the Company's total revenue during 1996 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting loss damage waivers. To date, 24 states have enacted legislation regulating the sale of loss damage waivers, most of which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York and Illinois enacted legislation which eliminated the Company's right to offer loss damage waivers for sale and limited potential customer liability to $100 and $200, respectively. The Illinois legislature has passed legislation increasing the limit on potential customer liability to the fair market value of the vehicle or the cost of the repairs, whichever is less. The legislation is awaiting the approval of the Governor of Illinois. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers' liability could increase the Company's costs.

ENVIRONMENTAL RISKS INHERENT IN ON-SITE PETROLEUM STORAGE

   Approximately 241 of the Company's domestic and international facilities contain tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils. At approximately 213 of the Company's locations, one or more of these tanks are located underground. The Company maintains an environmental compliance program that includes the replacement of steel tanks and the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and the regular testing of tank systems for tightness. However, there can be no assurance that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills. In addition, historical operations at certain of the Company's properties, including activities relating to automobile and bus maintenance, may have resulted in leaks or spills to soil or groundwater. Any such leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to the Company's operations and expenditures that could have a material adverse effect on the Company's results of operations and financial condition. At certain facilities, the Company presently is remediating soil and groundwater contamination. Based on currently available information, the Company does not believe that the related expenditures will be material. In the United States, Canada and Puerto Rico, the Company carries environmental impairment liability coverage with annual limits of $4.0 million per site and $4.0 million in the aggregate per site and a deductible generally of $250,000 against liability to third parties and clean-up costs, but does not cover business interruption in the Company's own operations.

UNINSURED LIABILITY RISK

   The Company's business exposes it to claims for personal injury, death and property damage resulting from the use of the vehicles rented by the Company. The Company either self-insures or maintains coverage for such risk up to $1.0 million per occurrence in its countries of operation and maintains insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence. There can be no assurance that the Company will not be exposed to uninsured liability at levels in excess of historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of the Company's insurance, that the Company will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to the Company on economically reasonable terms. See "Business -- Insurance" and "--Legal Proceedings."

FUTURE SALES OF COMMON STOCK BY HFS

   Subject to applicable federal securities laws and the restrictions set forth below, after completion of the Offerings, HFS may sell any or all of the shares of Common Stock beneficially owned by it or distribute any or all of such shares of Common Stock to its stockholders. Sales or distributions by HFS of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that such sales or distributions could occur, could adversely affect prevailing market prices for the Common Stock. HFS has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, HFS is not subject to any contractual obligation to retain its interest, except that HFS and the Company have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. See "Underwriting." As a result, there can be no assurance concerning the period of time during which HFS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. HFS will have registration rights with respect to the shares of Common Stock owned by it following the Offerings, which would facilitate any future disposition. See "Relationship with HFS -- Registration Rights Agreement" and "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER PROVISIONS

   Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors of the Company without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock. See "Description of Capital Stock -- Preferred

Stock" and "Descriptions of Capital Stock -- Section 203." The Franchisor has the right to terminate the Company's franchise upon a Change of Control Event which would discourage a third party from acquiring control of the Company. See "Relationship with HFS --Master License Agreement."

LACK OF PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF PUBLIC OFFERING
PRICE

   Prior to the Offerings, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, there can be no assurance as to the development or liquidity of any trading market for the Common Stock or that investors in the Common Stock will be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of Common Stock will be determined through negotiations between the Company and representatives of the U.S. Underwriters and the Managers, and may not be indicative of the market price of the Common Stock after the Offerings. See "Underwriting."

DILUTION

   Purchasers of the Common Stock will experience immediate and substantial dilution in net tangible book value per share of Common Stock from the initial offering price. See "Dilution."

RELATIONSHIP WITH HFS; POTENTIAL CONFLICTS OF INTEREST

   HFS's continuing beneficial ownership of the Company's Common Stock, and the ownership of HFS common stock by directors or officers of the Company or their service as directors or officers of both the Company and HFS, could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for the Company and HFS, including potential acquisitions of businesses, the issuance of additional securities, the election of new or additional directors, the payment of dividends by the Company and other matters. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise among the Company, HFS and their affiliates. However, under Delaware corporate law, officers and directors of the Company owe fiduciary duties to the Company and its stockholders. See "Relationship with HFS."

   The Company is party to various agreements with HFS and its subsidiaries that were entered into when HFS beneficially owned all of the outstanding Common Stock of the Company. While these agreements, including the Company's franchise agreement with the Franchisor, were not negotiated on an arms' length basis, these agreements, taken together, are generally consistent with other agreements HFS has negotiated with third parties. In addition, the Company is required to pay the Franchisor royalties based on a percentage of the Company's revenue, not its profits. As a result, the Company's strategy to increase profitability may conflict with the Franchisor's interest in increasing revenue. See "Relationship with HFS -- Master License Agreement."

DIVIDENDS

   The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The New Credit Facility (as defined) prohibits the payment of cash dividends until the fiscal year ending December 31, 1998 and, thereafter, permits the payment of dividends only if the Company meets a minimum leverage ratio, the amount of such dividend does not exceed a designated percentage of the Company's cash flow and no default exists under the New Credit Facility. See "Dividend Policy."

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" including, without limitation, those concerning (i) the Company's strategy, (ii) the Company's expansion plans,
(iii) the Company's capital expenditures, (iv) the percentage of vehicles expected to be acquired from GM in the future, (v) the terms upon which vehicles will be acquired, (vi) the development of the Company's strategic information system and (vii) the cross-marketing opportunities with HFS and CUC, contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                               USE OF PROCEEDS

   The net proceeds to the Company from the Offerings are estimated to be approximately $290.0 million (approximately $334.0 million if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full), assuming an initial offering price of $16.00 per share, the midpoint of the price range shown on the cover of this Prospectus, after deducting underwriting discounts and estimated expenses related to the Offerings. The Company expects that approximately $210.0 million of the net proceeds from the Offerings will be used to repay amounts outstanding under the Acquisition Credit Facility which was entered into in connection with the First Gray Line Acquisition and certain acquisition expenses. The Company entered into a credit agreement dated as of August 19, 1997 (the "Acquisition Credit Facility") with ARACS, the lenders party thereto (the "Lenders") and The Chase Manhattan Bank, as administrative agent. The Company borrowed $200.0 million pursuant to the Acquisition Credit Facility at an interest rate equal to the rate for loans in the London interbank market as determined therein plus a margin of 0.225%. The Acquisition Credit Facility matures on November 19, 1997, but the borrowings thereunder are required to be prepaid prior to such date out of the net cash proceeds of the Offerings. The remaining net proceeds will be used to prepay approximately $80.0 million of indebtedness under debt instruments bearing interest, at a weighted average interest rate of 5.63% as of June 30, 1997, with maturities not in excess of 90 days. See "Business -- The First Gray Line Acquisition."

                               DIVIDEND POLICY

   The Company anticipates that for the foreseeable future all earnings will be retained for use in its business and does not anticipate paying cash dividends. Any future declaration and payment of dividends will be subject to the discretion of the Board of Directors of the Company and subject to certain limitations under the General Corporate Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors of the Company. The Company, as a holding company, will be dependent on the earnings and cash flow of, and dividends and distributions from, ARACS to pay any cash dividends or distributions on the Common Stock. In addition, the Company's ability to pay cash dividends is restricted under various of its debt instruments. See "Risk Factors -- Dividends," "Business -- Regulatory Matters," "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition -- Liquidity and Capital Resources."

   Prior to the acquisition by HFS of the parent of the Company's Predecessor Company in October 1996, the Company's Predecessor Company paid dividends to its parent of $1.4 million and $8.7 million during 1996 and 1995, respectively, which are not indicative of those that may be paid by the Company in the future.

                                   DILUTION

   At June 30, 1997, the Company had a net tangible book value (deficiency) of approximately $(112.0) million, or $(13.17) per share. "Net tangible book value" per share represents net tangible assets (total assets less liabilities and cost in excess of net assets acquired) of the Company on a consolidated basis, divided by the total number of shares outstanding before the Offerings (after giving effect to an 85,000 to 1 stock split). Without taking into account any changes in net tangible book value after June 30, 1997, other than to give effect to the Offerings and the application of the net proceeds therefrom (at an assumed public offering price of $16.00 per share), the pro forma net tangible book value of the Common Stock as of June 30, 1997 would have been approximately $178.0 million, or $6.36 per share. The following table gives effect to the Offerings as if they had occurred at June 30, 1997 and illustrates the immediate increase in net tangible book value of $19.53 per share to the Franchisor and an immediate dilution of $9.64 per share to new investors:

 Public offering price per share......................             $16.00
                                                                 --------
Net tangible book value (deficiency) per share as of
 June 30, 1997 ..................   ..................  $(13.17)
Increase in net tangible book value per share
 attributable to the Offerings.......................     19.53
                                                      ----------
Pro forma net tangible book value per share as of
 June 30, 1997, after giving effect to the Offerings                  6.36
                                                                 --------
Immediate dilution per share to new investors in the
 Offerings...........................................                $9.64
                                                                 ========


   The calculation in the table above excludes 4,183,908 shares reserved for issuance under the Stock Option Plan (4,620,977 shares if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). See "Management -- Stock Option Plan."

   The following table sets forth as of June 30, 1997, on a pro forma basis, the respective positions of the Franchisor and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price paid per share, at an assumed public offering price of $16.00 per share.


                            SHARES                  TOTAL CONSIDERATION
                 ----------------------------- -----------------------------   AVERAGE
                                  APPROXIMATE                   APPROXIMATE   PRICE PER
                     NUMBER       PERCENTAGE       AMOUNT       PERCENTAGE      SHARE
                 -------------- -------------  -------------- -------------  -----------
New Investors  .   19,500,000           70%     $312,000,000          81%       $16.00
The Franchisor      8,500,000(a)        30        75,000,000          19          8.82
                 -------------- -------------  -------------- ------------
  Total.........   28,000,000          100%     $387,000,000         100%        13.82
                 ============== =============  ============== =============  ===========


------------
(a) Reflects an 85,000 to 1 stock split to be effected immediately prior to the consummation of the Offerings.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of June 30, 1997 (a) on an actual basis, (b) as adjusted to give effect to (i) the Refinancing, (ii) additional indebtedness related to vehicles previously accounted for as operating leases and (iii) the settlement of a net intercompany receivable with HFS and its affiliated companies and the application of the net proceeds therefrom to reduce indebtedness and (c) as further adjusted to give effect to the sale of the shares of Common Stock offered hereby and application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Unaudited Condensed Consolidated Financial Statements of the Company included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                            AS OF JUNE 30, 1997
                                                 -----------------------------------------
                                                                              AS FURTHER
                                                   ACTUAL(A)    AS ADJUSTED    ADJUSTED
                                                 ------------ -------------  ------------
                                                          (DOLLARS IN THOUSANDS)
Debt:
 Vehicle Financing--Short-term .................  $1,954,987    $  908,805    $1,047,305
 Vehicle Financing--Term Notes .................          --     1,650,000     1,650,000
 Vehicle Financing--Subordinated ...............      69,713            --            --
 Debt of foreign subsidiaries ..................     138,067       138,067       138,067
 Other debt ....................................      21,002       141,002       141,002
                                                 ------------ -------------  ------------
  Total debt ...................................   2,183,769     2,837,874     2,976,374
                                                 ------------ -------------  ------------
Stockholders' equity:
 Preferred Stock, $.01 par value, 20,000,000
  shares authorized; none issued(d) ............          --            --            --
 Common Stock, $.01 par value, 100,000,000
  shares authorized; 8,500,000 shares issued
  and outstanding, actual and as adjusted;
  28,000,000 shares issued, as further
  adjusted(b)(c)(d) ............................          85            85           280
 Additional paid-in capital(c) .................      74,915        74,915       364,720
 Retained earnings .............................      14,290        14,290        14,290
 Foreign currency translation adjustment  ......      (2,204)       (2,204)       (2,204)
                                                 ------------ -------------  ------------
  Total stockholders' equity....................      87,086        87,086       377,086
                                                 ------------ -------------  ------------
   Total capitalization ........................  $2,270,855    $2,924,960    $3,353,460
                                                 ============ =============  ============

------------
(a) Excludes $254.0 million of subordinated vehicle financing due to an affiliate of HFS.
(b) Excludes 4,183,908 shares of Common Stock reserved for issuance under the Stock Option Plan (4,620,977 shares if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). See "Management -- Stock Option Plan."
(c) The actual number of shares issued and outstanding and additional paid-in capital as of June 30, 1997 have been restated to reflect the 85,000 to 1 stock split to be effected immediately prior to the consummation of the Offerings.
(d) Reflects an increase in the number of authorized shares of Common Stock and Preferred Stock to be effected immediately prior to the consummation of the Offerings.

                           SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT AVERAGE REVENUE PER VEHICLE RENTAL TRANSACTION)

   The selected financial data for the years ended December 31, 1992 and 1993 are derived from the Unaudited Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1994 and 1995 and for the periods ended October 16, 1996 and December 31, 1996, are derived from the Audited Consolidated Financial Statements of the Company. The financial data for the six month periods ended June 30, 1996 and 1997 are derived from the Unaudited Condensed Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1992 and 1993 and the six month periods ended June 30, 1996 and 1997 are unaudited but, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position and results of operations for the periods presented. Results for the six months ended June 30, 1996 and 1997 are not indicative of results for a full year. All of the financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Audited Consolidated Financial Statements and related notes thereto and the Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 1997 and related notes thereto included elsewhere in this Prospectus.

                                                                     PREDECESSOR COMPANIES(A)
                                                  ---------------------------------------------------------------
                                                            YEARS ENDED DECEMBER 31,             JANUARY 1, 1996
                                                  ---------------------------------------------        TO
                                                     1992        1993       1994        1995    OCTOBER 16, 1996
                                                  ---------- ----------  ---------- ----------  ----------------
STATEMENTS OF OPERATIONS DATA:
Revenue.......................................... $1,228,560  $1,333,477 $1,412,400  $1,615,951    $1,504,673
Costs and expenses:
 Direct operating................................    621,838     646,821    664,993     724,759       650,750
 Vehicle depreciation, net ......................    142,602     208,090    266,637     324,186       275,867
 Vehicle lease charges...........................     57,666      49,633     42,778      86,916       100,318
 Selling, general and administrative(d) .........    204,927     222,629    252,024     269,434       283,180
 Interest, net...................................    123,362     114,036    128,898     145,199       120,977
 Amortization of cost in excess of net assets
  acquired.......................................      4,266       4,439      4,754       4,757         3,782
                                                  ---------- ----------  ---------- ----------  ----------------
Income before provision for income taxes ........     73,899      87,829     52,316      60,700        69,799
Provision for income taxes.......................      4,857      34,375     30,213      34,635        31,198
                                                  ---------- ----------  ---------- ----------  ----------------
Net income ...................................... $   69,042  $   53,454 $   22,103  $   26,065    $   38,601
                                                  ========== ==========  ========== ==========  ================
STATEMENTS OF FINANCIAL POSITION DATA:
Vehicles, net.................................... $1,452,197  $1,716,518 $1,873,158  $2,167,167    $2,404,275
Total assets.....................................  2,189,008   2,419,684  2,603,113   2,824,898     3,187,697
Debt.............................................    746,532     842,541  1,060,123   1,109,747     1,355,595
Vehicle financing notes--due to affiliates  .....  1,000,000   1,010,000  1,050,000   1,180,000     1,289,500
Stockholder's equity.............................    465,856     628,256    658,351     688,360       741,307
Total liabilities and stockholders' equity ...... $2,189,008  $2,419,684 $2,603,113  $2,824,898    $3,187,697

SELECTED OPERATING DATA:
Number of vehicle rental locations at period
 end.............................................        582         656        576         541           550
Peak number of vehicles during period............    146,630     151,964    150,966     167,511       196,077
Average number of vehicles during period ........    125,993     134,926    137,715     150,853       174,813
Number of rental transactions during period
 (in thousands) .................................      9,076      10,003     10,577      11,544        10,272
Average revenue per rental transaction during
 period ......................................... $      135  $      133 $      134  $      140    $      146

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                    OCTOBER 17, 1996                       PREDECESSOR
                                                        (DATE OF            COMBINED       COMPANIES(A)    SIX MONTHS
                                                      ACQUISITION)         YEAR ENDED       SIX MONTHS       ENDED
                                                           TO             DECEMBER 31,        ENDED         JUNE 30,
                                                   DECEMBER 31, 1996        1996(B)       JUNE 30, 1996     1997(C)
                                                  ------------------- ------------------  ------------- --------------
STATEMENTS OF OPERATIONS DATA:
REVENUE..........................................      $  362,844          $1,867,517       $  887,566     $  945,647
COSTS AND EXPENSES:
 DIRECT OPERATING................................         167,682             818,432          390,125        398,548
 VEHICLE DEPRECIATION, NET ......................          66,790             342,657          163,746        179,418
 VEHICLE LEASE CHARGES...........................          22,658             122,976           60,862         69,025
 SELLING, GENERAL AND ADMINISTRATIVE(D) .........          68,215             351,395          168,042        203,383
 INTEREST, NET...................................          34,212             155,189           73,153         68,343
 AMORTIZATION OF COST IN EXCESS OF NET ASSETS
  ACQUIRED.......................................           1,026               4,808            2,382          2,570
                                                  ------------------- ------------------  ------------- --------------
INCOME BEFORE PROVISION FOR INCOME TAXES ........           2,261              72,060           29,256         24,360
PROVISION FOR INCOME TAXES.......................           1,040              32,238           13,077         11,254
                                                  ------------------- ------------------  ------------- --------------
NET INCOME ......................................      $    1,221          $   39,822       $   16,179     $   13,106
                                                  =================== ==================  ============= ==============
STATEMENTS OF FINANCIAL POSITION DATA:
VEHICLES, NET....................................      $2,243,492          $2,243,492       $2,476,530     $2,312,109
TOTAL ASSETS.....................................       3,131,357           3,131,357        2,730,057      3,029,073
DEBT.............................................       2,295,474           2,295,474        1,314,921      2,183,769
VEHICLE FINANCING NOTES--DUE TO AFFILIATES  .....         247,500             247,500        1,239,500        254,029
STOCKHOLDER'S EQUITY.............................          76,540              76,540          706,713         87,086
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ......      $3,131,357          $3,131,357       $2,730,057     $3,029,073

SELECTED OPERATING DATA:
NUMBER OF VEHICLE RENTAL LOCATIONS AT PERIOD
 END.............................................             546                 546              549            536
PEAK NUMBER OF VEHICLES DURING PERIOD............         177,839             196,077          183,334        185,290
AVERAGE NUMBER OF VEHICLES DURING PERIOD ........         172,461             174,226          165,767        174,993
NUMBER OF RENTAL TRANSACTIONS DURING PERIOD
 (IN THOUSANDS) .................................           2,534              12,806            6,243          6,505
AVERAGE REVENUE PER RENTAL TRANSACTION DURING
 PERIOD .........................................      $      143          $      146       $      142     $      145

------------
(a)    See Note 1 to the Audited Consolidated Financial Statements of the
       Company.
(b) Presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Audited Consolidated Financial Statements.
(c) The six months ended June 30, 1997 includes a 4% royalty fee payable to HFS.
(d) The amounts for the periods October 17, 1996 (Date of Acquisition) to December 31, 1996 and the six months ended June 30, 1997 include charges from HFS. See Note 3 to the Audited Consolidated Financial Statements.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

   On October 17, 1996, HFS acquired the Franchisor and its subsidiaries, which included the operations presently conducted by the Company. The Acquisition was accounted for as a purchase. In connection with the Offerings, the Franchisor has entered into a 50 year franchise agreement with the Company granting the Company the right to operate as a franchisee under the Avis System. WizCom, the owner of the data processing and information system known as the Wizard System used in connection with the vehicle rental business, has entered into a 50 year computer services agreement with the Company with respect to its use of the Wizard System.

   The Company conducts vehicle rental operations through wholly owned subsidiaries in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. Revenue is derived principally from time and mileage charges for vehicle rentals and, to a lesser extent, the sale of loss damage waivers, liability insurance and other products and services.

   The Company's expenses consist primarily of:

     o Direct operating expenses (primarily wages and related benefits, concessions and commissions paid to airport authorities, vehicle insurance premiums and other costs relating to the operation of the rental fleet).

     o Depreciation and lease charges relating to the rental fleet (including net gains or losses upon the disposition of vehicles).

     o Selling, general and administrative expenses (including advertising, reservations and marketing costs, and commissions paid to airlines and travel agencies).

     o  Interest expense relating primarily to financing of the rental fleet.

   The Company's profitability is primarily a function of the volume and pricing of its rental transactions and the utilization of its rental fleet. Significant changes in the Company's net cost of vehicles or in interest rates can also have a material effect on the Company's profitability, depending on its ability to adjust its rental rates. In addition, pursuant to its franchise agreement with the Franchisor, the Company is required to pay royalties based on its revenue, not its profits, which could increase royalty payments during a period of declining profits. The Company's royalty fee obligations and its significant expenditures for vehicles and facilities impose a significant need for liquidity. See "Relationship with HFS -- Master License Agreement."

   The following discussion and analysis provides information that management believes to be relevant to understanding the Company's consolidated financial condition and results of operations. For comparative purposes, results for 1996 are presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. As a result of the Acquisition, the Consolidated Financial Statements for the period subsequent to the Acquisition are presented on a different basis of accounting than those for the period prior to the Acquisition and, therefore, are not directly comparable. A separate discussion of the results of operations for the Company has been presented for the period October 17, 1996 through December 31, 1996 compared to October 17, 1995 through December 31, 1995 in light of the reporting of separate results from the date of Acquisition (October 16, 1996) and the different basis of accounting for the period prior to the Acquisition. This discussion should be read in conjunction with the Audited Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

   The following table sets forth, for the periods indicated, the percentage of revenue represented by certain items in the Company's consolidated statements of operations:

                                                                SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,          JUNE 30,
                                ------------------------------------------------
                                                    COMBINED
                                 1994(A)  1995(A)    1996(B)   1996(A)    1997
                                -------- --------  ---------- --------  --------
Revenue .......................   100.0%   100.0%     100.0%    100.0%    100.0%
Costs and expenses:
 Direct operating .............    47.1     44.9       43.8      44.0      42.1
 Vehicle depreciation, net and
  lease charges ...............    21.9     25.4       25.0      25.3      26.3
 Selling, general and
  administrative ..............    17.9     16.7       18.8      18.9      21.5
 Interest, net ................     9.1      9.0        8.3       8.2       7.2
 Amortization of cost in
  excess of net assets
  acquired ....................     0.3      0.3        0.3       0.3       0.3
                                -------- --------  ---------- --------  --------
                                   96.3     96.3       96.2      96.7      97.4
                                -------- --------  ---------- --------  --------
Income before provision for
 income taxes .................     3.7      3.7        3.8       3.3       2.6
Provision for income taxes  ...     2.1      2.1        1.7       1.5       1.2
                                -------- --------  ---------- --------  --------
Net income ....................     1.6%     1.6%       2.1%      1.8%      1.4%
                                ======== ========  ========== ========  ========

------------
(a)    Represents the results of operations of the Predecessor Companies. See
       Note 1 to the Audited Consolidated Financial Statements.
(b) For comparative purposes, results for 1996 are presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Audited Consolidated Financial Statements. A separate discussion has been presented below for the period October 17, 1996 to December 31, 1996 compared to the period October 17, 1995 to December 31, 1995.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

 Revenue

   Revenue for the six months ended June 30, 1997 increased 6.5%, from $887.6 million to $945.6 million, over the corresponding period in 1996, reflecting a 4.2% increase in the number of rental transactions and a 2.3% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand.

 Costs and Expenses

   Total costs and expenses for the six months ended June 30, 1997 increased 7.3%, from $858.3 million to $921.3 million, over the corresponding period in 1996. A portion of the increase (5.2%) represents fees of $44.7 million paid to HFS. Direct operating expenses for the six months ended June 30, 1997 increased 2.2%, from $390.1 million to $398.5 million, over the corresponding period in 1996. As a percentage of revenue, direct operating expenses for the six months ended June 30, 1997 declined to 42.1% from 44.0% for the corresponding period in 1996. Operating efficiencies were derived primarily from lower field administration costs (0.7% of revenue), lower facility costs (0.4% of revenue), lower vehicle insurance costs (0.3% of revenue) and a decline in wages and benefits as a percentage of revenue (0.3% of revenue).

   Vehicle depreciation and lease charges for the six months ended June 30, 1997 increased 10.6%, from $224.6 million to $248.4 million, over the corresponding period in 1996. As a percentage of revenue, vehicle depreciation and lease charges for the six months ended June 30, 1997 were 26.3% of revenue, as compared to 25.3% of revenue for the corresponding period in 1996. The change reflected a 5.6% increase in the average rental fleet required to service higher rental day activity, partially offset by a lower monthly cost per vehicle. In addition, the net proceeds received in excess of book value upon the disposition of used vehicles was $12.1 million higher in the 1996 period as compared to the 1997 period. This was primarily due to favorable market conditions for the sale of certain model vehicles.

   Selling, general and administrative expenses for the six months ended June 30, 1997 increased 21.0%, from $168.0 million to $203.4 million, over the corresponding period in 1996. This increase reflected fees of $44.7 million paid to HFS in the 1997 period, which were partially offset by lower reservation costs due to operating efficiencies and reduced marketing costs as a result of the elimination of certain marketing programs in place during the first half of 1996.

   Interest expense, net, for the six months ended June 30, 1997 decreased 6.6%, from $73.2 million to $68.3 million, over the corresponding period in 1996, due primarily to (i) higher borrowings required to finance the growth of the rental fleet, partially offset by lower average interest rates and
(ii) $6.9 million of interest income earned on a $194.1 million note receivable from a subsidiary of HFS.

   The provision for income taxes for the six months ended June 30, 1997 decreased 13.9% to $11.3 million from $13.1 million for the corresponding period in 1996. The effective tax rate for the six months ended June 30, 1997 was 46.2% as compared to 44.7% for the 1996 period. The decrease in the tax provision was primarily due to lower income before provision for income taxes. The required amount includes differences between the foreign income tax rates and the statutory income tax rate, tax on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

   Net income for the six months ended June 30, 1997 decreased 19.0%, from $16.2 million to $13.1 million, over the corresponding period in 1996. The decrease reflects higher revenue and decreased operating costs and expenses as a percentage of revenue (before fees paid to HFS), which were more than offset by fees of $44.7 million paid to HFS and a higher effective tax rate in the 1997 period as explained above.

PERIOD FROM OCTOBER 17, 1996 TO DECEMBER 31, 1996 COMPARED TO PERIOD FROM OCTOBER 17, 1995 TO DECEMBER 31, 1995

                                                                               OCTOBER 17, 1996
                                          OCTOBER 17, 1995 TO                      (DATE OF
                                           DECEMBER 31, 1995     PERCENTAGE      ACQUISITION)       PERCENTAGE
                                         PREDECESSOR COMPANIES   OF REVENUE  TO DECEMBER 31, 1996   OF REVENUE
                                         --------------------- ------------  -------------------- ------------
                                              (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
Revenue ................................        $333,503           100.0           $362,844           100.0
Costs and expenses:
 Direct operating ......................         154,141            46.2            167,682            46.2
 Vehicle depreciation, net and lease
  charges ..............................          87,862            26.3             89,448            24.7
 Selling, general and administrative  ..          62,774            18.8             68,215            18.8
 Interest, net .........................          31,222             9.4             34,212             9.4
 Amortization of cost in excess of net
  assets acquired ......................             987             0.3              1,026             0.3
                                         --------------------- ------------  -------------------- ------------
                                                 336,986           101.0            360,583            99.4
                                         --------------------- ------------  -------------------- ------------
Income (loss) before provision
(benefit)  for income taxes ............          (3,483)           (1.0)             2,261             0.6
Provision (benefit) for income taxes  ..          (1,989)           (0.6)             1,040             0.3
                                         --------------------- ------------  -------------------- ------------
Net income (loss) ......................        $ (1,494)           (0.4)          $  1,221             0.3
                                         ===================== ============  ==================== ============

 Revenue

   Revenue for the period October 17, 1996 to December 31, 1996 (the "1996 Period") increased 8.8%, from $333.5 million to $362.8 million, over the corresponding period in 1995 (the "1995 Period"), reflecting a 7.0% increase in the number of rental transactions and a 1.7% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand.

 Costs and Expenses

   Total costs and expenses for the 1996 Period increased 7.0%, from $337.0 million to $360.6 million, over the 1995 Period. Direct operating expenses for the 1996 Period increased 8.8%, from $154.1 million to $167.7 million, over the 1995 Period. For both the 1996 and 1995 Periods, direct operating expenses were 46.2% of revenue. The 1996 Period reflected lower manpower (0.8% of revenue), as well as lower facility costs (1.2% of revenue), offset by higher maintenance and damage costs (2.0% of revenue).

   Vehicle depreciation and lease charges for the 1996 Period increased 1.8%, from $87.9 million to $89.4 million, over the 1995 Period. As a percentage of revenue, vehicle depreciation and lease charges for the 1996 Period decreased to 24.7% of revenue as compared to 26.3% of revenue for the 1995 Period. The change reflected a 10.8% increase in the average rental fleet required to service higher rental day activity and a 7.5% decrease in the average monthly cost per vehicle. In addition, the net proceeds received in excess of book value upon the disposition of used vehicles improved by $1.7 million or 0.4% of revenue in the 1996 Period over the 1995 Period. This was primarily due to favorable market conditions for the sale of certain model vehicles.

   Selling, general and administrative expenses for the 1996 Period increased 8.7%, from $62.8 million to $68.2 million, over the 1995 Period. The increase was due primarily to fees of $6.5 million payable to HFS for the 1996 Period.

   Interest expense, net, for the 1996 Period increased 9.6%, from $31.2 million to $34.2 million, over the 1995 Period, primarily due to higher borrowings required to finance the increased cost and size of the rental fleet.

   The provision for income taxes for the 1996 Period income increased to $1.0 million from a benefit for income taxes of $2.0 million for the 1995 Period. The increase in the tax provision was primarily due to having income before taxes for the 1996 Period as compared to a loss before taxes for the 1995 Period. The effective tax rate for the 1996 Period was 46.0% as compared to 57.1% for the 1995 Period. The decrease in the effective tax rate was primarily due to a reduction in the tax effect of foreign operations. The tax effect of foreign operations includes differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

COMBINED YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31,
1995

 Revenue

   Revenue for the year ended December 31, 1996 increased 15.6%, from $1,616.0 million to $1,867.5 million, over 1995, reflecting a 10.9% increase in the number of rental transactions and a 4.3% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand as well as the benefits of specific marketing initiatives implemented by the Company.

 Costs and Expenses

   Total costs and expenses for 1996 increased 15.4%, from $1,555.3 million to $1,795.5 million, over 1995. Direct operating expenses for 1996 increased 12.9%, from $724.8 million to $818.4 million, over 1995. As a percentage of revenue, direct operating expenses for 1996 decreased to 43.8% of revenue as compared to 44.9% of revenue in 1995. The improvement was primarily attributable to lower vehicle insurance costs (0.4% of revenue) resulting from improved claims experience, as well as lower facility costs (0.6% of revenue), offset in part by higher maintenance and damage costs (0.8% of revenue). In addition, 1995 expenses included environmental remediation costs and organizational restructuring charges which approximated 0.6% of revenue.

   Vehicle depreciation and lease charges for 1996 increased 13.3%, from $411.1 million to $465.6 million, over 1995. As a percent of revenue, vehicle depreciation and lease charges for 1996 were 24.9% of revenue in 1996, as compared to 25.4% of revenue in 1995. The change reflected a 15.5% increase in the average rental fleet required to service higher rental day activity, and a 1.0% increase in the average monthly cost per vehicle. In addition, the net proceeds received in excess of book value upon the disposition of used vehicles improved by $17.0 million or 0.7% of revenue in 1996 over 1995. This was primarily due to favorable market conditions for the sale of certain model vehicles.

   Selling, general and administrative expenses for 1996 increased 30.4%, from $269.4 million to $351.4 million, over 1995. The increase was primarily due to higher advertising and marketing expenditures. In addition, the increase reflected fees of $6.5 million payable to HFS for the period October 17, 1996 to December 31, 1996.

   Interest expense, net, for 1996 increased 6.9%, from $145.2 million to $155.2 million, over 1995, due to higher borrowings required to finance the growth of the rental fleet, partially offset by lower average interest rates.

   The provision for income taxes for 1996 decreased 6.9%, from $34.6 million to $32.2 million, over 1995. The effective tax rate for 1996 was 44.7% as compared to 57.1% for 1995. The decrease in the tax provision was primarily due to a reduction in the tax effect of foreign operations. The tax effect of foreign operations includes differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

 Revenue

   Revenue for the year ended December 31, 1995 increased 14.4%, from $1,412.4 million to $1,616.0 million, over 1994, reflecting a 9.1% increase in the number of rental transactions and a 4.8% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand as well as the benefits of specific marketing initiatives implemented by the Company.

 Costs and Expenses

   Total costs and expenses for 1995 increased 14.3%, from $1,360.1 million to $1,555.3 million, over 1994. Direct operating expenses for 1995 increased 9.0%, from $665.0 million to $724.8 million, over 1994. As a percentage of revenue, direct operating expenses decreased to 44.9% in 1995 from 47.1% in 1994. This improvement reflected a reduction in vehicle insurance costs as a result of improved claims experience, lower wages and benefits as a percent of revenue and higher recoveries from customers on damage to rental vehicles.

   Vehicle depreciation and lease charges for 1995 increased 32.9%, from $309.4 million to $411.1 million, over 1994, as a result of higher contractual depreciation rates under the Company's domestic Repurchase Programs. The change also reflected a 9.5% increase in the average rental fleet which was required to service higher rental day activity.

   Selling, general and administrative expenses for 1995 increased 6.9%, from $252.0 million to $269.4 million, over 1994. The increase reflected $24.5 million of higher costs for various marketing programs implemented to stimulate rental activity, partially offset by $3.9 million of lower advertising expenditures and a $3.2 million reduction in general and administrative expenses.

   Interest expense, net, for 1995 increased 12.6%, from $128.9 million to $145.2 million, over 1994, primarily due to higher borrowings required to finance the increased cost and size of the rental fleet.

   The provision for income taxes for 1995 increased 14.6%, from $30.2 million to $34.6 million, over 1994. The effective tax rate for 1995 was 57.1% as compared to 57.8% for 1994. The increase in the provision for income taxes was primarily due to higher income before provisions for income taxes. The required amount includes differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings and foreign withholding taxes on dividends paid to the Company.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's domestic and foreign operations are funded by cash provided by operating activities and by financing arrangements maintained by the Company in the United States, Canada, Puerto Rico, Argentina, Australia and New Zealand. The Company's primary use of funds is for the acquisition of new vehicles. In 1996, the Company's expenditures for new vehicles were approximately $2.9 billion and its proceeds from the disposition of used vehicles were approximately $2.4 billion. For 1997, the Company expects its expenditures for new vehicles (net of proceeds from the disposition of used vehicles) to be higher than in 1996. New vehicles are generally purchased by the Company in accordance with the terms of Repurchase Programs. The financing requirements for vehicles typically reaches an annual peak during the second and third calendar quarters, as fleet levels build up in response to increased rental demand during that period. The typical low point for cash requirements occurs during the end of the fourth quarter and the beginning of the first quarter, coinciding with lower levels of fleet and rental demand. The Company has established methods for disposition of its used vehicles that are not covered by Repurchase Programs.

   The Company expects that cash flows from operations and funds from available credit facilities will be sufficient to enable the Company to meet its anticipated cash requirements for operating purposes for the next twelve months.

   The Company also makes capital investments for property improvements and non-revenue earning equipment. Capital investments for property improvements and non-revenue earning equipment were $29.4 million in 1996, and management estimates such expenditures will approximate $35.0 million in 1997. The Company's customer receivables also provide liquidity with approximately 12 days of daily sales outstanding.

   The Company has entered into a consolidated fleet financing program that provides for up to $3.65 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the facility available for vehicles not covered by Repurchase Programs. The fleet program provides for the issuance of up to $2.0 billion of asset backed variable funding notes (the "Commercial Paper Notes") and $1.65 billion of asset backed medium term notes (the "Medium Term Notes"). The Commercial Paper Notes and the Medium Term Notes will be backed by, among other things, a first priority security interest in the Company's vehicle fleet. The Commercial Paper Notes are rated A-1 by Standard & Poor's Ratings Group ("Standard & Poors") and P-1 by Moody's Investors Services, Inc. ("Moody's"). The Medium Term Notes are supported by a Surety Bond issued by MBIA and Rated AAA by Standard & Poor's and Aaa by Moody's.

   ARACS is party to a $470.0 million secured credit agreement that provides for (i) a revolving credit facility in the amount of up to $125.0 million which is available on a revolving basis until December 31, 2000 (the "Final Maturity Date") in order to finance the general corporate needs of ARACS in the ordinary course of business (with up to $75.0 million of such amount available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and their subsidiaries in the ordinary course of business), (ii) a term loan facility in the amount of $120.0 million to finance general corporate needs in the ordinary course of business, which is repayable in four installments, the first three of which shall be in the amount of $1.0 million payable on June 30, 1998, June 30, 1999 and June 30, 2000 and the remainder of which is due on the Final Maturity Date, and (iii) a standby letter of credit facility of up to $225.0 million available on a revolving basis to fund (a) any shortfall in certain payments owing pursuant to fleet lease agreements and (b) maturing Commercial Paper Notes if such Commercial Paper Notes cannot be repaid through the issuance of additional Commercial Paper Notes or draws under the liquidity facility supporting the Commercial Paper Notes (the "Liquidity Facility"). Borrowings under the credit agreement are secured by substantially all of the tangible and intangible assets of the Company including its intellectual property and its rights under the Master License Agreement, except for those assets which are subject to a negative pledge. Approximately 44% of the Company's outstanding debt at August 1, 1997 was interest rate sensitive and had a weighted average interest rate at such date of 5.9%. The Company has developed an interest rate management policy, including a target mix for average fixed rate and floating rate indebtedness on a consolidated basis. However, an increase in interest rates may have a material adverse impact on the Company's profitability. On a pro forma basis, at June 30, 1997, after giving effect to the Refinancing, the Company had approximately $2.8 billion of debt outstanding which included approximately $553.5 million of debt related to vehicles which were previously accounted for as operating leases. In addition, on a pro forma basis, at June 30, 1997, the Company had approximately $1.1 billion of additional credit available. See "Description of Certain Indebtedness -- New Credit Facility."

   Borrowings for the Company's international operations consist mainly of loans obtained from local and international banks. All borrowings for international operations are in the local currencies of the countries in which those operations are conducted and are unsecured. The Company guarantees only the borrowings of its subsidiaries in Australia and Puerto Rico. At June 30, 1997, the total debt for the Company's international operations was $138.0 million, of which $134.4 million was short term (original maturity of one year) and $3.6 million was long term. The impact on liquidity and financial condition due to exchange rate fluctuations regarding the Company's foreign operations is not material.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

   The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. A breach of any of these covenants or the inability of the Company to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing such indebtedness. As of June 30, 1997, the Company was in compliance with all such covenants related to these agreements. See "Risk Factors -- Dividends."

INFLATION

   The increased acquisition cost of vehicles is the primary inflationary factor affecting the Company's operations. Many of the Company's other operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on the Company's overall operating costs is not expected to be greater for the Company than for its competitors.

SEASONALITY

   The Company's third quarter, which covers the peak summer travel months, has historically been its strongest quarter accounting for 28% and 53% of the Company's revenue and pre-tax income, respectively, in 1996. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual operating results. The Company's first quarter is generally its weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of the Company's operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that the Company would have sufficient liquidity under all conditions.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

   Recent pronouncements of the Financial Accounting Standards Board ("FASB"), which are not required to be adopted at this date, include Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") and SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable segments on the same basis that it uses internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 129 requires an entity to explain, in summary form within its financial statements, the pertinent rights and privileges of its securities outstanding. SFAS No. 128 specifies guidelines as to the method of computation as well as presentation and disclosure requirements for earnings per share ("EPS"). The objective of SFAS No. 128 is to simplify the calculation and to make the U.S. standard for computing EPS more compatible with the EPS standards of other countries and with that of the International Accounting Standards Committee. SFAS No. 131 and SFAS No. 130 are effective for fiscal year ending December 31, 1998. SFAS No. 129 and SFAS No. 128 are effective for fiscal year ending December 31, 1997. The adoption of these statements will not have a material effect on the Company's consolidated financial statements.

                                   BUSINESS

INDUSTRY OVERVIEW

   The car rental industry is composed of two principal markets: general use (mainly airport) and local/replacement (mainly downtown and suburban locations). In 1996, general use rental companies, which include the Company, accounted for approximately 69% of vehicle rental revenue in the United States. General use rental companies rent primarily to business and leisure travelers. Local/replacement rental companies typically rent vehicles to individuals who have lost the use of their vehicles through accident, theft or breakdown. In addition to revenue from vehicle rentals, the industry derives revenue from the sale of rental related products such as liability insurance, refueling services and loss damage waivers.

   The domestic general use car rental market includes five major companies:
Alamo, Avis, Budget, Hertz and National. Certain of the Company's major competitors are owned by or affiliated with major automobile manufacturers. The following table sets forth the airport market share of each of the major vehicle rental companies at 157 airports in the United States where the Company operates that report concessionable revenues (i.e., revenues on which airport authorities assess fees from vehicle rental companies) for the periods indicated:

                 YEARS ENDED DECEMBER 31,
               -----------------------------
                1993    1994   1995    1996
               ------ ------  ------ ------
The Company ..   24%     22%    23%     25%
Hertz.........   28      30     30      29
National......   13      14     15      16
Budget........   15      14     13      11
Alamo.........    8      10     10      10

   The domestic vehicle rental industry has experienced significant growth over the past five years. According to information provided by major U.S. airports, vehicle rental industry revenues have increased at a compound annual rate of approximately 11% since 1992. Management believes that factors such as increases in airline passenger traffic, increased business travel and demographic trends, among others, continue to expand the demand for rental vehicles. The Company's network of airport rental locations, which it believes is among the nation's largest, accounted for approximately 85% of its domestic revenue in 1996.

   Customers of general use vehicle rental companies generally are (i) business travelers renting under negotiated contractual arrangements between their employers and the rental company, (ii) business and leisure travelers who may receive discounts through travel, professional or other organizations, (iii) small corporate accounts that are provided with a rate and benefits package that does not require a contractual commitment and (iv) leisure travelers with no organizational or corporate affiliation programs. Travelers who do not have the benefits of negotiated contractual arrangements generally are influenced by price, advertising, reputation for reliability and service.

   Since the late 1980's, vehicle rental companies have acquired vehicles primarily pursuant to Repurchase Programs. Repurchase prices under the Repurchase Programs are based on either (i) a specified percentage of original vehicle cost determined in the month the vehicle is returned or (ii) the original capitalization cost less a set daily depreciation amount. These Repurchase Programs limit a vehicle rental company's residual risk with respect to vehicles purchased under the programs. This enables vehicle rental companies to determine depreciation expense in advance. The Company believes that most vehicles in the fleets of U.S. vehicle rental companies are these "non-risk" vehicles. See "Risk Factors -- Importance of Manufacturers' Repurchase Programs."

   At present, the domestic vehicle rental industry is recovering from a period that was characterized by substantial increases in fleet costs and significant rental rate pressure. In the early 1990's, the then prevailing economic recession in the United States led to decreased new vehicle demand and subsequent overcapacity among automotive manufacturers. In response, manufacturers offered significant incentives to car rental companies, which allowed them to significantly expand the size of their fleets and eventually resulted in excess capacity, intensified competition and depressed rental rates. As general economic conditions in the United States improved during the years 1992 through 1994, manufacturers increased their new vehicle prices and substantially reduced incentives to fleet purchasers, but continued competitive pressure within the rental industry inhibited corresponding increases in average daily rental rates. Recently, the domestic car rental industry has experienced greater profitability as average daily rental rates have increased and oversupply conditions have been reduced.

   Significant changes in the ownership of participants in the domestic vehicle rental industry have occurred over the past year. Republic Industries, Inc. acquired Alamo and National, Team Rental Group, Inc. acquired control of Budget from Ford and Ford sold approximately 20% of the equity of Hertz in an initial public offering. The Company believes that these companies will increasingly focus on profitability, resulting in a trend toward increasing vehicle rental rates in the United States.

COMPANY OVERVIEW

   The Company is a holding company which, through its operating subsidiary, ARACS, operates the second largest general use car rental business in the world, based on total revenue and volume of rental transactions. The Company rents vehicles to business and leisure travelers through approximately 536 rental locations in both airport and non-airport (downtown and suburban) markets in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. During 1996, the Company completed nearly 13 million rental transactions with a fleet that averaged 174,000 vehicles and generated total revenue of approximately $1.9 billion, of which approximately 87% was derived from its operations in the United States. On August 20, 1997, the Company purchased First Gray Line, the second largest Avis System franchisee in North America. See Note 12 to the Audited Consolidated Financial Statements for financial information attributable to the Company's major geographic areas.

   The Avis brand name is owned by the Franchisor and is licensed for use by its franchisees, including the Company, which is the largest Avis System franchisee in the world. As an Avis System franchisee, the Company has entered into certain arrangements with the Franchisor and its affiliates that require the Company to make payments to the Franchisor and its affiliates, including monthly payments under the Master License Agreement consisting of a monthly base royalty of 3.0% of the Company's gross revenue and a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears (which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5%). Until the fifth anniversary of the effective date of the Master License Agreement, the supplemental royalty or a portion thereof may be deferred if the Company does not attain certain financial targets. See "Relationship with HFS." The Avis System is comprised of approximately 4,200 rental locations, including locations at the largest airports and cities in the United States and approximately 160 other countries and territories, and a fleet of approximately 370,000 vehicles during the peak season, all of which are operated by franchisees. During 1996, the Company's 414 domestic rental locations produced approximately 77% of the Avis System's revenue in the United States, with the balance derived from 490 locations operated by 75 other Avis System franchisees, of whom five (including First Gray Line) accounted for approximately 16% of the Avis System's U.S. revenue. The Company is the sole franchisee of the Avis System in the international markets in which it operates. The Avis System in Europe, Africa, part of Asia and the Middle East is operated under franchise by Avis Europe, which is not affiliated with the Company. Management believes that the strong recognition of the Avis brand name, the breadth of the Avis System and the sophistication of the Wizard System enable the Company and other Avis System franchisees to provide consistent quality, pricing and service to business and leisure customers worldwide.

   The Company has historically targeted its marketing efforts toward business travelers, who accounted for approximately 61% of the Company's domestic revenue in 1996. The Company believes that business travelers, many of whom rent the Company's vehicles pursuant to agreements between the Company and their employers, have represented an important factor in the growth and stability of its business. While the Company continues to focus on business travelers, it intends to leverage its strong airport presence by expanding its marketing efforts toward the leisure travel market in order to increase its fleet utilization during non-peak business periods and extend the average length of its rentals. During 1996, leisure travelers accounted for approximately 39% of the Company's domestic revenue.

   The Company utilizes the Wizard System, which it believes is one of the most sophisticated information management systems in the car rental industry. Key functions of the Wizard System include: (i) global reservations processing, (ii) rental agreement generation and administration and (iii) fleet accounting and control. The Company has also developed software applications that utilize the data gathered by the Wizard System and third party reservation systems to achieve centralized control of its major business operations. These applications include: (i) a yield management system that is designed to increase profit by controlling vehicle availability by length of rental and providing decision support for rate changes, (ii) a competitive rate information system that monitors industry rate changes by market on a daily basis by vehicle rental location and (iii) a business mix model that analyzes potential profit contribution data by segment based upon business mix and fleet optimization recommendations.

   The Company is currently a wholly-owned subsidiary of the Franchisor, which was acquired by HFS in October 1996. The Company is the successor to the car rental operations of the Predecessor Companies. Prior to the Acquisition, the principal shareholder of the Franchisor and the Predecessor Companies was an Employee Stock Ownership Plan and the minority shareholder was GM. The Company was incorporated in Delaware on October 17, 1996 in connection with the Acquisition. ARACS was incorporated in Delaware on September 18, 1956. The principal executive offices of the Company are located at 900 Old Country Road, Garden City, New York 11530, and its telephone number at that location is (516) 222-3000.

THE FIRST GRAY LINE ACQUISITION

   On August 20, 1997, the Company purchased all of the outstanding capital stock of First Gray Line for approximately $210.0 million in cash, including expenses. The net proceeds from the Offerings will be used, among other things, to repay indebtedness incurred to finance the First Gray Line Acquisition. See "Use of Proceeds."

   First Gray Line was the second largest Avis System franchisee in North America with 70 locations in Southern California, Nevada and Arizona. Its operations represented approximately 10% of the Avis System's domestic revenue in 1996.

   First Gray Line operates 13 airport vehicle rental locations, including Los Angeles International Airport ("LAX"), McCarran International Airport (Las Vegas) and San Diego International Airport. The Company estimates that First Gray Line's share of the overall airport markets which it serves was approximately 18% for the first three months of 1997, placing it among the top five rental car companies in those markets. First Gray Line also operates 57 other locations throughout Southern California and in Las Vegas, Nevada, and Yuma, Arizona.

   First Gray Line's principal operation is located at LAX, one of the world's largest airport rental vehicle markets based on vehicle rental revenues. First Gray Line's operation at LAX is well-integrated with most of its other Southern California operations which operate largely in contiguous geographical areas. First Gray Line's Las Vegas and San Diego operations have experienced substantial growth in recent years reflecting the continued high growth of these areas as destination resorts and convention sites.

   First Gray Line's average fleet size for fiscal 1996 was approximately 18,000 vehicles.

STRATEGY

   The Company's objective is to improve its profitability through a strategy that consists of the following key elements:

   Capitalizing on Changing Industry Dynamics. The domestic car rental industry is beginning to emerge from a period during which rental rates did not keep pace with rising fleet and operating costs. Management believes that the current restructuring of ownership of the Company's major competitors will lead to an increased focus on profitability and shareholder return, rather than upon transaction volume and market share, and, ultimately, to more rational pricing behavior. Management intends to use its proprietary software applications, including its sophisticated yield management, rate information and business mix modeling systems, to capitalize upon the improving pricing and profit outlook in the industry.

   Improving Business Mix and Fleet Utilization. Historically, the Company has capitalized on its strong network of airport rental locations by focusing its sales and marketing resources principally toward business travelers. While this has enabled the Company to leverage its overhead costs by capturing a large share of transaction volume at relatively few locations, fleet utilization historically has been characterized by peak business travel demand during the middle of the week and reduced demand during and immediately before and after the weekend. Management believes that the Company's substantial presence at the nation's leading airports provides it with the opportunity, without significant incremental cost, to capitalize on increased air travel by leisure travelers, who tend to initiate air travel during or close to the weekend. Accordingly, while continuing to concentrate on its core presence in the business travel market, the Company plans to increase its marketing efforts toward the leisure market in order to improve fleet utilization and extend the average length of rental. In addition, the Company believes that it can further enhance the utilization of its fleet during non-peak periods by selectively expanding its presence in non-airport markets through both internal growth and, if appropriate opportunities arise, acquisitions of other car rental operators including, where feasible, other Avis System franchisees.

   Increasing Brand Loyalty Through Target Marketing. Management believes that the domestic car rental industry will become increasingly focused on such factors as customer service and loyalty. The customer base of the major domestic car rental companies, including the Company, has become increasingly diverse. Management plans to utilize the Company's proprietary software applications to analyze its extensive customer database to identify distinguishing characteristics and preferences of those customers who have been historically associated with its most profitable rental transactions and to focus its sales and marketing efforts and service features to attract additional customers with similar characteristics and preferences. Management believes that this analysis will enhance the quality of the car rental experience of such customers and increase their loyalty to the Avis brand.

   Capitalizing on Cross Marketing and Other Synergistic Arrangements with HFS. The Company has initiated and is expanding cross marketing relationships with HFS's corporate relocation and resort timeshare exchange businesses, its lodging franchise systems, which include the Days Inn(Registered Trademark), Howard Johnson(Registered Trademark) and Ramada(Registered Trademark) brands, and its real estate brokerage franchise systems, including the CENTURY 21(Registered Trademark) and Coldwell Banker(Registered Trademark) brands. As a result of the proposed merger of HFS and CUC, additional cross marketing opportunities with CUC's membership-based consumer services are expected to arise. The Company also expects to reduce its costs of purchasing media and other non-fleet goods and services through arrangements with HFS.

RENTAL OPERATIONS

   General. The Company's fleet includes various categories of automobiles, most of which are of the current and immediately preceding model years. Rentals are generally made on a daily, weekend, weekly or monthly basis. Rental charges in the United States usually are computed on the basis of the duration of the rental and may include a mileage charge and vary based upon vehicle category, the day on which the rental begins and local competitive and cost factors. Additional charges are made for optional refueling services, loss damage waivers (a waiver of the Company's right to make a renter pay for damage to the vehicle), personal accident insurance, personal effects protection, optional products such as cellular phones, child seats and ski racks and, in some instances, additional liability insurance. Most rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental. The Company also generally offers its customers the convenience of leaving a rented vehicle at an Avis location in a city other than the one in which it was rented under Avis's "Rent it Here -- Leave it There" program, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed.

   United States Operations. At June 30, 1997, the Company operated 406 vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. During 1996, approximately

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85% of the Company's United States revenue was generated at 175 airports in the United States with the balance generated at the Company's 239 non-airport locations. The Company's emphasis on airport traffic has resulted in particularly strong market position in the major domestic rental revenue airports.

   At most airports, the Company is one of five to seven vehicle rental concessionaires. In general, concession fees for airport locations are based on a percentage of total commissionable revenues (as determined by each airport location), subject to a minimum guaranteed amount. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. As a result of airport authority requirements as to the size of the minimum guaranteed fee, smaller vehicle rental companies generally are not located at airports. The Company's concession arrangements with the various airport authorities generally include minimum requirements for vehicle age, operating hours, employee conduct, and provide for relocation in the event of future construction and abatement of fees in the event of extended low passenger volume.

   International Operations. The Company operates in Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. Its operations in Canada and Australia were the principal contributors of revenue, accounting for 35% and 45%, respectively, of international revenues in 1996. Revenue from international operations in 1996 were approximately $241.7 million.

   The Company holds a solid market position in each of the countries in which it operates internationally. The operations in Australia and New Zealand are acknowledged as the largest in their respective markets in terms of revenue.

AVIS SYSTEM AND WIZARD SYSTEM SERVICES

   As a participant in the Avis System, the Company has the benefits of a variety of services, including (i) comprehensive safety initiatives, including the "Avis Cares" Safe Driving Program, which offers vehicle safety information, directional assistance such as satellite guidance, regional maps, weather reports and specialized equipment for travelers with disabilities; (ii) standardized system-identity for rental location presentation and uniforms; (iii) training program and business policies, quality of service standards and data designed to monitor service commitment levels; (iv) marketing/advertising/public relations support for national consumer promotions including Frequent Flyer/Frequent Stay programs and the Avis System internet website; and (v) brand awareness of the Avis System through the familiar "We try harder" service announcements.

   Under a long-term computer services agreement, the Company, like other Avis System franchisees, is provided with access to the Wizard System, a reservations, data processing and information management system for the vehicle rental business. See "Relationship with HFS -- Computer Services Agreement." The Wizard System is linked to all major travel networks on six continents through telephone lines and satellite communications. Direct access with other computerized reservations systems allows real-time processing for travel agents and corporate travel departments. Among the principal features of the Wizard System are:

   o     an advanced graphical interface reservation system;

   o "Rapid Return," which permits customers who are returning vehicles to obtain completed charge records from radio-connected "Roving Rapid Return" agents who complete and deliver the charge record at the vehicle as it is being returned;

   o "Preferred Service," an expedited rental service that provides customers with a preferred service rental record printed prior to arrival, a pre-assigned vehicle and fast convenient check out;

   o "Wizard on Wheels," which enables the Avis System locations to assign vehicles and complete rental agreements while customers are being transported to the vehicle;

   o a flight arrival notification system that alerts the Company's rental location when flights have arrived so that vehicles can be assigned and paperwork prepared automatically;

   o "Flight Check," a system that provides flight arrival and departure times and the next three available flights to the roving rapid return terminals and Wizard System terminals;

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
   o "Avis Link," which automatically identifies the fact that a user of a major credit card is entitled to special rental rates and conditions, and therefore sharply reduces the number of instances in which the Company inadvertently fails to give renters the benefits of negotiated rate arrangements to which they are entitled;

   o interactive interfaces through third party computerized reservation systems described under "--Marketing"; and

   o sophisticated automated ready-line programs that, among other things, enable rental agents to ensure that a customer who rents a particular type of vehicle will receive the available vehicle of that type which has the lowest mileage.

   In 1996, the Wizard System enabled the Company to process approximately
30.8 million incoming customer calls, during which customers inquired about locations, rates and availability and placed or modified reservations. In addition, millions of inquiries and reservations come to the Company through travel agents and travel industry partners, such as airlines. Regardless of where in the world a customer may be located, the Wizard System is designed to ensure that availability of vehicles, rates and personal profile information is accurately delivered at the proper time to the customer's rental destination.

MANAGEMENT INFORMATION SYSTEMS

   The Company also uses data supplied from the Wizard System and third party reservation systems in its proprietary management information systems to maintain centralized control of major business processes such as fleet acquisition and logistics, sales to corporate accounts and determination of rental rates. The principal components of the systems employed by the Company include:

   o Fleet Planning Model. The Company has created a comprehensive decision tool to develop fleet plans and schedules for the acquisition and disposition of its fleet, along with fleet age, mix, mileage and cost reports based upon such plans and schedules. This tool allows management to monitor and change fleet volume and composition on a daily basis and to develop the lowest cost fleet alternative based on business levels and available Repurchase Programs.

   o Yield Management. The Company's yield management system is designed to optimize profit by providing greater control of vehicle availability and rate availability changes at its rental locations. The system monitors and forecasts supply and demand to insure that the Company is able to capture the combination of rentals that will produce the highest return over time at each location. Integrated into the Company's yield management system is a fleet distribution module that takes into consideration the costs as well as the potential benefits associated with distributing vehicles to various rental locations within a geographic area to accommodate rental demand at these locations. The fleet distribution module makes specific recommendations for movement of vehicles between the locations.

   o Pricing Decision Support System. Pricing in the vehicle rental industry is highly competitive and complex. To insure its ability to respond to rental rate changes in the marketplace the Company has developed sophisticated systems to gather and report competitive industry rental rate changes each day. The system, using data from third party reservation systems as its source of information, automatically scans rate movements and reports significant changes to a staff of pricing analysts for evaluation. The system greatly enhances the Company's ability to gather and respond to rate changes in its markets.

   o Business Mix Model. The Company has also developed a strategic planning model to evaluate the discrete segments of its business relative to each other. The model considers revenues and costs to determine the potential margin contribution of each discrete segment. Using data from the Company's financial systems, the Wizard System, the fleet and revenue management systems along with management objectives and targets, the model develops business mix and fleet optimization recommendations.

   o Profitability Model. The Company has developed a sophisticated model that blends a corporate customer's individual rental into a pattern that determines fleet costs by developing a profile of

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
         such corporate customer's utilization. The model also combines local operations costs with division overhead expenses with a resulting benchmark profitability which is used to determine the financial merit of individual corporate accounts.

   o Sales and Marketing System. The Company has also developed a sophisticated system of on-line data screens which enables its sales force to analyze key account information of its corporate customers including historical and current rental activity, revenue and booking sources, top renting locations, rate usage categories and customer satisfaction data. This information, which is updated weekly and captured on a country-by-country basis, is utilized by management to determine opportunities for revenue growth, profitability and improvement.

FLEET ACQUISITION AND MANAGEMENT

 Fleet Purchasing

   The Company participates in a variety of vehicle purchase programs with major domestic and foreign manufacturers, principally GM, although actual purchases are made directly through franchised dealers. The average price for automobiles purchased by the Company in 1996 for its U.S. rental fleet was approximately $16,100. For the 1996 model year, approximately 83% of new vehicle purchases were comprised of GM vehicles, 13% of Chrysler vehicles and 4% of Toyota, Nissan, Subaru, Hyundai, Ford and Land Rover vehicles. In model year 1997, approximately 69% of the Company's fleet in the United States will consist of GM vehicles, 15% will be Chrysler vehicles and the balance will be provided by other manufacturers. Manufacturers' vehicle purchase programs sometimes provide the Company with sales incentives for the purchase of certain models, and most of these programs allow the Company to serve as a drop-ship location for vehicles, thus enabling the Company to receive a fee from the manufacturers for preparing newly purchased vehicles for use. There can be no assurance that the Company will continue to benefit from sales incentives in the future. For its international operations, vehicles are acquired by way of negotiated arrangements with local manufacturers and or dealers using operating leases or Repurchase Programs.

   Under the terms of the Company's agreement with GM, which expires at the end of GM's model year 2000, the Company is required to purchase at least 116,650 GM vehicles for model year 1997 and maintain at least 51% GM vehicles in the Company's domestic fleet at all times. The GM Repurchase Program is available for all vehicles purchased pursuant to the agreement.

 Impact of Seasonality

   The Company's business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. This general seasonal variation in demand, along with more localized changes in demand at each of the Company's operations, causes the Company to vary its fleet size over the course of the year. In 1996, the Company's average monthly fleet size ranged from a low of 152,000 vehicles in January to a high of 196,000 vehicles in August. Fleet utilization, which is based on the number of hours vehicles are rented compared to the total number of hours vehicles are available for rental, ranged from 67% in December to 83% in August and averaged 75% for all of 1996.

 Vehicle Disposition

   The Company's current operating strategy is to hold vehicles not more than 12 months with the average fleet age being less than six months. Approximately 93% of the vehicles purchased for its domestic fleet under the model year 1997, including most GM vehicles, were eligible for Repurchase Programs. These programs impose certain return conditions, including those related to mileage and repair condition over specified allowances. Less than 2.5% of the Repurchase Program vehicles purchased by the Company and returned in 1996 were ineligible for return. Upon return of a Repurchase Program vehicle, the Company receives a price guaranteed at the time of purchase and is thus protected from a decrease in prevailing used car prices in the wholesale market. The Company also disposes of its used vehicles that are not covered by Repurchase Programs to dealers in the United States through informal arrangements

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
or at auctions. The future percentage of Repurchase Program vehicles in the Company's fleet will depend on the availability of Repurchase Programs, over which the Company has no control. See "Risk Factors -- Importance of Manufacturers' Repurchase Programs."

 Maintenance

   The Company places a strong emphasis on vehicle maintenance since quick and proper repairs are critical to fleet utilization. To accomplish this task the Company employs two full-time National Institute for Automotive Service Excellence ("ASE") fully certified technician instructors at its headquarters who have developed a unique training program for the Company's 250 technicians who operate at 75 repair centers. The technicians also maintain a strong relationship with General Motors Service Technology Group (STG). The Company uses "state of the art" diagnostic equipment including GM's "Techline" and "Tech 2" diagnostic computers, and is the only vehicle rental fleet to utilize GM's "Pulsat Satellite Training Network." The Company's technician training department also prepares their own technical service bulletins that can be retrieved electronically at all of the Company's repair locations. Approximately 70% of the Company's technicians are ASE certified versus the national average of 44%.

MARKETING

 United States

   In the United States, approximately 77% of the Company's 1996 rental transactions were generated by travelers who used the Avis System under contracts between the Company and their employers or organizations of which they were members. The Company's corporate sales organization is the principal source of contracts with corporate accounts. Unaffiliated business travelers are solicited by direct mail, telesales and advertising campaigns. The Company's telesales department consists of a centralized staff that handles small corporate accounts, travel agencies, meetings and conventions, tour operators and associations. Working with a state-of-the-art system in Tulsa, Oklahoma, the telesales operation produced revenue for the Avis System that exceeded $200.0 million in 1996.

   The Company solicits contractual arrangements with corporate accounts by emphasizing the Wizard System's customer service, rental rates, a worldwide rental network, advanced technology and centralized account servicing. The Wizard System plays a significant part in securing business of this type because the Wizard System enables the Company to offer a wide variety of rental rate combinations, special reports and tracking techniques tailored to the particular needs of each account, and to assure adherence to agreed-upon rates.

   The Company's presence in the leisure market is substantially less than its presence in the business market. Leisure rental activity is important in enabling the Company to balance the use of its fleet. Typically, business renters use vehicles from Monday through Thursday, while in most areas of the United States leisure renters use vehicles primarily over weekends. The Company's concentration on serving business travelers has led to excess capacity from Friday through Sunday of most weeks. The Company intends to increase its leisure market penetration by capitalizing on its strength at airports and by increased focusing of its marketing efforts toward leisure travelers. An important part of the Company's leisure marketing strategy is to develop and maintain contractual arrangements with associations that provide member benefits to their constituents. In addition to developing arrangements with traditional organizations, the Company has created innovative programs such as the Affinity Link Program that cross references bankcard numbers with Avis Worldwide identification numbers and provides discounts to the cardholders for participating bankcard programs. The Company also uses coupons in dine-out books and provides discounts to members of shopping and travel clubs whose members generated approximately $60.0 million of leisure business revenue in 1996. Preferred supplier agreements with select travel agencies and contracts with tour operators have also succeeded in generating leisure business for the Company.

   The Company maintains strong links to the air travel industry. It has arrangements with most major airlines, including American Airlines, American West Airlines, Continental Airlines, Delta Airlines, Trans World Airlines, United Airlines, USAirways and Northwest Airlines, under which participants in the airlines' frequent flier programs can earn mileage credits whenever they rent Avis System vehicles.

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
Frequent flier programs (under which travelers can earn reduced fares or free flights based upon miles flown on particular airlines) are a significant sales incentive to U.S. travelers, and the Company believes it benefits significantly from its frequent flier arrangements with the airlines. All the other major vehicle rental companies also participate in a number of airline frequent flier programs.

   Travel agents can make Avis System reservations through all four major U.S. based global distribution systems and several international based systems. Users of the U.S. based global distribution systems can obtain access through these systems to the Company's rental locations, vehicle availability and applicable rate structures. An automated link between these systems and the Wizard System gives them the ability to reserve and confirm rentals directly through these systems. The Company also maintains strong links to the hotel industry. The Company has arrangements with the Hilton Corporation, the Hyatt Corporation and Best Western frequent traveler programs, which provide various incentives to all program participants. The Company also has an arrangement with HFS whereby lodging customers who are making reservations by telephone will be transferred to the Company if they desire to rent a vehicle.

 International

   The Company utilizes a multi-faceted approach to sales and marketing throughout its global network. In its principal international operations, the Company employs teams of trained and qualified account executives to negotiate contracts with major corporate accounts and leisure and travel industry partners. In addition, the Company utilizes centralized telemarketing and direct mail initiatives to continuously broaden its customer base. Sales efforts are designed to secure customer commitment and support customer requirements for both domestic and international car rental needs.

   International sales and marketing activities promote the Company's reputation for delivering a high quality of service, contract rates, competitive pricing and customer benefits from special services such as Preferred Service, Roving Rapid Return and other benefits of the Wizard System.

   The Company's international operations maintain close relationships with the travel industry including participation in airline frequent flyer programs operated by Air Canada and Ansett Airlines (Australia).

COMPETITION

   The vehicle rental industry is characterized by intense price and service competition. In any given location, the Company may encounter competition from national, regional and local companies, many of which, particularly those owned by the major automobile manufacturers, have greater financial resources than the Company. The Company's principal competitors for commercial accounts in the United States are Hertz and National. Its principal competitors for unaffiliated business and leisure travelers in the United States are Budget, Hertz and National, and, particularly with regard to leisure travelers, Alamo and Dollar. In addition, the Company competes with a variety of smaller vehicle rental companies throughout the country.

   Competition in the U.S. vehicle rental business is based primarily upon price, reliability, ease of rental and return and other elements of customer service. In addition, competition is influenced strongly by advertising and marketing. The Company believes it is capable of competing for virtually all aspects of the vehicle rental business, except the insurance replacement vehicle business (in which the Company has agreed not to engage until June 13, 2000 pursuant to an agreement relating to the sale of its replacement vehicle rental business). In part because of the Wizard System, the Company has been particularly successful in competing for commercial accounts. There have been many occasions during the history of the vehicle rental industry in which all of the major vehicle rental companies have been adversely affected by severe industry-wide rental rate cutting, and the Company has, on such occasions, lowered its rates in response to such rate cutting. However, during the past two years, industry-wide rates have increased, reflecting, in part, both increased costs of owning and maintaining vehicles and the need to generate returns on invested capital.

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
INSURANCE

   The Company generally assumes the risk of liability to third parties arising from vehicle rental services in the United States, Canada, Puerto Rico and the U.S. Virgin Islands, for up to $1.0 million per occurrence, through a combination of certificates of self-insurance, insurance coverage provided by its wholly owned domestic subsidiary, Pathfinder Insurance Company ("Pathfinder"), and insurance coverage secured from an unaffiliated domestic insurance carrier. The Company maintains additional insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence.

   Currently, the Company provides primary automobile insurance for a majority of its fleet through Pathfinder or through self-insurance. In addition, the Company provides claims management services from its headquarters in New York to all of its locations in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

   The Company insures the risk of liability to third parties in Argentina, Australia and New Zealand through a combination of unaffiliated carriers and Global Excess and Reinsurance, Ltd., a wholly owned subsidiary established under the laws of Bermuda ("Global Excess"). These carriers provide coverage supplemental to minimum local requirements. The Company additionally maintains excess coverage to a limit up to $200.0 million per occurrence.

   To further control its insurance costs, the Company reinsures some of its risks through its wholly owned subsidiary, Constellation Reinsurance Company Limited ("Constellation"), an insurance company established under the laws of Barbados.

   Under its standard rental contract, the Company provides its renters liability coverage up to the minimum financial responsibility limits required by applicable law. Higher limits are provided to some United States national corporate accounts and the Company makes available to renters, for an additional daily charge, participation in a group policy of "Additional Liability Insurance" underwritten by CNA (Continental Group), which increases renters' liability coverage up to $1.0 million. The Company also offers renters, for additional daily charges, "Personal Accident Insurance," which pays medical expenses and accidental death benefits for accidents during the rental period, and "Personal Effects Protection," which insures against loss or damage to the renters' personal belongings during the rental period. Coverages are underwritten by Gulf Insurance Company.

REGULATORY MATTERS

   The Company is subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, retail vehicle sales and labor matters. The principal environmental regulatory requirements applicable to the Company's operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of solid or liquid wastes. The Company operates 233 locations at which petroleum products are stored in underground or aboveground tanks. The Company has instituted an environmental compliance program designed to ensure that these tanks are in compliance with applicable technical and operational requirements, including the replacement of underground steel tanks and periodic testing of underground storage tanks. The Company believes that the locations where it currently operates are in compliance, in all material respects, with such regulatory requirements.

   The Company may also be subject to requirements related to the remediation of, or the liability for remediation of, substances that have been released to the environment at properties owned or operated by the Company or at properties to which the Company sends substances for treatment or disposal. Such remediation requirements may be imposed without regard to fault and liability for environmental remediation can be substantial. See "Risk Factors -- Environmental Risks Inherent in On-Site Petroleum Storage."

   The Company may be eligible for reimbursement or payment of remediation costs associated with future releases from its regulated underground storage tanks. Certain of the states in which the Company maintains underground storage tanks have established funds to assist in the payment of remediation costs for releases from certain registered underground tanks. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to the Company for use in remediating future releases from its tank systems.

   A traditional revenue source for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 3.6% of the Company's revenue during 1996 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting the loss damage waivers. To date, 24 states have enacted legislation which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York enacted legislation which eliminated the Company's right to offer loss damage waivers for sale and limited potential customer liability to $100. Moreover, California and Nevada have capped rates that may be charged for loss damage waivers to $9.00 and $10.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of the repairs. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers liability could increase the Company's costs.

   The Company is also subject to regulation under the insurance statutes, including insurance holding company statutes, of the jurisdictions in which its insurance company subsidiaries are domiciled. These regulations vary from state to state, but generally require insurance holding companies and insurers that are subsidiaries of insurance holding companies to register and file certain reports including information concerning their capital structure, ownership, financial condition and general business operations with the state regulatory authority, and require prior regulatory agency approval of changes in control of an insurer and intercorporate transfers of assets within the holding company structure.

   Pathfinder, as a licensed stock insurance company in the State of Colorado, is subject to the applicable rules and regulations of the Colorado Insurance Department. The Colorado Insurance Law provides that no person may acquire control of the Company, and thus indirect control of Pathfinder, unless it has obtained prior approval of the Colorado Insurance Commissioner for such acquisition. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a Colorado domestic insurance company or of any company which controls a Colorado domestic insurance company. Any purchaser of 10% or more of the outstanding Common Stock would be presumed to have acquired control of the Company, unless such presumption is rebutted by a showing that such control does not exist in fact. Accordingly, any purchase of shares of Common Stock representing 10% or more of the voting power of the Company would require prior approval by the Colorado Insurance Department.

   Global Excess is subject to Bermuda Insurance Laws, which require Global Excess to file at least a Bermuda statutory financial return in the form prescribed by Bermuda Insurance Laws. Furthermore, any transfer of shares of Global Excess by the Company will require the approval of the Bermuda Monetary Authority, Foreign Exchange Control. In addition, Constellation is required to file an annual financial return in accordance with Barbados Insurance Regulations.

   The payment of dividends to the Company by its insurance company subsidiaries, Pathfinder, Global Excess and Constellation, will be restricted by government regulations in Colorado, Bermuda and Barbados affecting insurance companies domiciled in those jurisdictions.

EMPLOYEES

   The Company has more than 16,000 employees worldwide, of whom approximately 15,000 serve in various capacities at the Company's rental locations and the balance are engaged in executive, financial, sales and marketing, and administrative capacities. Approximately 32% of the Company's employees are

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represented by various unions under contracts expiring at various dates. No local union represents more than 2.5% of the Company's employees. The Company believes its relationships with its employees are good.


PROPERTIES

   The Company leases or has concessions relating to space at 394 locations in the United States and 129 locations outside the United States. Of those locations, 175 in the United States and 53 outside the United States are at airports. Typically, an airport receives a percentage of vehicle rental revenues, with a guaranteed minimum. Because there is a limit to the number of vehicle rental locations in an airport, vehicle rental companies frequently bid for the available locations, usually on the basis of the size of the guaranteed minimums. The Company and other vehicle rental firms also rent parking space at or near airports and at their other vehicle rental locations.

   The Company leases all of its vehicle rental facilities. The airport facilities are located on airport property owned by airport authorities or located near the airport in locations convenient for bus transport of customers to and from the airport. The Company's airport locations serve as the administrative headquarters for the Company's non-airport locations nearest to those airport locations and, as a general rule, each airport location includes vehicle storage areas, a vehicle maintenance facility, a car wash, a refueling station and rental and return facilities. The Company's non-airport facilities generally consist of a limited parking facility and a rental and return desk and are generally subject to long-term leases with renewal options. Certain of these leases also have purchase options at the end of their terms.

   The Company's principal offices are in Garden City, New York where the Company leases approximately 269,000 square feet under a sublease agreement with WizCom which, by exercising renewal options, can be extended through the year 2015. The Avis reservation system is operated by HFS from leased space in Tulsa, Oklahoma where the Company subleases approximately 28,000 square feet from WizCom pursuant to a sublease agreement for certain marketing activities. The Company maintains terminal network facilities which it uses in connection with the Wizard System in Garden City and Tulsa. The Company also leases 94,000 square feet in a building owned by WizCom in Virginia Beach, Virginia that serves as a satellite administrative and reservation facility. See "Relationship with HFS -- Lease Agreements."

LEGAL MATTERS

   From time to time, the Company is subject to routine litigation incidental to its business. The Company maintains insurance policies that cover most of the actions brought against the Company and has indemnification rights from HFS covering certain pending litigation. See "--Insurance," "Relationship with HFS -- Separation Agreement" and Note 13 to the Audited Consolidated Financial Statements. The Company is not currently involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers, directors and significant employees of the Company are as follows:


 NAME                      AGE  POSITIONS WITH THE COMPANY
------------------------  ----- ----------------------------------------------------------
                                CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND
R. Craig Hoenshell ......   53  Director
F. Robert Salerno .......   46  President, Chief Operating Officer and Director
Kevin M. Sheehan ........   44  Executive Vice President and Chief Financial Officer
John H. Carley ..........   56  Executive Vice President and General Counsel
Kevin P. Carey ..........   49  Senior Vice President, Human Resources
Patricia D. Yoder .......   57  Senior Vice President, Communications
Gerard J. Kennell .......   52  Vice President and Treasurer
Timothy M. Shanley ......   48  Vice President and Controller
John Forsythe ...........   52  Vice President--Operations U.S. Rent A Car
Michael P. Collins ......   50  Vice President--International
Robert D. Cardillo.......   47  Vice President--Worldwide Marketing
Thomas J. Byrnes.........   52  Vice President--Sales North America
Stephen P. Holmes .......   40  Director
Michael P. Monaco .......   48  Director
W. Alun Cathcart ........   53  Nominee for Director (1)
Leonard S. Coleman, Jr.     48  Nominee for Director (1)
Martin L. Edelman........   55  Nominee for Director (1)
Deborah L. Harmon........   38  Nominee for Director (1)
Michael J. Kennedy.......   60  Nominee for Director (1)
Michael L. Tarnopol......   61  Nominee for Director (1)


------------
(1) Messrs. Cathcart, Coleman, Edelman, Kennedy, Tarnopol and Ms. Harmon will be nominated by the Company and elected Directors of the Company by the Board of Directors upon the consummation of the Offerings.

   All directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Upon completion of the Offerings, the Company will have a Board of Directors consisting of the four current members of the Company's Board of Directors identified above. After completion of the Offerings, the Company anticipates that the size and composition of the Board of Directors will be changed and will include two directors who will be officers of the Company, four directors who will be officers or directors of HFS and four directors who will be persons not associated with the Company or HFS. See "Relationship with HFS."

   The Company's Board of Directors is expected to appoint two directors who are not affiliated with the Company or HFS to a compensation committee of the Board of Directors (the "Compensation Committee") and an audit committee of the Board of Directors (the "Audit Committee") after such directors are elected. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under the Company's employee benefit programs and executive compensation programs. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements. The Audit Committee also will review and approve the planned scope of the annual audit.

   The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

   Officers are elected at the organizational meeting of the Board of Directors held each year for a term of one year, and they are elected to serve until the next annual meeting.

   MR. HOENSHELL has been Chairman, Chief Executive Officer and a Director of the Company and ARACS since March 1997. From 1995 to March 1997, Mr. Hoenshell was the principal in his own consulting firm which focused on future payment technologies. From 1993 to 1995, Mr. Hoenshell was president of American Express International. From 1990 to 1993, Mr. Hoenshell was the President of American Express Travelers Cheques and from 1986 to 1990 he was President of American Express Centurion Bank. Prior to 1986, Mr. Hoenshell spent ten years as a principal and senior executive of First Data Resources, Inc., which provides back-office data processing services to financial institutions that issue debit and credit cards.

   MR. SALERNO has been President and Chief Operating Officer of the Company and ARACS since November 1996 and has been a director of the Company since May 29, 1997. From September, 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of the Franchisor and ARACS. From July 1990 to September, 1995, Mr. Salerno was Senior Vice President and General Manager Rent A Car of the Franchisor and ARACS.


   MR. SHEEHAN has been Executive Vice President and Chief Financial Officer of the Company and ARACS since December 1996. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS. From December 1994 to September 1996, Mr. Sheehan was the Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President -- Finance and Controller.


   MR. CARLEY has been Executive Vice President and General Counsel of the Company and ARACS since January 1997. From January 1995 to December 1996, Mr. Carley served as Deputy Attorney General for Public Advocacy for New York State. From December 1987 to March 1994, Mr. Carley was a partner at the New York City law firm of Donovan, Leisure, Newton & Irvine. Previous positions include General Counsel to the Reagan Administration's Office of Management and Budget, and General Counsel to the Federal Trade Commission.

   MR. CAREY has been Senior Vice President -- Human Resources of the Company and ARACS since April 1997. From 1987 to 1996, Mr. Carey was a Senior Vice President -- Human Resources for American Express International. From June 1982 to September 1985, Mr. Carey was Vice President -- Human Resources and Administration for Warner Leisure Inc. (a division of Time Warner).


   MS. YODER has been Senior Vice President -- Corporate Communications of the Company since August 1997. From 1995 through 1996, Ms. Yoder was Corporate Vice President, Public Affairs and Communications for GTE Corporation, where she was a member of the Executive Leadership Committee. From 1991 through 1995, Ms. Yoder held the position of Vice President, Corporate Public Relations and Advertising and was a member of the Corporate Executive Council for GE Capital, the financial services arm of the General Electric Company.


   MR. KENNELL has been Vice President and Treasurer of the Company and ARACS since February 1987.

   MR. SHANLEY has been Vice President and Controller of the Company and ARACS since November 1996. From November 1989 to November 1996, Mr. Shanley was Vice President -- Planning and Analysis of the Franchisor and ARACS.

   MR. FORSYTHE has been Vice President -- Operations U.S. Rent A Car for ARACS since 1990. From 1982 until 1990, Mr. Forsythe was Vice President -- Fleet and Vehicle Sales of ARACS.

   MR. COLLINS has been Vice President -- International for ARACS and General Manager of its international operations since 1987.

   MR. CARDILLO has been Vice President -- Worldwide Marketing of the Company and ARACS since September 1995. From July 1990 until September 1995, Mr. Cardillo was Vice President -- Sales and Marketing -- U.S. Rent A Car.

   MR. BYRNES has been Vice President -- Sales North America of the Company and ARACS since January 1987.

   MR. HOLMES has been a Director of the Company and ARACS since October 1996. Mr. Holmes was appointed Vice Chairman of HFS in September 1996 and has served as a director of HFS since June 1994. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of HFS. Mr. Holmes also serves as a Director and, from November 1994 to February 1996, was the Executive Vice President and Chief Financial Officer, of Chartwell. Mr. Holmes also serves as a director of Avis Europe.

   MR. MONACO has been a Director of the Company since May 29, 1997. Mr. Monaco has been Vice Chairman and Chief Financial Officer of HFS since October 1996 and has been a Director of HFS since January 27, 1997. Mr. Monaco also serves as a director and officer of several subsidiaries of HFS. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996.

   MR. CATHCART has been the Chairman and Chief Executive of Avis Europe plc since February 1988.

   MR. COLEMAN has been President of the National League of Professional Baseball Clubs since March 1994. From 1992 to March 1994, Mr. Coleman served as Executive Director --Market Development of Major League Baseball. Mr. Coleman also serves on the Board of Directors of HFS, Beneficial Corporation, Omnicom Group, the Advisory Board of the Martin Luther King, Jr. Center for Non-Violent Social Change, The Metropolitan Opera, The Newark Museum, the Schuman Fund, the Clark Foundation, the Children's Defense Fund and Seton Hall University.


   MR. EDELMAN has been a Director of HFS since November 1993. Mr. Edelman also serves as President and a Director of Chartwell Leisure Inc. He has been a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and as of January 1, 1994 is Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates.


   MS. HARMON has been a Principal in the Office of the President at JER Real Estate Partners, L.P., an institutional, private equity fund for investment in real estate assets since 1991. Prior to joining JER, Ms. Harmon served as Managing Director of the Real Estate Finance Group at Banker's Trust Company.

   MR. KENNEDY has been an attorney with his own law firm since 1976. Mr. Kennedy also serves as a Director of Chartwell Leisure Inc.

   MR. TARNOPOL has been Vice Chairman of The Bear Stearns Companies Inc. since July 1996 and has been a Director of The Bear Stearns Companies Inc. since 1985. Mr. Tarnopol has been a Senior Managing Director of Bear, Stearns & Co. Inc. since 1985 and has been the Chairman of the Investment Banking Division of Bear, Stearns & Co. Inc. since 1987.

                          SUMMARY COMPENSATION TABLE

   The following table sets forth a summary of the compensation earned by the Chief Executive Officer and certain other executive officers of the Company for the year ended December 31, 1996.

                                           ANNUAL COMPENSATION
                              ----------------------------------------------
                                                              OTHER ANNUAL
 NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS    COMPENSATION(1)
----------------------------  ------ ----------  ---------- ---------------
Joseph V. Vittoria(4) .......  1996    $550,000   $251,646       $23,000
 Chairman & CEO
F. Robert Salerno ...........  1996     239,000    103,825         7,750
 President and
 Chief Operating Officer
Robert D. Cardillo ..........  1996     171,461     53,896            --
 Vice President,
 Worldwide Marketing
John Forsythe ...............  1996     170,154     56,430         7,750
 Vice President,
 Operations
Michael P. Collins ..........  1996     166,615     53,483            --
 Vice President,
 International
James E. Collins ............  1996     228,673     79,477         7,250
 Executive Vice President(5)
Lawrence Ferezy .............  1996     209,961     76,021         7,250
 Executive Vice
 President and CFO(7)


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                    LONG TERM
                                   COMPENSATION
                              ---------------------
                              SECURITIES UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION        OPTIONS(2)       COMPENSATION(3)
----------------------------  --------------------- ---------------
Joseph V. Vittoria(4) .......        450,000           $   44,370
 Chairman & CEO
F. Robert Salerno ...........        200,000                4,584
 President and
 Chief Operating Officer
Robert D. Cardillo ..........         30,000                3,120
 Vice President,
 Worldwide Marketing
John Forsythe ...............         60,000                5,225
 Vice President,
 Operations
Michael P. Collins ..........         40,000                4,234
 Vice President,
 International
James E. Collins ............         50,000            1,339,148(6)
 Executive Vice President(5)
Lawrence Ferezy .............         75,000            1,406,939(8)
 Executive Vice
 President and CFO(7)


------------
(1) Includes value of management preferential lease arrangements and insurance associated with leased cars.
(2)    Amounts listed represent options to acquire HFS common stock.
(3) Includes only the value of group term life insurance, unless otherwise indicated.
(4)    Mr. Vittoria ceased to serve as an employee of the Company in January
       1997.
(5) Mr. James E. Collins ceased to serve as an employee of the Company in November 1996.
(6) Includes value of benefits paid as a result of termination of employment. The cost of group term life insurance for Mr. J. Collins was $21,648.
(7)    Mr. Ferezy ceased to serve as an employee of the Company in November
       1996.
(8) Includes value of benefits paid as a result of termination of employment. The cost of group term life insurance for Mr. Ferezy was $11,939.

OPTION GRANTS DURING FISCAL 1996

   The following tables describe the stock options granted to the Chief Executive Officer and certain other executive officers of the Company in the last fiscal year.(1)

                                 INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------
                          NUMBER OF
                         SECURITIES   PERCENT OF TOTAL
                         UNDERLYING   OPTIONS GRANTED    EXERCISE OR
                           OPTIONS    TO EMPLOYEES IN  BASE PRICE PER   EXPIRATION
          NAME             GRANTED     FISCAL YEAR(3)       SHARE          DATE
----------------------  ------------ ----------------  -------------- ------------
Joseph V. Vittoria(4)      450,000           4%            $76.75       10/17/2006
F. Robert Salerno  ....    150,000           2%             76.75       10/17/2006
                            50,000                          57.25       12/17/2006
Robert D. Cardillo  ...     30,000            *             76.75       10/17/2006
John Forsythe .........     60,000            *             76.75       10/17/2006
Michael P. Collins  ...     40,000            *             76.75       10/17/2006
James E. Collins(4)  ..     50,000            *             76.75       10/17/2006
Lawrence Ferezy(4)  ...     75,000            *             76.75       10/17/2006


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                         POTENTIAL REALIZABLE VALUE
                         AT ASSUMED ANNUAL RATES OF
                          STOCK PRICE APPRECIATION
   INDIVIDUAL GRANTS         FOR OPTION TERM(2)
----------------------  ----------------------------
          NAME                5%            10%
----------------------  ------------- -------------
Joseph V. Vittoria(4)    $21,636,000    $54,828,000
F. Robert Salerno  ....    7,212,000     18,276,000
                           1,800,000      4,561,500
Robert D. Cardillo  ...    1,442,400      3,655,200
John Forsythe .........    2,884,800      7,310,400
Michael P. Collins  ...    1,923,200      4,873,600
James E. Collins(4)  ..           --             --
Lawrence Ferezy(4)  ...           --             --


------------
* Represents less than 1% of all options to acquire HFS common stock granted within the last fiscal year.
(1)    Options shown in the table are options to acquire HFS common stock.
(2) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of HFS common stock.
(3) Figures represent the percentage of all options to acquire HFS common stock granted within the last fiscal year.
(4) Options granted to Messrs. Vittoria, Ferezy and J. Collins were cancelled in connection with the termination of their employment.

                             CANCELLATION OF SARS
                  AND EQUIVALENT SHARES IN LAST FISCAL YEAR

        NAME         NUMBER OF SECURITIES  VALUE REALIZED
-------------------  -------------------- --------------
Joseph V. Vittoria          350,000          $5,181,050(1)
                             71,123           2,485,038(2)
F. Robert Salerno  .        200,000           2,960,600(1)
                             17,883             624,837(2)
Robert D. Cardillo          110,000           1,628,330(1)
                             13,795             482,021(2)
John Forsythe ......        150,000           2,220,450(1)
                             13,141             459,162(2)
Michael P. Collins          110,000           1,628,330(1)
                             12,954             452,624(2)
James E. Collins  ..        170,000           2,516,510(1)
                             23,559             823,151(2)
Lawrence Ferezy  ...        180,000           2,664,540(1)
                             21,275             743,349(2)

------------
(1) In connection with the Acquisition on October 17, 1996, all outstanding stock appreciation units (the "Units") held under the Avis, Inc. Phantom Stock Plan and the Avis, Inc. Stock Appreciation Rights Plan (together the "SAR Plans") by the named executives were cancelled, the SAR Plans were terminated, and each of the named executives received a lump sum cash payment equal to $14.803 (the difference between the value of the Units on their date of grant and the agreed purchase price of $25.00) times the number of Units held by each such executive. Amounts reflected above include payments received in connection with the cancellation of SAR Units.

(2) In connection with the Acquisition on October 17, 1996, all outstanding equivalent shares (the "Equivalent Shares") held under the Avis, Inc. Nonqualified Employee Stock Ownership Equivalent Plan by the named executives were cancelled and each of the executives received a lump sum cash payment equal to $34.94 times the number of Equivalent Shares held by each such executive. $5.00 of the consideration paid per Equivalent Share was paid to the named executives in HFS Common Stock.

* Amounts shown under "Option Grants During Fiscal 1996" on the prior page represent all outstanding Options held by the named officers at fiscal year end. None of these options were exercisable at such time. Only the grant of 50,000 options to Mr. Salerno was in-the-money at the end of the fiscal year and its value at such time was $125,000.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

   Pursuant to the terms of an offer letter from HFS, Mr. Hoenshell is entitled to an annual base salary of $600,000 and a target bonus of 60% of his base salary, which bonus is guaranteed for the first year of employment with the Company. Mr. Hoenshell is also eligible for a grant of 300,000 options to acquire HFS common stock, and a grant of options equivalent to at least 3% of the Company's Common Stock. The letter does not contain a specified term of employment.

   Under the terms of the offer letter, if Mr. Hoenshell's employment is involuntarily terminated within the first 90 days of such employment for reasons other than willful misconduct, he is entitled to receive a grant of 100,000 options to acquire HFS common stock, which options will be fully vested and exercisable for a period of one year. If his employment is similarly terminated in the next 90 days, all 300,000 options will become fully vested and exercisable for a period of one year. In addition, if Mr. Hoenshell's employment is involuntarily terminated for reasons other than willful misconduct in the first six months of his employment, he is entitled to receive a payment equal to six months salary and a pro rated bonus. If his employment is similarly terminated after the first six months, Mr. Hoenshell is entitled to receive a payment equal to one year's base salary or such greater payment as the Board may determine.

   Mr. Salerno and Mr. Forsythe have employment agreements with a predecessor of the Company which terminate on February 8, 2001. Mr. Salerno and Mr. Forsythe receive an annual base salary of $300,000 and $175,000, respectively, which salary may be increased by the Board of Directors during the term of the agreement. If the employment of either of these executives is terminated by the Company for reasons other than "just cause" or if either of these executives terminates his employment for "good reason" (as each term is defined in the agreement), he is entitled to receive his remaining salary and full bonus and certain perquisites through the term of the agreement.

   Mr. M. Collins has an employment agreement with a predecessor of the Company which renews automatically each year unless notice of termination is given to Mr. Collins at least 60 days prior to the anniversary date of the agreement. Mr. M. Collins receives an annual base salary of $172,000. If the employment of Mr. M. Collins is terminated by the Company without "just cause" (as defined in the agreement), he is entitled to receive his base salary for a period equal to one month for every year of service with the Company and such Company's predecessor, plus a pro rata share of the bonus for the year during which he is terminated.

DEFINED BENEFIT PLAN

   The Company maintains a defined benefit pension plan for employees who met the eligibility requirements as of December 31, 1983. The eligibility requirements were non-union full time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. The plan provides that the benefit for each participant, payable monthly, be equal to 1-1/2% of his or her final average compensation (average compensation being the average of the highest five consecutive years of compensation in the last ten years of employment) for each year of service, not to exceed 35, minus 1 3/7% of the estimated Social Security benefit for each year of service, not to exceed 35.

   In general, the effect is to provide a participant who has worked for the company for 35 years prior to retirement with a pension, including Social Security, equal to at least 52% of the average compensation (including bonus, overtime and commissions) earned during the highest five consecutive years of his or her employment.

   To the extent that applicable federal laws limit a participant's pension plan benefit to an amount less than the amount otherwise provided by the plan's formula, the company has adopted a Retirement Equalization Benefit Plan to compensate the participant for the reductions in the retirement benefit.

   The following table shows the estimated annual pension benefit payable under the plans under normal retirement in 1996 after selected periods of service (assuming such employees and their spouses elect a straight life annuity rather than a form of joint and survivor or other form of annuity, in which case the benefits would generally be lower than shown in the following table.) The estimated maximum benefits for employees who retire in years other than 1996 will be different from the amount shown in the table because pension benefits will be offset by different Social Security benefits, however, the benefit shown in the table will not be reduced by the amount of Social Security benefits actually paid.

                              PENSION PLAN TABLE

                     ESTIMATED ANNUAL PENSION BENEFIT(A)
                               YEARS OF SERVICE

 ANNUAL PAY       15        20         25        30         35
------------  --------- ---------  --------- ---------  ---------
   $200,000    $ 39,819  $ 53,091   $ 66,364  $ 79,637   $ 92,910
    250,000      50,506    67,341     84,177   101,012    117,848
    300,000      61,194    81,591    101,989   122,387    142,785
    350,000      71,881    95,841    119,802   143,762    167,723
    400,000      82,569   110,091    137,614   165,137    192,660
    450,000      93,256   124,341    155,427   186,512    217,598
    500,000     103,944   138,591    173,239   207,887    242,535

------------
(a) A portion of the benefit will be paid by the Company under its Retirement Equalization Benefit Plan, if the benefit exceeds the maximum pension payable from the tax qualified retirement plan under federal law.

   Except for the age 70-1/2 minimum distributions, all payments are made in lump sums upon death, disability, age 65 or termination of employment.

   As of December 31, 1996 (or as of the date the executive's employment with the Company terminated, if earlier), the named executives had the following years of service under the defined benefit plan: Mr. Vittoria, twenty-seven years; Mr. J. Collins, thirteen years, eight months; Mr. Ferezy, fourteen years, six months; Mr. Salerno, fourteen years, seven months; Mr. Cardillo, thirteen years, nine months; Mr. Forsythe, fourteen years, eight months; Mr.
M. Collins, twenty-one years, six months.

STOCK OPTION PLAN

 Introduction

   The Avis Rent A Car, Inc. 1997 Stock Option Plan (the "Stock Option Plan") will be adopted by the Board of Directors prior to the consummation of the Offerings. 4,183,908 shares of Common Stock (4,620,977 shares if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full) will be reserved for issuance upon the exercise of options granted to officers, key employees, independent contractors and non-employee Directors of the Company and its designated subsidiaries pursuant to the Stock Option Plan. The primary purpose of the Stock Option Plan is to provide additional incentive to officers, key employees, independent contractors and non-employee Directors of the Company and to strengthen their commitment to the Company and its subsidiaries. The Stock Option Plan is intended to qualify for the performance-based exclusion from the deduction limitation of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

 General

   A committee (the "Committee") will be appointed by the Board of Directors to administer the Stock Option Plan. The Committee generally will select the recipients of options under the Stock Option Plan, the exercise price of such options and other terms and conditions of the option grant. Options granted under the Stock Option Plan may be "incentive stock options" ("ISOs") (within the meaning of Section 422 of the Code) or options not subject to Section 422 of the Code ("NSOs"). Each such option (ISO or NSO), when it becomes exercisable, entitles the holder thereof to purchase a share of Common Stock for an amount equal to the exercise price of the option, payable in cash. The Company may also provide for payment of the exercise price of the option in shares of Common Stock with an aggregate value equal to the exercise price of the option, or pursuant to a cashless exercise procedure.


   Non-employee Directors of the Company receive an initial automatic grant of an option to purchase 25,000 shares of Common Stock under the Stock Option Plan. Subsequently elected non-employee

Directors will receive a like grant under the Stock Option Plan upon election or appointment to the Board of Directors.


   The exercise price of each option under the Stock Option Plan may not be less than the fair market value of a share of Common Stock on the date the option is granted. Options held by an optionee will generally become exercisable as to 20% of the shares covered by such options on the first anniversary of the date of grant and with respect to an additional 20% of the shares covered by such options on each of the four succeeding anniversaries of the date of grant (if the optionee continues to be employed [or retained as an independent contractor] by the Company on each such date). All options held by an optionee will become fully exercisable (to the extent not already exercisable) if a "change of control transaction" (as defined in the Stock Option Plan) occurs. Shares of Common Stock acquired upon the exercise of options may be subject to restrictions on transfer which will be set forth in the agreement evidencing the grant of the option. All options granted under the Stock Option Plan, to the extent not exercised, expire on the earliest of
(i) the tenth anniversary of the date of grant, (ii) two years following the optionee's termination of employment on account of death, retirement, disability or (iii) one year following the optionee's termination of employment for any other reason. Grants of options under the Stock Option Plan are subject to an annual per-participant maximum grant of shares of Common Stock.

   Generally, the Board of Directors of the Company may from time to time amend or terminate the Stock Option Plan, provided that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of the Company's stockholders.

 Certain Federal Income Tax Consequences

   The following discussion is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

   Nonstatutory Stock Options. An optionee generally will not be taxed upon the grant of an NSO. Rather, at the time of exercise of such NSO (and in the case of an untimely exercise of an ISO), the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the optionee recognizes ordinary income.

   If shares acquired upon exercise of an NSO (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the optionee) depending upon whether the stock has been held for more than one year after such date.

   Incentive Stock Options. An optionee will not be in receipt of taxable income upon the grant of an ISO. Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). Exercise of an ISO will also be timely if made by the legal representative of an optionee who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs.

   If stock acquired pursuant to the timely exercise of an ISO is later disposed of, the optionee will, except as noted below, recognize long-term capital gain or loss (if the stock is a capital asset of the optionee) equal to the difference between the amount realized upon such sale and the option price. The

Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the optionee.

   If, however, stock acquired pursuant to the exercise of an ISO is disposed of by the optionee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a "disqualifying disposition"), any gain realized by the optionee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the optionee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date which governs the determination of his ordinary income. In such case, the Company may claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the optionee as ordinary income. Any capital gain recognized by the optionee will be long-term capital gain if the optionee's holding period for the stock at the time of disposition is more than one year; otherwise it will be short-term.

                            RELATIONSHIP WITH HFS

   Immediately prior to the sale of shares of Common Stock in the Offerings, HFS, through a wholly owned subsidiary, will own all of the issued and outstanding Common Stock. As a result of the Offerings, HFS's ownership will be reduced to approximately 30% of the outstanding shares of Common Stock (or approximately 27.5% of the outstanding shares of Common Stock if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). HFS has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, HFS is not subject to any contractual obligation to retain its interest, except that each of the Company and HFS has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. As a result, there can be no assurance concerning the period of time during which HFS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. See "Underwriting."

   The Company is a wholly owned subsidiary of the Franchisor, which was acquired by HFS in October 1996. HFS is a global provider of real estate and travel services with a base of approximately 100 million consumer contacts annually. It is the world's largest franchisor of real estate brokerage offices and lodging facilities and owns leading providers of timeshare exchange services, corporate relocation services, mortgage services for consumers and vehicle fleet management services. On May 27, 1997, HFS announced that it had entered into a merger agreement with CUC, a leading member services and direct marketing organization offering shopping, travel, dining, vehicle purchasing, home buying and other services to approximately 68 million consumer members worldwide.

   For purposes of governing the on-going relationships between HFS, the Franchisor, WizCom and the Company after the Offerings, HFS, the Franchisor, WizCom and the Company have entered or will enter into various agreements setting forth the on-going responsibilities regarding various matters outlined below. The agreements summarized below are included as exhibits to the Company's Registration Statement of which this Prospectus is a part. The following summaries are qualified in their entirety by reference to such exhibits.

SEPARATION AGREEMENT

   The Company and the Franchisor have entered into a Separation Agreement which provides for, among other things, the principal corporate transactions required to effect the Offerings, the assumption by the Company of all liabilities relating to the vehicle rental business, other than liabilities related to alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the consummation of the Offerings, and the allocation between the Company and the Franchisor of certain other liabilities, certain indemnification obligations of the Company and the

Franchisor and certain other agreements governing the relationship between the Company and the Franchisor with respect to or in consequence of the Offerings (the "Separation"). The Separation Agreement provides that the Offerings are subject to the prior satisfaction of certain conditions including, among other things, the transfer of the vehicle rental business to the Company, the execution of all ancillary agreements, certain of which are described below, to the Separation Agreement and the formal approval of the Offerings by the Board of Directors of the Company and HFS. See Notes 4 and 13 to the Audited Consolidated Financial Statements.

   Cross-Indemnification. Subject to certain exceptions, the Company has agreed to indemnify the Franchisor and its subsidiaries against any loss, liability or expense incurred or suffered by the Franchisor or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Separation Agreement, and the Franchisor has agreed to indemnify the Company and its subsidiaries against any loss, liability or expense incurred or suffered by the Company or its subsidiaries arising out of or related to the failure by the Franchisor to perform or otherwise discharge the liabilities retained by the Franchisor under the Separation Agreement, including any liabilities arising out of alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the consummation of the Offerings. The Separation Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

   Expenses. The Separation Agreement provides that, except as otherwise specifically provided, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of the Separation Agreement and with the consummation of the transactions contemplated by the Separation Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, the Company shall be obligated to pay the legal, filing, accounting, printing and other accountable and out-of-pocket expenditures in connection with the preparation, printing and filing of the Registration Statement of which this Prospectus forms a part and obtaining financing.

MASTER LICENSE AGREEMENT

   The Company's status as an Avis System franchisee is governed by an agreement among the Company, the Franchisor and Wizard Co. (the "Master License Agreement") which grants to the Company the non-exclusive right to operate the Avis vehicle rental business in the territories specified therein and the exclusive right to operate the Avis vehicle rental business in certain specified territories for a period of 50 years.

   Pursuant to the Master License Agreement, the Company has agreed to pay the Franchisor a monthly base royalty of 3.0% of the Company's gross revenue. In addition, the Company has agreed to pay a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5% (the "Supplemental Fee"). These fees have been paid by the Company since January 1, 1997. Until the fifth anniversary of the effective date of the Master License Agreement, the Supplemental Fee or a portion thereof may be deferred if the Company does not attain certain financial targets. Any Supplemental Fees that are deferred shall bear interest at a market rate until paid and shall be expressly subordinated to indebtedness of the Company. On an unaudited pro forma basis, if the royalties had been charged to the Company beginning on October 17, 1996, net income for the period October 17, 1996 to December 31, 1996 would have been reduced by $4.3 million resulting in a pro forma net loss of $3.1 million. The royalties charged to the Company for the six months ended June 30, 1997 amounted to $37.8 million and resulted in a reduction in net income of approximately $20.4 million.

   The Company has the exclusive right to open Avis franchises in 28 selected standard metropolitan statistical areas in the United States, in territories outside the United States that are not currently licensed to other Avis System franchisees and in territories that the Company purchases from existing franchisees that have exclusivity. The Company has the non-exclusive right to open new franchises in any other market not currently served by another Avis System franchisee. In the markets where the Company has a non-exclusive right to open new franchises, the Company will have a right of first refusal to develop such area prior to the Franchisor's granting a license to a third party. In the event HFS acquires another car rental company, the Company has a right of first refusal to negotiate a grant of a license to operate the rental locations for such car rental company within any territory in which the Company operates.

   The Master License Agreement provides the Franchisor with significant rights regarding the business and operations of the Company. The Company is required to operate each of its Avis franchises in accordance with certain standards contained in the Avis operating manual (the "Operating Manual"). Pursuant to the Master License Agreement, the Franchisor may impose certain guidelines relating to the Avis System, the vehicle rental operations and the amount of advertising and promotion expenditures. In general, the Master License Agreement provides that the Company shall not (i) engage in any other vehicle rental business or (ii) disclose the terms of the Operating Manual or any other confidential information relating to the Avis System to any third party. In addition, the Company agrees not to use any of the licensed trademarks other than in its vehicle rental business without the Franchisor's consent.

   The Master License Agreement shall terminate without offering the Company an opportunity to cure its default, if (i) certain bankruptcy and insolvency events occur, (ii) the Company purports to transfer any rights and obligations under the Master License Agreement without compliance with the terms of the Master License Agreement, (iii) the Company competes with the Franchisor in violation of the Master License Agreement, (iv) the Company discloses the confidential information of the Franchisor in violation of the Master License Agreement, (v) the Company challenges Wizard Co.'s rights to the licensed proprietary marks, (vi) upon a Change of Control Event (as defined) or (vii) the Company receives three or more notices of termination for Curable Defaults (as defined) which are cured or not cured (collectively, the "Non-Curable Defaults"); provided that, except for (i) above, the Franchisor shall give the Company 30 days notice of such Non-Curable Default. The Franchisor may also terminate the Master License Agreement if the Company
(i) fails, refuses or neglects to promptly pay monies owing to the Franchisor, WizCom or HFS under certain specified agreements, (ii) misuses or makes any unauthorized use of the licensed proprietary marks or otherwise materially impairs the goodwill associated with such marks, (iii) engages in any business or markets any service or product under a name or mark which, in the Franchisor's opinion, is similar to the licensed proprietary marks, (iv) fails to maintain material compliance with the standards prescribed by the Franchisor in the Master License Agreement, in the Operating Manual or otherwise in writing or (v) with respect to any facility, fails to maintain compliance with the standards or procedures prescribed by the Franchisor at such facility (collectively, the "Curable Defaults"), provided, however, that the Company shall have 30 days (10 days in the case of (i) above) after its receipt from the Franchisor of written notice of such default to remedy such default and, provided further, that other than with respect to (i) above, in the event such default is not cured within 30 days but the Company has commenced to cure such default within 30 days and is diligently prosecuting such cure to completion, the Company shall have up to an additional 60 days to cure such default. In the event of a termination of the agreement, HFS has the option to acquire the Company's rental locations, leases and fleet for fair value.

   Change of Control Event means a transaction or series of related transactions by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than HFS or an affiliate or successor to HFS, is or becomes after the date hereof the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), of more than 25% of the total voting power of all voting stock of the Company then outstanding when HFS controls 20% or more of such voting power and otherwise 20% of the total voting power (the "Relevant Percentage"); (b)(1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation or (2) the Company conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of related transactions other than any conveyance, transfer or lease between the Company and a wholly owned subsidiary of the Company, with the effect that a person or group, other than a person or group which is the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the Company immediately prior to such transaction becomes the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the surviving or transferee corporation of such transaction or series; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

REGISTRATION RIGHTS AGREEMENT

   Prior to the consummation of the Offerings, the Company will enter into the Registration Rights Agreement, pursuant to which HFS and certain transferees of Common Stock held by the Franchisor (the "Holders") will have the right to require the Company to register all or part of the Common Stock owned by such Holders under the Securities Act (a "Demand Registration"); provided that the Company (i) will not be obligated to effect a Demand Registration within 180 days of the closing date in connection with the Offerings unless Bear, Stearns & Co. Inc. has given its consent and (ii) must postpone giving effect to a Demand Registration up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. HFS has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders will have the right to participate in registrations by the Company of its Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Common Stock sold by such Holders.

COMPUTER SERVICES AGREEMENT

   The Wizard reservation and rental processing system, with the associated back office and accounting systems, are owned and operated by WizCom at a computer center in Garden City, New York. The Company purchases use of the Wizard System for the purpose of processing reservation and rental transactions, and for accounting purposes, under the terms of a Computer Services Agreement entered into with WizCom in connection with the Offerings. The Computer Services Agreement provides the Company with access to all functions of the Wizard System. The Company participates in the funding of the development costs for any new features which it agrees with other relevant users to be desirable. Once developed, any such additional features also become available to the Company. WizCom will charge the Company the full cost of providing computer services each month. The method of calculating costs chargeable to the Company will vary depending on the service being provided. The Computer Services Agreement is coterminous with the Master License Agreement.

   Under the Computer Services Agreement, WizCom may, from time to time, provide the Company with software or system development services. The Company has the exclusive right to use any such software or systems from the date of implementation thereof.

   Pursuant to a Termination Services Agreement, WizCom has agreed to provide services to ARACS for a period of up to six months in the event the Computer Services Agreement is terminated in accordance with certain provisions thereof.

RESERVATION SERVICES AGREEMENT

   The Company has entered into a Reservation Services Agreement with HFS, pursuant to which HFS has agreed to operate and maintain (directly or by subcontracting with affiliates or one or more third parties) reservation center services consistent with the services historically provided to the Company. The Company is obligated to obtain and maintain at its vehicle rental locations the computer equipment and communication equipment and service required to participate in the reservation system. The Company has agreed to pay HFS (i) a per call charge for each call received in the call centers operated by HFS for the Avis System, (ii) for manually entered transactions, a per booking charge for every booking made through direct electronic interface with the global distribution systems utilized by the airlines and (iii) a per booking charge for every booking made through an internet connection for the Avis System. Such fees are subject to adjustment annually to reflect the cost of providing such service. The Reservation Services Agreement shall terminate upon the termination of the Master License Agreement, unless earlier terminated in accordance with the terms thereof.

   Pursuant to an Employee Management Agreement with HFS, certain employees of the Company who perform certain reservations related services will be managed by, and under the direction of, HFS in the performance of such services. The aggregate of the costs and expenses incurred by the Company for services performed by the Company's employees pursuant to the Employee Management Agreement shall be considered part of the cost of receiving services pursuant to the Reservation Services Agreement.

PURCHASING SERVICES AGREEMENT

   On or prior to the consummation of the Offerings, HFS and ARACS will enter into a Purchasing Services Agreement pursuant to which HFS has agreed with the assistance of ARACS, to identify vendors and programs which would benefit ARACS and pursue establishing a preferred alliance program with such vendors for the benefit of ARACS. Any commissions, related access fees or other amounts paid by preferred alliance partners in connection with an agreement relating to sales to ARACS shall be shared by the parties.


EMPLOYEE BENEFITS ALLOCATION AGREEMENT

   The Franchisor, ARACS and HFS have entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement") providing for the allocation of certain responsibilities with respect to employee compensation, benefit and labor matters. Among other things, the Employee Benefits Allocation Agreement provides that, effective as of the date of the public offering (the "Separation Date"), ARACS and HFS will generally provide the employees of each company with such employee benefits as each company deems appropriate. ARACS will assume any severance, employment or similar agreement entered into between the Franchisor or ARACS and any individual who is intended to be employed by ARACS on an ongoing basis after the Separation Date. As of the Separation Date, ARACS will also become the sole sponsor of (a) the Avis Voluntary Savings Plan (the "Savings Plan"), (b) the Retirement Plan for Employees as of June 30, 1985 of Avis Rent A Car System, Inc. (the "Retirement Plan"), (c) the Avis, Inc. Employee Stock Ownership Plan and (d) the Avis Rent A Car System, Inc. Pension Plan for Bargaining Hourly Employees. Under the terms of the Employee Benefits Allocation Agreement, HFS employees currently participating in the Savings Plan, the Retirement Plan and certain welfare benefit plans will continue to participate in such plans during a specified transition period; HFS will be required to make payments to the Company with respect to such continued participation. Further, pursuant to the Employee Benefits Allocation Agreement, ARACS will, as of the Separation Date, assume and discharge certain obligations and liabilities of ARACS and its subsidiaries relating to collective bargaining agreements. ARACS will also assume responsibility for certain employee welfare, and other employee benefit plans under the Employee Benefits Allocation Agreement.


CALL TRANSFER AGREEMENT

   ARACS and HFS are parties to a Call Transfer Agreement, dated March 4, 1997 (the "Call Agreement"). Pursuant to the Call Agreement, HFS has agreed to transfer telephone calls from its lodging customers if such customers wish to rent vehicles. Pursuant to the Call Agreement, ARACS has agreed to pay to HFS a fee of $1.75 per call transferred to ARACS by HFS. Further, ARACS has agreed to pay to HFS a fee of $8.00 for each car rental that results from a call transferred by HFS. ARACS has guaranteed that it will pay HFS no less than $2.25 million in recurring fees during each of the five years of the contract term which expires on March 4, 2002. The Company incurred $750,000 in fees payable to HFS for the period ended June 30, 1997. The Company also paid a one-time access fee of $1.0 million to HFS pursuant to such agreement.

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LOANS BETWEEN THE COMPANY AND HFS

   Intercompany Note

   In connection with the Acquisition, the Franchisor assigned to ARACS a note, dated October 1996, made by Wizard Co., Inc. and originally payable to the Franchisor in the principal amount of $194,100,000 (the "Wizard Note"). ARACS subsequently assigned the Wizard Note to Reserve Claims Management Co., a subsidiary of the Company. In connection with the Separation, the Company assumed Wizard Co., Inc.'s obligations under the Wizard Note pursuant to an Assignment, Assumption and Release Agreement dated July 30, 1997 among ARACS, Wizard Co., Inc. and Reserve Claims Management Co. in exchange for payment by Wizard Co., Inc. to the Company of the amount due under the Wizard Note. The Wizard Note matures on October 1, 2006, bears interest at a rate per annum equal to 7.13% and is payable annually on each anniversary thereof commencing October 1, 1997.

   Vehicle Financing Notes

   At December 31, 1996 and June 30, 1997, the Company had loans outstanding from the Franchisor of $247.5 million and $254.0 million, respectively, which provide subordinated vehicle financing. See Note 3 to the Audited
Consolidated Financial Statements.

   Other

   The Company had a net receivable due from HFS and its affiliated companies at December 31, 1996 and June 30, 1997 of $112.3 million and $65.6 million, respectively. These amounts primarily represent the transfer of assets from the Company in connection with the Acquisition, as well as intercompany transactions relating to management, service and administrative fees since the Acquisition. See Note 3 to the Audited Consolidated Financial Statements.

TAX DISAFFILIATION AGREEMENT

   Prior to the completion of the Offerings, HFS and the Company will enter into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") that will set forth each party's rights and obligations with respect to payments and refunds, if any, for taxes relating to taxable periods before and after the completion of the Offerings and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

   On or prior to October 16, 1997 (the "Acquisition Date"), Franchisor was the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended, whose members included the Franchisor, the Company and certain of their respective subsidiaries (the "Old Avis Group"). Generally, under the Tax Disaffiliation Agreement, the Company will agree to indemnify HFS for (i) taxes of or attributable to the Old Avis Group, any member of the Old Avis Group and any nonconsolidated subsidiary of the Franchisor for any period or portion thereof ending on or before the Acquisition Date, (ii) taxes incurred pursuant to Section 1.1502-6 of the U.S. Treasury regulations (or similar provisions under state, local or foreign law imposing several liability upon members of a consolidated, combined, affiliated or unitary group) as a result of any member of the Old Avis Group having been a member of another affiliated group, (iii) taxes of or attributable to the Company and its subsidiaries for periods or portions thereof beginning the day after the Acquisition Date and (iv) transfer taxes incurred as a result of the transactions contemplated by the Offerings.

LEASE AGREEMENTS


   The Company and WizCom currently share three facilities, which are located in (i) Virginia Beach, Virginia, (ii) Tulsa, Oklahoma and (iii) Garden City, New York (which houses the Company's principal executive offices). The Virginia Beach property is owned by WizCom. The Garden City property (which houses the Company's principal executive offices) and the Tulsa property are each owned by third parties unrelated to the Company or WizCom and are leased by WizCom.

   In connection with the Separation, the Company and WizCom intend to enter into a lease or a sublease agreement with respect to each property, as applicable. WizCom will lease space at its Virginia

Beach property to the Company pursuant to a lease agreement. The lease agreement will have a term of 18 years and will require the Company to pay WizCom its proportionate share based on allocated space, of the cost of operating such facility. In addition, WizCom will sublease space at its Tulsa and Garden City properties to the Company pursuant to sublease agreements for each respective property. The sublease agreements will have a term coterminous with the terms under WizCom's existing lease agreements and will require the Company to reimburse WizCom for its proportionate share, based on allocated space, of the rent and other charges required under WizCom's existing leases relating to such properties, together with its proportionate share, based on allocated space, of the cost of operating such facilities.


                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offerings, the Company will have 28,000,000 shares of Common Stock issued and outstanding (30,925,000 shares if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). All of the shares of Common Stock to be sold in the Offerings will be freely tradeable without restrictions or further registration under the Securities Act, unless purchased by an "affiliate" of the Company (as that term is defined in Rule 144 adopted under the Securities Act ("Rule 144")), in which case such shares would be subject to the resale limitations of Rule 144. All of the outstanding shares of Common Stock beneficially owned by HFS have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. HFS has certain rights to require the Company to effect registration of shares of Common Stock owned by HFS, which rights may be assigned. See "Relationship with HFS -- Registration Rights Agreement."

   In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least one year, including a person who may be deemed an "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. Rule 144A adopted under the Securities Act ("Rule 144A") provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer", which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.

   Prior to the Offerings, there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of outstanding shares of Common Stock by HFS, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock beneficially owned by HFS in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock offered in the Offerings.

   Although HFS in the future may effect or direct sales or other dispositions of Common Stock that would reduce its beneficial ownership interest in the Company, HFS has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, HFS is not subject to any contractual obligation to retain its controlling interest except that HFS and the Company have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. As a result, there can be no assurance concerning the period of time during which HFS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. See "Underwriting."

                         DESCRIPTION OF CAPITAL STOCK

   Immediately prior to consummation of the Offerings, the Company will effect an 85,000 to 1 stock split of its current outstanding common stock and amend its Certificate of Incorporation to change its authorized capital stock to 100,000,000 shares of Common Stock, $.01 par value per share, of which 28,000,000 shares will be issued and outstanding (30,925,000 shares if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full), and 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which none will be issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate") and form of Amended and Restated By-Laws of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

   Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled and permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

   Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

PREFERRED STOCK

   The Amended Certificate provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is authorized to fix the voting rights, if any, designations, powers, preferences and the relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Upon consummation of the Offerings, no shares of Preferred Stock will be issued and outstanding.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

   Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Amended Certificate contains a provision electing not to be governed by
Section 203.

LISTING

   The Common Stock has been approved for listing on the NYSE under the symbol "AVI," subject to official notice of issuance.

TRANSFER AGENT AND REGISTRAR


   The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                     DESCRIPTION OF CERTAIN INDEBTEDNESS

   ARACS has entered into a $470.0 million secured credit facility (the "New Credit Facility") which will be guaranteed by the Company and certain of ARACS's subsidiaries to replace the Company's current credit facility. The following is a summary of the material terms and conditions of the New Credit Facility.


   The New Credit Facility consists of (i) a revolving credit facility in the amount of up to $125.0 million and will be available on a revolving basis until the Final Maturity Date in order to finance the working capital needs of ARACS in the ordinary course of business (with up to $75.0 million of such amount available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and their subsidiaries in the ordinary course of business), (ii) a term loan facility in the amount of $120.0 million to finance working capital needs in the ordinary course of business, which will be repayable in four installments, the first three of which shall be in the amount of $1.0 million payable on June 30, 1998, June 30, 1999 and June 30, 2000 and the remainder of which will be due on the Final Maturity Date, and (iii) a standby letter of credit facility of up to $225.0 million available on a revolving basis to fund (a) any shortfall in certain payments owing to AESOP Leasing or AESOP Leasing Corp. II, as applicable, pursuant to fleet lease agreements and (b) maturing Commercial Paper Notes if such Commercial Paper Notes cannot be repaid through the issuance of additional Commercial Paper Notes or draws under the Liquidity Facility.


   Interest accrues on borrowings outstanding under the New Credit Facility, at a rate equal to, at the option of ARACS, (A) the sum of (i) the highest of
(a) the rate of interest publicly announced by Chase Securities Inc. as its prime rate in effect at its principal office in New York City, (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (c) the federal funds effective rate from time to time plus 0.5%, and (ii) an applicable margin; or (B) the sum of (i) the rate (adjusted for statutory reserve requirements) at which eurodollar deposits for one, two, three or six months (as selected by ARACS) are offered in the interbank eurodollar market and (ii) an applicable margin.

   The New Credit Facility is secured by the tangible and intangible assets of ARACS and the Company (including, without limitation, its intellectual property, its rights under the Master License Agreement and related agreements, real property and all of the capital stock or equivalent equity ownership interests of ARACS and each of its direct and indirect domestic subsidiaries and 65% of ARACS's first-tier foreign subsidiaries), except for those assets which are subject to a negative pledge or as to which the agents for the New Credit Facility shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

   The New Credit Facility contains a number of customary affirmative covenants, including covenants which require ARACS and the Company to deliver financial statements and other reports; pay other obligations; maintain corporate existence and material rights and privileges; comply with laws and material contracts; maintain properties and insurance; maintain books and records; grant the lenders certain inspection rights; provide notices of defaults, litigation and material events; and comply with environmental matters. The New Credit Facility also contains a number of customary negative covenants, including limitations on indebtedness (including preferred stock of subsidiaries); liens; guarantee obligations; mergers; consolidations; liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock, capital expenditures; investments; loans and advances; optional payments and modifications of subordinated and other debt instruments; modification to certain franchise agreements transactions with affiliates; sale and leaseback transactions; changes in fiscal year; negative pledge clauses; and changes in lines of business. ARACS will be required to meet certain financial covenants, including (i) certain maximum leverage ratios and (ii) certain minimum interest coverage ratios.

   The New Credit Facility includes certain events of defaults, including: nonpayment of principal when due; nonpayment of interest when due, fees or other amounts after a grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a period to cure such violations); cross-default; default under franchise agreements; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control of the Company.

   For a description of the Company's fleet financing arrangements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

   The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Common Stock by a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" is any holder other than (i) a citizen or an individual considered under the United States tax laws to be a resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal tax purposes regardless of its source or (iv) a trust for which a court within the United States is able to exercise primary jurisdiction over the administration of the trust, and for which one or more United States fiduciaries has the authority to control all substantial decisions of the trust. This discussion does not address all aspects of United States federal tax that may be relevant to Non-United States Holders in light of their specific circumstances. Prospective investors are urged to consult their tax advisors with respect to the particular tax consequences to them of acquiring, holding and disposing of Common Stock, as well as any tax consequences which may arise under the laws of any foreign, state, local or other taxing jurisdiction. This discussion is based upon the United States federal income and estate tax law now in effect, which is subject to change, possibly retroactively, and is for general information only.

DIVIDENDS

   Dividends paid to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% of the gross amount of such dividends (or at such lower rate as may be specified by an applicable income tax treaty) unless such dividends are effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder ("effectively connected"), in which case the dividends will be subject to the United States federal income tax on net income on the same basis that it applies to United States persons. In the case of a Non-United States Holder which is a corporation, such dividends might also be subject to the United States branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits at a 30% rate). An applicable income tax treaty may, however, change these rules. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise obtain any reduction of or exemption from withholding under the foregoing rules.

SALE OR OTHER DISPOSITION OF COMMON STOCK

   A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or by a partnership, trust or estate in which the Non-United States Holder is a partner or beneficiary), (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds Common Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of disposition and (x) has a "tax home" in the United States (as specifically defined under the United States federal income tax laws) or
(y) maintain as an office or other fixed place of business in the United States to which the gain from the sale of the stock is attributable, (iii) the Non-United States Holder is subject to tax, pursuant to the provisions of United States tax law applicable to certain United States expatriates whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes, or (iv)(A) the Company is or becomes a "United States real property holding corporation" for United States federal income tax purposes and (B) assuming the Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the Non-United States Holder held, directly or indirectly, at any time during the five year period ending on the date of disposition, more than 5% of the outstanding Common Stock. The Company believes that it is not currently, and is not likely to become, a United States real property holding corporation. Any such gain that is (or is treated as being) effectively connected will not be subject to withholding, but will be subject to United States federal income tax (and, in the case of corporate holders, possibly the United States branch profits tax).

Non-United States Holders should consult applicable treaties, which may provide for different rules (including possibly the exemption of certain capital gains from tax).

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

   DIVIDENDS. United States backup withholding tax will generally not apply to dividends paid on Common Stock to a Non-United States Holder at an address outside the United States. The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-United States Holder's country of residence.

   SALE OR OTHER DISPOSITION OF COMMON STOCK. Upon the sale or other taxable disposition of Common Stock by a Non-United States Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Common Stock by a Non-United States Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-United States Holder and/or certain other conditions are met, or the holder otherwise establishes an exemption.

   BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-United States Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

   PROPOSED REGULATIONS. On April 22, 1996, the Internal Revenue Service issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify reliance standards. The proposed regulations would, among other things, eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country and would impose certain certification and documentation requirements on Non-United States Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty. These regulations generally are proposed to be effective with respect to payments made after December 31, 1997, although in certain cases they are proposed to be effective only with respect to payments made after December 31, 1999. Proposed regulations are subject to change, however, prior to their adoption in final form.

FEDERAL ESTATES TAXES

   Common Stock owned or treated as owned by an individual who is neither a citizen nor a resident (as defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes and subject to such tax, except to the extent that an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

   The underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Bear, Stearns & Co. Inc., Blaylock & Partners, L.P., Chase Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Montgomery Securities and Robertson, Stephens & Company LLC are acting as representatives, have severally agreed with the Company, subject to the terms and conditions of the U.S. Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part), to purchase from the Company the aggregate number of U.S. Shares set forth opposite their respective names below:

                                      NUMBER OF
NAME OF U.S. UNDERWRITER             U.S. SHARES
----------------------------------  -------------
Bear, Stearns & Co. Inc............
Blaylock & Partners, L.P. .........
Chase Securities Inc. .............
Goldman, Sachs & Co. ..............
Lehman Brothers Inc. ..............
Montgomery Securities .............
Robertson, Stephens & Company LLC

                                    -------------
  Total............................   15,600,000
                                    =============

   The managers of the concurrent International Offering named below (the "Managers"), for whom Bear, Stearns International Limited, Bayerische Vereinsbank AG, Chase Manhattan International Limited, Credit Lyonnais Securities, Goldman Sachs International, Lehman Brothers International (Europe), Montgomery Securities and Robertson, Stephens & Company LLC are acting as lead Managers, have severally agreed with the Company, subject to the terms and conditions of the International Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part), to purchase from the Company the aggregate number of International Shares set forth opposite their respective names below:

                                            NUMBER OF
                                          INTERNATIONAL
NAME OF MANAGER                               SHARES
---------------------------------------  ---------------
Bear, Stearns International Limited ....
Bayerische Vereinsbank AG...............
Chase Manhattan International Limited ..
Credit Lyonnais Securities .............
Goldman Sachs International ............
Lehman Brothers International (Europe)
Montgomery Securities ..................
Robertson, Stephens & Company LLC ......

                                         ---------------
  Total.................................    3,900,000
                                         ===============

   The nature of the respective obligations of the U.S. Underwriters and the Managers is such that all of the U.S. Shares and all of the International Shares must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect of such liabilities.

   The Company has been advised that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada and the Managers propose to offer the International Shares outside the United States and Canada, initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession
not to exceed $   per share; that the U.S. Underwriters and the Managers may allow, and such selected dealers may reallow, a concession to certain other
dealers not to exceed $   per share; and that after the commencement of the
Offerings, the public offering price and the concessions may be changed.

   The Company has granted the U.S. Underwriters and the Managers options to purchase in the aggregate up to 2,925,000 additional shares of Common Stock solely to cover over-allotments, if any. The options may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent the options are exercised, the U.S. Underwriters and the Managers will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of Common Stock in proportion to their respective purchase commitments as indicated in the preceding tables.

   Pursuant to an agreement between the U.S. Underwriters and the Managers (the "Agreement Between"), each U.S. Underwriter has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, (a) it is not purchasing any U.S. Shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person or a dealer who similarly agrees. Similarly, pursuant to the Agreement Between, each Manager has agreed that, as part of the distribution of the International Shares and subject to certain exceptions, (a) it is not purchasing any of the International Shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the International Shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person or to a dealer who does not similarly agree. As used herein, "U.S. or Canadian Person" means any individual who is a resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or any other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof (other than the foreign branch of any U.S. or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of such income, and any United States or Canadian branch of a person other than a U.S. or Canadian Person; "United States" means the United States of America (including the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction; "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

   Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price as then in effect for the Common Stock being sold by the U.S. Underwriters and the Managers, less an amount not greater than the selling concession allocable to such Common Stock. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount specified on the cover page of this Prospectus.

   Each Manager has represented and agreed that (i) it has not offered or sold, and, prior to the expiration of six months following the consummation of the Offerings, it will not offer or sell, any shares of Common Stock to any person in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

   Purchasers of the International Shares offered in the International Offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price set forth on the cover page hereof.

   The U.S. Underwriters and the Managers have reserved for sale at the initial public offering price up to 975,000 shares of Common Stock for sale to employees of the Company and its affiliates. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the U.S. Underwriters and the Managers on the same basis as the other shares offered hereby. Any employee of the Company who purchases reserved shares will be required to agree not to dispose of such shares for a period of 180 days following the date of this Prospectus.


   The Company and HFS have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, offer or agree to sell, sell or otherwise dispose of any shares of Common Stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of Common Stock).

   Prior to the Offerings, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations among the Company and representatives of the U.S. Underwriters and the Managers. Among the factors to be considered in making such determination will be the Company's financial and operating history and condition, its prospects and prospects for the industry in which it does business in general, the management of the Company, prevailing equity market conditions and the demand for securities considered comparable to those of the Company.

   In order to facilitate the Offerings, certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offerings. Specifically, the U.S. Underwriters and the Managers may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares than have been sold to them by the Company. The U.S. Underwriters and the Managers may elect to cover any such short position by purchasing shares in the open market or by exercising the over-allotment options granted to the U.S. Underwriters and the Managers. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offerings are reclaimed if shares previously distributed in the Offerings are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

   Certain of the U.S. Underwriters and the Managers and their affiliates have from time to time provided, and may continue to provide, investment banking services and general financing and banking transactions to the Company and certain of its affiliates for which such U.S. Underwriters, Managers or affiliates have received and will receive fees and commissions. The Chase Manhattan Bank ("CMB"), an affiliate of Chase Securities Inc., one of the U.S. Underwriters ("CSI"), is the administrative agent and a lender under the New Credit Facility. CSI was the arranger of such facility. Each of CMB and CSI received compensation for their roles in connection therewith.

   CMB is also the administrative agent and the sole lender under the Acquisition Credit Facility that financed the The First Gray Line Acquisition. A substantial portion of the proceeds of the Offerings will be paid to CMB in order to retire the Acquisition Credit Facility. See "Use of Proceeds." Accordingly, the Offerings are being made pursuant to Section 2710(c)(8) of the NASD Conduct Rules and Bear, Stearns & Co. Inc. is assuming the responsibilities of acting as Qualified Independent Underwriter in pricing the Offerings and conducting due diligence.

                                LEGAL MATTERS

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the Offerings will be passed upon for the U.S. Underwriters and the Managers by Weil, Gotshal & Manges LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, HFS and certain of its affiliates (including the Company) in connection with certain legal matters.

                                   EXPERTS

   The consolidated financial statements as to the Company as of December 31, 1996 and the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies as of December 31, 1995 and for the period January 1, 1996 to October 16, 1996 and for each of the two years in the period ended December 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

   The consolidated financial statements of First Gray Line as of September 30, 1996 and 1995 and for each of the two years in the period ended September 30, 1996 included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington D.C. a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedule thereto) filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov.

   Upon completion of the Offerings, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company reports its financial statements on a year ended December 31. The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE #
                                                                                     ----------
AVIS RENT A CAR, INC.
Unaudited Condensed Consolidated Financial Statements:
 Condensed Consolidated Statement of Financial Position at June 30, 1997 ...........     F-2
 Condensed Consolidated Statements of Operations for the six months ended
  June 30, 1996 and 1997............................................................     F-3
 Condensed Consolidated Statements of Cash Flows for the six months ended
  June 30, 1996 and 1997............................................................     F-4
 Notes to the Unaudited Condensed Consolidated Financial Statements  ...............     F-5

Audited Consolidated Financial Statements:
 Independent Auditors' Report.......................................................     F-7
 Consolidated Statements of Financial Position at December 31, 1995 and 1996 .......     F-8
 Consolidated Statements of Operations for the years ended December 31, 1994 and
  1995, and for the periods January 1, 1996 to October 16, 1996 and October 17,
  1996 (Date of Acquisition) to December 31, 1996...................................     F-9
 Consolidated Statements of Stockholder's Equity for the years ended December 31,
  1994 and 1995, and for the periods January 1, 1996 to October 16, 1996 and
  October 17, 1996 (Date of Acquisition) to December 31, 1996.......................    F-10
 Consolidated Statements of Cash Flows for the years ended December 31, 1994 and
  1995, and for the periods January 1, 1996 to October 16, 1996 and October 17,
  1996 (Date of Acquisition) to December 31, 1996 ..................................    F-11
 Notes to the Audited Consolidated Financial Statements.............................    F-12

THE FIRST GRAY LINE CORPORATION
Unaudited Condensed Consolidated Financial Statements:
 Condensed Consolidated Balance Sheet at June 30, 1997..............................    F-30
 Condensed Consolidated Statements of Income for the nine months ended June 30,
 1997 and 1996 .....................................................................    F-31
 Condensed Consolidated Statements of Cash Flows for the nine months ended June 30,
 1997 and 1996 .....................................................................    F-32
 Notes to the Unaudited Condensed Consolidated Financial Statements ................    F-33

Audited Consolidated Financial Statements:
 Report of Independent Auditors ....................................................    F-34
 Consolidated Balance Sheets at September 30, 1996 and 1995.........................    F-35
 Consolidated Statements of Income for the years ended September 30, 1996
  and 1995..........................................................................    F-36
 Consolidated Statements of Changes In Stockholders' Equity for the years ended
  September 30, 1996 and 1995.......................................................    F-37
 Consolidated Statements of Cash Flows for the years ended September 30, 1996
  and 1995..........................................................................    F-38
 Notes to Audited Consolidated Financial Statements.................................    F-39

AVIS RENT A CAR, INC.
Unaudited Pro Forma Consolidated Financial Statements:
 Pro Forma Consolidated Statement of Financial Position at
  June 30, 1997 ....................................................................     P-2
 Pro Forma Consolidated Statements of Operations for the year ended December 31,
  1996 .............................................................................     P-3
 Pro Forma Consolidated Statements of Operations for the six months ended
  June 30, 1997 ....................................................................     P-4
 Notes to the Unaudited Pro Forma Consolidated Financial Statements  ...............     P-5

                             AVIS RENT A CAR, INC.
            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                (IN THOUSANDS)
                                 (UNAUDITED)

                                                                    JUNE 30,
                                                                      1997
                                                                  ------------
ASSETS
Cash and cash equivalents........................................  $   57,479
Accounts receivable, net.........................................     190,292
Due from affiliates, net.........................................      15,477
Prepaid expenses.................................................      35,076
Vehicles, net....................................................   2,312,109
Property and equipment, net......................................     100,331
Other assets.....................................................      13,320
Deferred income tax assets.......................................     105,937
Cost in excess of net assets acquired, net.......................     199,052
                                                                  ------------
  Total assets...................................................  $3,029,073
                                                                  ============

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable.................................................  $  228,264
Accrued liabilities..............................................     268,209
Current income tax liabilities...................................       3,794
Deferred income tax liabilities..................................      34,478
Public liability, property damage and other insurance
 liabilities.....................................................     223,473
Debt.............................................................   2,183,769
                                                                  ------------
  Total liabilities..............................................   2,941,987
                                                                  ------------
Commitments and contingencies

Stockholder's equity:
 Common stock....................................................          --
 Additional paid-in capital......................................      75,000
 Retained earnings...............................................      14,290
 Foreign currency translation adjustment.........................      (2,204)
                                                                  ------------
  Total stockholder's equity.....................................      87,086
                                                                  ------------
  Total liabilities and stockholder's equity.....................  $3,029,073
                                                                  ============

See accompanying notes to the unaudited condensed consolidated financial statements.

                             AVIS RENT A CAR, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)
                                 (UNAUDITED)

                                                          PREDECESSOR
                                                           COMPANIES
                                                          FOR THE SIX                    FOR THE SIX
                                                         MONTHS ENDED                   MONTHS ENDED
                                                           JUNE 30,                       JUNE 30,
                                                             1996                           1997
                                                        --------------                 --------------
Revenue ...............................................    $887,566                       $945,647
                                                        --------------                 --------------
Cost and expenses:
 Direct operating......................................     390,125                        398,548
 Vehicle depreciation, net.............................     163,746                        179,418
 Vehicle lease charges.................................      60,862                         69,025
 Selling, general and administrative...................     168,042                        203,383
Interest, net..........................................      73,153                         68,343
Amortization of cost in excess of net assets acquired         2,382                          2,570
                                                        --------------                 --------------
                                                            858,310                        921,287
                                                        --------------                 --------------
Income before provision for income taxes...............      29,256                         24,360
Provision for income taxes.............................      13,077                         11,254
                                                        --------------                 --------------
Net income ............................................    $ 16,179                       $ 13,106
                                                        ==============                 ==============

See accompanying notes to the unaudited condensed consolidated financial statements.

                             AVIS RENT A CAR, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                 (UNAUDITED)

                                                                      PREDECESSOR
                                                                       COMPANIES
                                                                      FOR THE SIX                      FOR THE SIX
                                                                      MONTHS ENDED                     MONTHS ENDED
                                                                     JUNE 30, 1996                    JUNE 30, 1997
                                                                    ---------------                  ---------------
Cash flows from operating activities:
 Net income .......................................................   $    16,179                      $    13,106
 Adjustments to reconcile net income to net cash provided by operating activities:
 Vehicle depreciation..............................................       178,085                          184,510
 Depreciation and amortization of property and equipment ..........         7,676                            5,499
 Amortization of cost in excess of net assets acquired ............         2,382                            2,570
 Amortization of debt issuance costs...............................         1,604                               --
 Deferred income tax provision.....................................         9,410                            6,050
 Undistributed (charges) earnings of associated companies, net ....          (245)                              75
 Provision for losses on accounts receivable.......................           707                            1,340
 Provision for public liability, property damage and other
  insurance liabilities............................................        44,606                           44,996
 Change in operating assets and liabilities:
  Increase in accounts receivable..................................       (29,183)                         (18,464)
  (Increase) decrease in prepaid expenses..........................       (10,714)                           4,685
  Decrease in other assets.........................................         3,422                            1,054
  Increase in accounts payable.....................................        28,604                           24,261
  Increase (decrease) in accrued liabilities.......................        10,027                          (65,595)
  Decrease in public liability, property damage and other
   insurance liabilities...........................................       (34,796)                         (35,240)
                                                                    ---------------                  ---------------
  Net cash provided by operating activities........................       227,764                          168,847
                                                                    ---------------                  ---------------
Cash flows from investing activities:
 Payments for vehicle additions....................................    (1,347,799)                      (1,435,234)
 Vehicle deletions.................................................       914,766                        1,342,420
 Payments for additions to property and equipment..................       (18,606)                          (9,509)
 Sales of property and equipment...................................         1,522                            2,075
                                                                    ---------------                  ---------------
  Net cash used in investing activities............................      (450,117)                        (100,248)
                                                                    ---------------                  ---------------
Cash flows from financing activities:
 Changes in debt:
  Proceeds.........................................................       401,533                          188,507
  Repayments.......................................................      (188,755)                        (298,410)
                                                                    ---------------                  ---------------
  Net increase (decrease) in debt..................................       212,778                         (109,903)
 Deferred debt issuance costs......................................        (1,701)                              --
 Proceeds from intercompany loans..................................        28,552                           48,164
                                                                    ---------------                  ---------------
  Net cash provided by (used in) financing activities .............       239,629                          (61,739)
                                                                    ---------------                  ---------------
Effect of exchange rate changes on cash............................           245                             (267)
                                                                    ---------------                  ---------------
Net increase in cash and cash equivalents..........................        17,521                            6,593
Cash and cash equivalents at beginning of period...................        39,081                           50,886
                                                                    ---------------                  ---------------
Cash and cash equivalents at end of period.........................   $    56,602                      $    57,479
                                                                    ===============                  ===============
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
 Interest..........................................................   $    79,114                      $    90,113
                                                                    ===============                  ===============
 Income taxes......................................................   $     4,510                      $     6,187
                                                                    ===============                  ===============

See accompanying notes to the unaudited condensed consolidated financial statements.

                            AVIS RENT A CAR, INC.
      NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

   In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position at June 30, 1996 and 1997, and the results of operations and cash flows for the six month periods then ended. The results of operations for interim periods are not indicative of the results for a full year.

   For a summary of significant accounting policies and additional financial information, see the Company's consolidated financial statements which are included elsewhere in this Prospectus.

NOTE 2--BASIS OF FINANCIAL STATEMENT PRESENTATION

   On January 1, 1997, HFS Car Rental, Inc. (formerly known as, and hereinafter referred to as, Avis, Inc.) contributed the net assets of its corporate operations and all of its common stock ownership in Avis International, Ltd., Avis Enterprises, Inc., Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. to Avis Rent A Car, Inc.

NOTE 3--FINANCING AND DEBT

   Debt outstanding at June 30, 1997 is not guaranteed by HFS and is comprised of the following (in thousands):

                    VEHICLE TRUST FINANCING
--------------------------------------------------------------
Short Term:
 Short-term vehicle trust financing revolving credit
  facilities ..................................................  $1,839,700
                                                                ------------
Long Term:
 Vehicle manufacturer's floating rate notes due September 1998
  ($50,912 senior at 8.5% and $16,088 subordinated at 10.0%) ..      67,000
 Vehicle manufacturer's floating rate notes due October 2001
  ($64,375 senior at 7.4% and $53,625 subordinated at 9.2%)  ..     118,000
                                                                ------------
  Total long-term portion of vehicle trust financing  .........     185,000
                                                                ------------
                        OTHER FINANCING
--------------------------------------------------------------
Short Term:
 Short-term notes--foreign at 4.1% to 10.5%....................     134,401
 7.50% capital lease terminating November 1997 and current
  portion of long-term debt ...................................      18,595
                                                                ------------
  Total current portion of other financing debt ...............     152,996
                                                                ------------
Long Term:
 Other domestic................................................       2,407
 Debt of foreign subsidiaries:
 Floating rate notes due February 1998 at 4.8%.................       2,164
 Floating rate notes due August 1998 at 6.4%...................       1,502
                                                                ------------
  Total long-term portion of Other Financing ..................       6,073
                                                                ------------
                                                                 $2,183,769
                                                                ============

NOTE 4--SUBSEQUENT EVENTS.

   On August 20, 1997, the Company purchased The First Gray Line Corporation and its subsidiaries for approximately $210 million, including expenses. The fair value of unaudited assets and liabilities, exclusive of cost in excess of the fair value of net assets acquired, at June 30, 1997 are $332.3 million and $296.3 million, respectively. The transaction is subject to customary closing conditions and regulatory approval.

   On July 31, 1997, the Company refinanced all of its domestic debt. This debt was refinanced by utilizing a $3.65 billion asset-backed structure, which consisted of (i) a $2.0 billion Commercial Paper Program and (ii) a $1.65 billion Medium Term Note Issuance with maturities of 3 and 5 years.

    ARACS is party to a $470.0 million secured credit agreement that provides for (i) a revolving credit facility in the amount of up to $125.0 million which is available on a revolving basis until December 31, 2000 (the "Final Maturity Date") in order to finance the general corporate needs of ARACS in the ordinary course of business (with up to $75.0 million of such amount available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and their subsidiaries in the ordinary course of business), (ii) a term loan facility in the amount of $120.0 million to finance general corporate needs in the ordinary course of business, which will be repayable in four installments, the first three of which shall be in the amount of $1.0 million payable on June 30, 1998, June 30, 1999 and June 30, 2000 and the remainder of which will be due on the Final Maturity Date, and (iii) a standby letter of credit facility of up to $225.0 million available on a revolving basis to fund (a) any shortfall in certain payments owing pursuant to fleet lease agreements and (b) maturing Commercial Paper Notes if such Commercial Paper Notes cannot be repaid through the issuance of additional Commercial Paper Notes or draws under the Liquidity Facility. Under terms of this facility, the Company will be required to meet the following covenants
(i) certain maximum leverage ratios, (ii) certain minimum interest coverage ratios, and (iii) certain minimum fixed charge coverage. In addition, the Credit Facility prohibits the payment of cash dividends until the fiscal year ending December 31, 1998 and, thereafter, permits the payment of dividends only if the Company meets a minimum leverage ratio, the amount of such dividend does not exceed a designated percentage of the Company's cash flow and no default exists. Interest rates under these new facilities ranged from 5.6% to 7.8% at July 31, 1997.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder of
Avis Rent A Car, Inc.
Garden City, New York

We have audited the accompanying consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successor to Avis Rent A Car Systems Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously wholly-owned by Avis, Inc., collectively the "Predecessor Companies"), (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1996 and as to the Predecessor Companies as of December 31, 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1995 and the period January 1, 1996 to October 16, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1996, and the results of its operations and its cash flows for the period October 17, 1996 to December 31, 1996 (period after the change in control referred to in Note 1 to the consolidated financial statements), and with respect to the Predecessor Companies as of December 31, 1995, and for each of the two years in the period ended December 31, 1995 and the period January 1, 1996 to October 16, 1996 (period up to the change in control referred to in Note 1 to the consolidated financial statements) in conformity with generally accepted accounting principles.

As more fully discussed in Note 1 to the consolidated financial statements, the Predecessor Companies were acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable.

Deloitte & Touche LLP

New York, New York
May 12, 1997
(August 20, 1997 as to Note 15)

                            AVIS RENT A CAR, INC.
                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                (IN THOUSANDS)

                                                                    PREDECESSOR
                                                                     COMPANIES
                                                                   DECEMBER 31,    DECEMBER 31,
                                                                       1995            1996
                                                                  -------------- --------------
ASSETS
Cash and cash equivalents........................................   $   39,081      $   50,886
Accounts receivable, net.........................................      194,971         311,179
Due from affiliates, net.........................................                       61,807
Prepaid expenses.................................................       35,053          40,155
Vehicles, net....................................................    2,167,167       2,243,492
Property and equipment, net......................................      140,992          98,887
Other assets.....................................................       20,882          14,526
Deferred income tax assets.......................................       81,974         113,660
Cost in excess of net assets acquired, net.......................      144,778         196,765
                                                                  -------------- --------------
    Total assets.................................................   $2,824,898      $3,131,357
                                                                  ============== ==============
LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable.................................................   $  228,146      $  175,535
Accrued liabilities..............................................      183,595         329,245
Due to affiliates, net...........................................      385,687
Current income tax liabilities...................................        6,696           4,790
Deferred income tax liabilities..................................       27,990          35,988
Public liability, property damage and other insurance
 liabilities.....................................................      194,677         213,785
Debt.............................................................    1,109,747       2,295,474
                                                                  -------------- --------------
    Total liabilities............................................    2,136,538       3,054,817
                                                                  -------------- --------------
Commitments and contingencies

Stockholder's equity:
 Common stock ($.01 par value, 1,000 shares authorized;
  100 shares outstanding at December 31, 1996)...................        2,977              --
 Additional paid-in capital......................................      344,531          75,000
 Retained earnings...............................................      340,596           1,184
 Foreign currency translation adjustment.........................          256             356
                                                                  -------------- --------------
    Total stockholder's equity...................................      688,360          76,540
                                                                  -------------- --------------
    Total liabilities and stockholder's equity...................   $2,824,898      $3,131,357
                                                                  ============== ==============

See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                           PREDECESSOR COMPANIES              OCTOBER 17, 1996
                                --------------------------------------------      (DATE OF
                                 YEAR ENDED DECEMBER 31,    JANUARY 1, 1996     ACQUISITION)
                                --------------------------        TO                 TO
                                    1994          1995     OCTOBER 16, 1996   DECEMBER 31, 1996
                                ------------ ------------  ---------------- -------------------
Revenue........................  $1,412,400    $1,615,951     $1,504,673          $362,844
                                ------------ ------------  ---------------- -------------------
Cost and expenses:
 Direct operating..............     664,993       724,759        650,750           167,682
 Vehicle depreciation, net ....     266,637       324,186        275,867            66,790
 Vehicle lease charges.........      42,778        86,916        100,318            22,658
 Selling, general and
  administrative...............     252,024       269,434        283,180            68,215
 Interest, net.................     128,898       145,199        120,977            34,212
 Amortization of cost in
  excess of net assets
  acquired ....................       4,754         4,757          3,782             1,026
                                ------------ ------------  ---------------- -------------------
                                  1,360,084     1,555,251      1,434,874           360,583
                                ------------ ------------  ---------------- -------------------
Income before provision for
 income taxes..................      52,316        60,700         69,799             2,261
Provision for income taxes ....      30,213        34,635         31,198             1,040
                                ------------ ------------  ---------------- -------------------
Net income.....................  $   22,103    $   26,065     $   38,601          $  1,221
                                ============ ============  ================ ===================

See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    FOREIGN
                                                         ADDITIONAL                CURRENCY
                                               COMMON     PAID-IN     RETAINED    TRANSLATION
                                                STOCK     CAPITAL     EARNINGS    ADJUSTMENT      TOTAL
                                              -------- ------------  ---------- -------------  ----------
Balance, January 1, 1994.....................  $2,827     $318,125    $309,902      $(2,598)    $628,256
Net income for the year ended December
 31, 1994....................................                           22,103                    22,103
Tax benefit of ESOP income tax deductions ...               13,104                                13,104
Foreign currency translation adjustment .....                                         3,466        3,466
Cash dividends...............................                           (8,578)                   (8,578)
Stock dividends..............................     150                     (150)
                                              -------- ------------  ---------- -------------  ----------
Balance, December 31, 1994...................   2,977      331,229     323,277          868      658,351
Net income for the year ended December
 31, 1995....................................                           26,065                    26,065
Tax benefit of ESOP income tax deductions ...               13,302                                13,302
Foreign currency translation adjustment .....                                          (612)        (612)
Cash dividends...............................                           (8,746)                   (8,746)
                                              -------- ------------  ---------- -------------  ----------
Balance, December 31, 1995...................   2,977      344,531     340,596          256      688,360
Net income for the period ended October
 16, 1996....................................                           38,601                    38,601
Tax benefit of ESOP income tax deductions ...               12,939                                12,939
Foreign currency translation adjustment .....                                         2,805        2,805
Cash dividends...............................                           (1,398)                   (1,398)
                                              -------- ------------  ---------- -------------  ----------
Balance, October 16, 1996....................  $2,977     $357,470    $377,799      $ 3,061     $741,307
                                              ======== ============  ========== =============  ==========
Avis Rent A Car, Inc. ($.01 par value, 1,000
 shares authorized; 100 shares outstanding
 at October 17, 1996 (Date of Acquisition)) .  $   --     $ 75,000                              $ 75,000
Net income for the period from
 October 17, 1996 to December 31, 1996 ......                         $  1,221                     1,221
Foreign currency translation adjustment for
 the period October 17, 1996 to December 31,
 1996........................................                                       $   356          356
Additional minimum pension liability
 for the period October 17, 1996 to December
 31, 1996....................................                              (37)                      (37)
                                              -------- ------------  ---------- -------------  ----------
Balance, December 31, 1996...................  $   --     $ 75,000    $  1,184      $   356     $ 76,540
                                              ======== ============  ========== =============  ==========

See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                              PREDECESSOR COMPANIES               OCTOBER 17, 1996
                                                  ----------------------------------------------      (DATE OF
                                                    YEARS ENDED DECEMBER 31,    JANUARY 1, 1996     ACQUISITION)
                                                  ----------------------------        TO                 TO
                                                       1994          1995      OCTOBER 16, 1996   DECEMBER 31, 1996
                                                  ------------- -------------  ---------------- -------------------
Cash flows from operating activities:
Net income.......................................  $    22,103    $    26,065     $    38,601         $   1,221
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Vehicle depreciation............................      291,360        342,048         306,159            71,343
 Depreciation and amortization of property and
  equipment......................................       12,782         13,387          12,333             2,212
 Amortization of cost in excess of net assets
  acquired.......................................        4,754          4,757           3,782             1,026
 Amortization of debt issuance costs ............        3,454          2,660           2,423
 Deferred income tax provision...................       19,384         25,852          22,342                33
 Undistributed earnings of associated companies .          (65)          (376)           (232)
 Provision for (benefit from) losses on accounts
  receivable.....................................          305            (48)          1,238               227
 Provision for public liability, property damage
  and other insurance liabilities................       73,900         81,800          74,109            17,355
 Change in operating assets and liabilities:
  Decrease (increase) in accounts receivable ....           53        (22,644)       (204,137)           10,327
  Decrease (increase) in prepaid expenses .......        4,640           (863)         (2,125)           (2,664)
  (Increase) decrease in other assets............         (595)         1,988           3,266            (3,459)
  (Decrease) increase in accounts payable .......      (44,087)        (5,733)         82,354           (18,712)
  Increase (decrease) in accrued liabilities ....       26,399         42,176         101,069           (24,718)
  Decrease in public liability, property damage
   and other insurance liabilities...............      (72,363)       (71,159)        (56,364)          (16,015)
                                                  ------------- -------------  ---------------- -------------------
   Net cash provided by operating activities ....      342,024        439,910         384,818            38,176
                                                  ------------- -------------  ---------------- -------------------
Cash flows from investing activities:
 Payments for vehicle additions..................   (3,218,613)    (2,553,324)     (2,325,460)         (561,117)
 Vehicle deletions...............................    2,680,535      2,028,474       1,795,562           565,896
 Payments for additions to property and
  equipment......................................      (24,487)       (36,939)        (25,953)           (3,484)
 Sales of property and equipment.................        2,898          3,715           1,849               361
 Investment in associated companies..............         (100)
 Investment in Canadian Licensees................                                      (3,134)
                                                  ------------- -------------  ---------------- -------------------
  Net cash (used in) provided by investing
   activities....................................     (559,767)      (558,074)       (557,136)            1,656
                                                  ------------- -------------  ---------------- -------------------
Cash flows from financing activities:
 Changes in debt:
  Proceeds.......................................      423,502        320,940         519,167            63,903
  Repayments.....................................     (161,523)      (287,271)       (267,317)         (133,457)
                                                  ------------- -------------  ---------------- -------------------
  Net increase (decrease) in debt................      261,979         33,669         251,850           (69,554)
 Deferred debt issuance costs....................       (4,637)        (5,515)         (2,604)
 (Payments on) proceeds from intercompany loans .      (29,090)       104,209         (27,696)           (6,661)
 Cash dividends..................................       (8,578)        (8,746)         (1,398)
                                                  ------------- -------------  ---------------- -------------------
  Net cash provided by (used in) financing
   activities....................................      219,674        123,617         220,152           (76,215)
                                                  ------------- -------------  ---------------- -------------------
Effect of exchange rate changes on cash .........          119           (197)            260                94
                                                  ------------- -------------  ---------------- -------------------
Net increase (decrease) in cash and cash
 equivalents.....................................        2,050          5,256          48,094           (36,289)
Cash and cash equivalents at beginning of
 period..........................................       31,775         33,825          39,081            87,175
                                                  ------------- -------------  ---------------- -------------------
Cash and cash equivalents at end of period ......  $    33,825    $    39,081     $    87,175         $  50,886
                                                  ============= =============  ================ ===================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for:
  Interest.......................................  $   131,877    $   149,885     $   135,733         $  28,170
                                                  ============= =============  ================ ===================
  Income taxes...................................  $     7,576    $     8,688     $     6,220         $     827
                                                  ============= =============  ================ ===================
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTION
 --
                                                        $              $               $
 Recapitalization at Date of Acquisition ........           --             --              --         $ 666,307
                                                  ============= =============  ================ ===================


See accompanying notes to the consolidated financial statements.

                            AVIS RENT A CAR, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying consolidated financial statements include Avis Rent A Car, Inc. (name changed from and formerly known as Rental Car System Holdings, Inc. which was incorporated on October 17, 1996) and subsidiaries (including the carved out corporate operations of HFS Car Rental, Inc. (name changed from and formerly known as, and hereinafter referred to as, Avis, Inc.), which is the holding company of Rental Car System Holdings, Inc., and Prime Vehicles Trust (the "Vehicle Trust")), Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. (collectively referred to as "Avis Rent A Car, Inc."). All of the foregoing companies are ultimately wholly-owned subsidiaries of Avis, Inc., which was acquired by HFS Incorporated ("HFS") on October 17, 1996 (the "Date of Acquisition") for approximately $806.5 million. The purchase price was comprised of approximately $367.2 million in cash, $100.9 million of indebtedness and $338.4 million of HFS common stock. Prior to October 16, 1996, the above-named entities were wholly-owned by Avis, Inc. and are referred to collectively as the "Predecessor Companies". Avis Rent A Car, Inc. and the Predecessor Companies are referred to throughout the notes as the "Company". The major shareholder of Avis, Inc. was an Employee Stock Ownership Plan ("ESOP") and the minority shareholder was General Motors Corporation ("General Motors"). The Company purchases a significant portion of its vehicles, obtains financing, and receives certain financial incentives and allowances from General Motors (see Notes 2, 4, 7 and 14). As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable. On January 1, 1997, Avis, Inc. contributed the net assets of its corporate operations and all of its common stock ownership in Avis International, Ltd., Avis Enterprises, Inc., Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. to the Company. After the transfer, the remaining operations of Avis, Inc. consist of an investment in a wholly-owned subsidiary which owns the Avis trade names and trademarks. Pursuant to a plan developed by HFS prior to the Date of Acquisition, HFS will cause the Company to undertake an initial public offering ("IPO") within one year of the Date of Acquisition, which will reduce HFS' equity interest in the Company to 25%. HFS owns and operates the reservation system as well as the telecommunications and computer processing systems which service the rental car operations for reservations, rental agreement processing, accounting and vehicle control. HFS will charge a fee for such services (see
Note 3). In addition, HFS will retain the Avis trade name and charge the Company a royalty fee for the use of the Avis name.

   The acquisition was accounted for under the purchase method and includes the operations of the Company subsequent to the Date of Acquisition. A portion of this purchase price has been allocated to the estimated fair value of the Company. This estimate is calculated assuming that the Company is an independent franchisee of Avis, Inc. and is required to pay certain fees for use of the Avis trade name, reservation services and other franchise related services. HFS and its advisors have estimated that the value of the Company at the Date of Acquisition was $75 million. The value of the Company is expected to increase to approximately $300 million upon completion of the IPO (with the IPO proceeds retained by the Company) with HFS's equity interest to be reduced to 25% equal to $75 million. If the results of the IPO do not confirm the preliminary value as of the Date of Acquisition, then the allocated purchase price will be adjusted with a corresponding adjustment to cost in excess of net assets acquired. The estimated fair value of the Company has been allocated to individual assets and liabilities based on their estimated fair value at the Date of Acquisition. The final asset and liability fair values may differ from those set forth in the accompanying consolidated statement of financial position on December 31, 1996; however, the changes are not expected to have a material effect on the consolidated financial position of the Company.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The preliminary purchase cost allocation at the Date of Acquisition has been allocated to the Company as follows (in thousands):

 Allocated purchase cost ........................... $   75,000
                                                    -----------
Fair Value of:
 Liabilities assumed ..............................   3,145,395
 Assets acquired ..................................   3,022,712
                                                    -----------
Net Liabilities ...................................     122,683
                                                    -----------
Excess of purchase price over net assets acquired    $  197,683
                                                    ===========

PRINCIPLES OF CONSOLIDATION

   All material intercompany accounts and transactions have been eliminated.

ACCOUNTING ESTIMATES

   Generally accepted accounting principles require the use of estimates, which are subject to change, in the preparation of financial statements. Significant accounting estimates used include estimates for determining public liability, property damage and other insurance liabilities, and the realization of deferred income tax assets. Management has exercised reasonableness at deriving these estimates. However, actual results may differ.

REVENUE RECOGNITION

   Revenue is recognized over the period the vehicle is rented.

CASH AND CASH EQUIVALENTS

   The Company considers deposits and short-term investments with an original maturity of three months or less to be cash equivalents.

VEHICLES

   Vehicles are stated at cost net of accumulated depreciation. In accordance with industry practice, when vehicles are sold, gains or losses are reflected as an adjustment to depreciation. Vehicles are generally depreciated at rates ranging from 10% to 25% per annum. Manufacturers provide the Company with incentives and allowances (such as rebates and volume discounts) which are amortized to income over the holding period of the vehicles.

PROPERTY AND EQUIPMENT

   Property and equipment is stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Estimated useful lives range from five to ten years for furniture and office equipment, to thirty years for buildings. Leasehold improvements are amortized over the shorter of twenty years or the remaining life of the lease. Maintenance and repairs are expensed; renewals and improvements are capitalized. When depreciable assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in the consolidated statement of operations.

COST IN EXCESS OF NET ASSETS ACQUIRED

   Cost in excess of net assets acquired is amortized over a 40 year period and is shown net of accumulated amortization of $37.5 million and $1.0 million at December 31, 1995 and 1996, respectively.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 IMPAIRMENT ACCOUNTING

   In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company reviews the recoverability of its long-lived assets, including cost in excess of net assets acquired, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. The measurement of possible impairment is based on the Company's ability to recover the carrying value of the asset from the expected future pre-tax undiscounted future cash flows generated. The measurement of impairment requires management to use estimates of expected future cash flows. If an impairment loss existed, the amount of the loss would be recorded under the caption Costs and Expenses in the consolidated statement of operations. It is at least reasonably possible that future events or circumstances could cause these estimates to change. The adoption of this statement had no material effect on the consolidated financial statements of the Company.

PUBLIC LIABILITY, PROPERTY DAMAGE AND OTHER INSURANCE LIABILITIES

   Insurance liabilities on the accompanying consolidated statements of financial position include additional liability insurance, personal effects protection insurance, public liability and property damage ("PLPD") and personal accident insurance claims for which the Company is self-insured. The Company is self-insured up to $1 million per claim under its automobile liability insurance program for PLPD and additional liability insurance. Costs in excess of $1 million per claim are insured under various contracts with commercial insurance carriers. The liability for claims up to $1 million is estimated based on the Company's historical loss and loss adjustment expense experience and adjusted for current trends.

   The insurance liabilities include a provision for both claims reported to the Company as well as claims incurred but not yet reported to the Company. This method is an actuarially accepted loss reserve method. Adjustments to this estimate and differences between estimates and the amounts subsequently paid are reflected in operations as they occur.

FOREIGN CURRENCY TRANSLATION

   The assets and liabilities of foreign companies are translated at the year-end exchange rates. The resultant translation adjustment is included as a component of consolidated stockholder's equity. Results of operations are translated at the average rates of exchange in effect during the year.

INCOME TAXES

   The Company is included in the consolidated federal income tax return of HFS. Pursuant to the regulations under the Internal Revenue Code, the Company's pro rata share of the consolidated federal income tax liability of HFS is allocated to the Company on a separate return basis. The Predecessor Companies were included in the consolidated federal income tax return of Avis, Inc. The Company files separate income tax returns in states where a consolidated return is not permitted. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred income tax assets and liabilities are measured based upon the difference between the financial accounting and tax bases of assets and liabilities.

PENSIONS

   Costs of the defined benefit plans are actuarially determined under the projected unit credit cost method and include amounts for current service and interest on projected benefit obligations and plan assets. The Company's policy is to fund at least the minimum contribution amount required by the Employee Retirement Income Security Act of 1974.

ADVERTISING

   Advertising costs are expensed as incurred. Advertising costs were $60.4 million, $48.4 million, $66.1 million and $10.3 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 ENVIRONMENTAL COSTS

   The Company's operations include the storage and dispensing of gasoline. The Company accrues losses associated with the remediation of accidental fuel discharges when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries from insurance companies and other reimbursements are generally not significant. In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 96-1 Environmental Remediation Liabilities ("SOP 96-1"). SOP 96-1 provides guidance on the timing and measurement of liabilities associated with environmental remediation. The statement is effective for fiscal years beginning after December 15, 1996. The adoption of this statement is not expected to have a material effect on the results of operations or financial position of the Company.

NOTE 2 -- ACCOUNTS RECEIVABLE

   Accounts receivable at December 31, 1995 and 1996 consist of the following (in thousands):

                                          1995       1996
                                       ---------- ---------
Vehicle rentals.......................  $ 90,290   $ 94,480
Due from vehicle manufacturers  ......    11,308     14,758
Due from General Motors ..............    69,504    168,546
Damage claims ........................     5,969     10,697
Due from licensees ...................     3,297      3,903
Other ................................    17,349     19,022
                                       ---------- ---------
                                         197,717    311,406
Less allowance for doubtful accounts      (2,746)      (227)
                                       ---------- ---------
                                        $194,971   $311,179
                                       ========== =========

   Amounts due from vehicle manufacturers include receivables for vehicles sold under guaranteed repurchase contracts and amounts due for incentives and allowances. Incentives and allowances are based on the volume of vehicles to be purchased for a model year, or from the manufacturers' willingness to encourage the Company to retain vehicles rather than return the vehicles back to the manufacturer or arise from the purchase of particular models not subject to repurchase under "buyback" arrangements. Incentives and allowances are amortized to income over the holding period of the vehicles (see Notes 4 and 14).

NOTE 3 -- DUE (TO) FROM AFFILIATES, NET

   Due (to) from affiliates, net at December 31, 1995 and 1996 consist of the following balances due to or from HFS or its consolidated subsidiaries which will be settled on or before the previously mentioned IPO (in thousands):

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                   1995         1996
                                              ------------- -----------
Note receivable from Wizard Co., Inc. (a)  ..                 $ 196,965
Subordinated vehicle financing notes (b) ....  $  (180,000)    (247,500)
Due to Avis, Inc. for tax advantaged vehicle
 financing (c) ..............................   (1,000,000)
Non-interest bearing advances (d) ...........      794,313      112,342
                                              ------------- -----------
                                               $   (385,687)  $  61,807
                                              ============= ===========

NOTES:
(a) Consists of a $194.1 million note receivable from Wizard Co., Inc., an indirect wholly-owned subsidiary of HFS, plus accrued interest. The note bears interest at 7.13% and is due on October 1, 2006 and is guaranteed by HFS.

(b)    Represents loans from Avis, Inc. to the Vehicle Trust, as described in
       Note 7, to provide additional subordinated financing. The amounts provided reduce, within certain limits, the amount of subordinated financing required from other lenders. The loans are made under terms of a credit agreement which terminates on October 29, 2003. At December 31, 1995 and 1996, the weighted average interest rate under these loans was 11.16% and 10.75%, respectively.

(c) Represents a $1 billion ESOP related tax advantaged vehicle trust financing consisting of loans under various agreements with banks, insurance companies and vehicle manufacturer finance companies. The tax advantaged notes were issued in September 1987 with a final maturity of 25 years and annual principal reductions commencing in 1998. At December 31, 1995, the weighted average interest rate under these loans was 6.0%. Included within the $1 billion ESOP related vehicle trust financing is $118 million that is ultimately due to General Motors. This loan was retired as of the Date of Acquisition.

(d) Primarily represents the transfer of assets from the Company to HFS and subsidiaries, recorded in connection with the October 17, 1996 acquisition of Avis, Inc. by HFS, as well as intercompany transactions relating to management, service and administrative fees since the Date of Acquisition. The amounts due to or from HFS and subsidiaries are interest free and are guaranteed by HFS.

   Expense and (income) items of the Company include the following charges from (to) Avis, Inc. and subsidiaries prior to the Date of Acquisition for the period ended December 31, 1994, December 31, 1995 and October 16, 1996 (in thousands).

                                FOR THE YEARS ENDED   JANUARY 1, 1996
                                   DECEMBER 31,             TO
                               --------------------- OCTOBER 16, 1996
                                  1994       1995
                               --------- ----------
Vehicle related costs ........             $(3,954)      $(25,134)
Data processing ..............  $28,671     29,833         30,209
Employee benefits allocation     (2,975)    (3,385)        (2,776)
Rent .........................   (1,730)    (2,188)        (2,459)

   These charges seek to reimburse the affiliated company for the actual costs incurred. These amounts reflect the effect of various intercompany agreements, which are subject to renegotiation from time to time, and certain allocations which are based upon such factors as square footage, employee salaries, computer usage time, etc.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Expense items of the Company include the following charges from HFS and affiliates of HFS for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 (in thousands):

 Reservations ................................  $10,900
Data processing .............................     8,772
Management, service and administrative fees       8,568
Interest on intercompany debt, net ..........     2,561
Rent ........................................       950
                                              ----------
                                                $31,751
                                              ==========

   Reservations and data processing services are charged to the Company based on actual cost. Effective January 1, 1997, HFS will charge the Company a royalty fee of 4.0% of revenue for the use of the Avis trade name. On an unaudited pro forma basis, had the royalty fee been charged to the Company beginning on October 17, 1996, net income for the period October 17, 1996 to December 31, 1996 would have been reduced by $4.3 million resulting in a pro forma net loss of $3.1 million.

NOTE 4 -- VEHICLES

   Vehicles at December 31, 1995 and 1996 consist of the following (in thousands):

                                                              1995          1996
                                                          ------------ ------------
Vehicles ................................................  $2,283,003    $2,250,309
Vehicles acquired under long-term capital lease (Note 7)       95,084        19,324
Buses and support vehicles ..............................      42,075        45,868
Vehicles held for sale ..................................      42,332        36,378
                                                          ------------ ------------
                                                            2,462,494     2,351,879
Less accumulated depreciation ...........................    (295,327)     (108,387)
                                                          ------------ ------------
                                                           $2,167,167    $2,243,492
                                                          ============ ============

   Depreciation expense recorded for vehicles was $266.6 million, $324.2 million, $275.9 million and $66.8 million, for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996,
respectively. Depreciation expense reflects a net gain on the disposal of vehicles of $24.8 million, $17.8 million, $30.3 million and $4.5 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively. It also reflects the amortization of certain incentives and allowances from various vehicle manufacturers (the most significant of which was received from General Motors) of approximately $74 million, $77 million, $61 million and $14 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively.

   During the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, the Company purchased from General Motors $2.7 billion, $2.0 billion, $1.8 billion and $0.4 billion of vehicles, net of incentives and allowances, respectively (see Notes 1 and 14).

   In November 1988 and April 1990, the Company entered into seven year operating leases under which an original amount of $324.3 million of vehicles were leased, with the ability to exchange such leased vehicles for newly manufactured vehicles with the same value to the lessor. The leases are cancelable at the Company's option, however, additional costs may be incurred upon termination based upon the fair value of the vehicles at the time the option is exercised. At the termination of the leases, the Company may purchase the vehicles at the agreed upon fair market value or return them to the lessor.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    In December 1994, the Company entered into a financing arrangement whereby it may lease up to $503 million of vehicles. This arrangement was amended on October 17, 1996 to increase the amount to $650 million. Under this arrangement, at December 31, 1995 and 1996, there were $219 million and $322 million of vehicles under operating leases. The vehicles leased under this arrangement may be leased for periods of up to 18 months. The lease cost charged to the Company varies with the number of vehicles leased and the repurchase agreement offered by the vehicle manufacturer to the lessor and includes all expenses including the interest costs of the financing company.

   The rental payments due in each of the years ending December 31 for the operating leases as described above are as follows (in thousands):

 1997 ...  $69,444
 1998 ...   15,388

   Rental expense for those vehicles under operating leases as described above was $59.2 million, $106.1 million, $93.0 million and $16.1 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively.

NOTE 5 -- PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1995 and 1996 consist of the following (in thousands):

                                                   1995       1996
                                                ---------- ---------
Land ..........................................  $ 19,702   $ 19,523
Buildings .....................................    13,321     11,862
Leasehold improvements ........................   139,938     48,898
Furniture, fixtures and equipment .............    30,779     10,997
Construction-in-progress ......................    15,813      9,946
                                                ---------- ---------
                                                  219,553    101,226
Less accumulated depreciation and
 amortization..................................   (78,561)    (2,339)
                                                ---------- ---------
                                                 $140,992   $ 98,887
                                                ========== =========

NOTE 6 -- ACCRUED LIABILITIES

   Accrued liabilities at December 31, 1995 and 1996 consist of the following (in thousands):

                                    1995       1996
                                 ---------- ---------
Payroll and related costs  .....  $ 54,706   $ 73,142
Taxes, other than income taxes      10,740     29,522
Rents and property related  ....    10,594     30,889
Interest .......................    12,081     18,531
Sales and marketing ............    20,567     20,395
Vehicle related ................    24,492     18,784
Other various ..................    50,415    137,982
                                 ---------- ---------
                                  $183,595   $329,245
                                 ========== =========

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 7 -- FINANCING AND DEBT

   Debt outstanding at December 31, 1996 is not guaranteed by HFS and debt outstanding at December 31, 1995 and 1996 is comprised of the following (in thousands):

                                                                1995          1996
                                                            ------------ ------------
                  VEHICLE TRUST FINANCING
Commercial paper...........................................  $    3,000
Short-term vehicle trust financing--revolving credit
 facilities ...............................................                $1,970,000
Current portion of long-term debt .........................      56,000
                                                            ------------ ------------
Total current portion of vehicle trust financing  .........      59,000     1,970,000
                                                            ------------ ------------

Long-term vehicle trust revolving credit facilities  ......     476,000
Vehicle manufacturer's floating rate notes due September
 1998 ($50,719 senior at 8.50% and $16,281 subordinated at
 10.00%) ..................................................                    67,000
Vehicle manufacturer's floating rate notes due October
 2001 ($63,731 senior at 7.16% and $54,269 subordinated at
 8.91%) ...................................................                   118,000
Floating rate notes due September 1998 ....................     115,000
Insurance company notes due from December 1997 to December
 1999 at 7.53% to 8.23% ...................................     112,000
Insurance company notes due from June 1998 to June 2003 at
 6.75% to 7.92% ...........................................     150,500
                                                            ------------ ------------
  Total long-term portion of vehicle trust financing  .....     853,500       185,000
                                                            ------------ ------------
                      OTHER FINANCING
Short-term notes--foreign at 6.63% to 18.00% in 1995 and
 3.89% to 13.00% in 1996 ..................................      37,264        65,516
Short-term floating rate capital lease terminating in 1996       12,801
Current portion of 7.50% capital lease terminating
 November 1997 ............................................      19,153        40,169
Current portion of long-term debt--other ..................      13,605         1,060
                                                            ------------ ------------
  Total current portion of other financing ................      82,823       106,745
                                                            ------------ ------------

7.50% capital lease terminating November 1997 .............      40,169
Other domestic.............................................       3,974         2,916
Debt of foreign subsidiaries:
 Floating rate notes due April 1997 at 8.26% to 8.44%  ....      51,891
 Floating rate notes due July 1997 at 9.42% to 9.63%  .....      10,378
 Floating rate notes due February 1998 at 7.65% in 1995
  and 4.75% in 1996 .......................................       8,012         2,935
 Floating rate notes due August 1998 at 6.94% to 8.65%  ...                    27,878
                                                            ------------ ------------
  Total long-term portion of other financing ..............     114,424        33,729
                                                            ------------ ------------
                                                             $1,109,747    $2,295,474
                                                            ============ ============

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Currently, the primary source of funding for domestic vehicles is provided by the Vehicle Trust (a grantor trust). The Vehicle Trust consists of loans from banks, vehicle manufacturer finance companies and Avis, Inc. The Predecessor Companies' financing structure of the Vehicle Trust consisted of loans from banks, insurance companies, vehicle manufacturer finance companies and Avis, Inc. Amounts drawn against this facility may be used to purchase vehicles and pay certain expenses of the Vehicle Trust. The security for the Vehicle Trust financing facility consists of a lien on the vehicles acquired under the facility, which at December 31, 1995 and 1996, totaled approximately $1.9 billion and $2.1 billion, respectively, exclusive of related valuation reserves. The security for the Vehicle Trust financing facility also consists of security interests in certain other assets of the Vehicle Trust. In addition, the Vehicle Trust and its security agreement require that there be outstanding, at all times, subordinated debt in a specified percentage range (10% -25%) of the net book value of the vehicles owned by the Vehicle Trust. Pursuant to the agreement, the subordinated debt is to be provided by vehicle manufacturer finance companies and Avis, Inc. At December 31, 1995 and 1996, subordinated debt of $292.1 million and $318.0 million, respectively, was required under the Vehicle Trust financing of which $180.0 million and $247.5 million, respectively, was due to Avis, Inc. (Note 3).

   At December 31, 1995, the weighted average interest rate on commercial paper was 6.4%. For the periods ended December 31, 1994, December 31, 1995 and October 16, 1996, the average outstanding borrowings of commercial paper were $19.9 million, $33.5 million and $30.4 million, respectively, with a weighted average interest rate of 5.3%, 6.5% and 6.0%, respectively.

   The short-term notes are issued pursuant to a $2.5 billion revolving credit facility dated as of October 17, 1996 which matures on October 16, 1997. At December 31, 1996, the weighted average interest rate on borrowings under this facility was 6.00%. For the period from October 17, 1996 to December 31, 1996, the average outstanding borrowings under this facility were $2.0 billion with a weighted average interest rate of 5.98%. This facility requires a fee of 1/8 of 1% on the committed amount.

   The long-term vehicle trust revolving credit facility consisted of $850 million revolving credit facility expiring on September 30, 1997. The interest rate on these loans is based on the London interbank rate ("LIBOR") plus a spread negotiated at the time of borrowing. At December 31, 1995, the weighted average interest rate on outstanding borrowings under this facility was 6.3%. For the periods ended December 31, 1994, December 31, 1995 and October 16, 1996, the average outstanding borrowings under this facility were $366.5 million, $288.0 million and $516.9 million, respectively, with a weighted average interest rate of 5.2%, 6.5% and 5.7%, respectively. This facility was retired on the Date of Acquisition.

   The Company also had Vehicle Trust financing outstanding from vehicle manufacturer finance companies under terms of loan agreements dated October 17, 1996. Under these agreements, the maximum amount of borrowings allowed is $267 million, of which up to $260 million may be used as subordinated debt. On December 31, 1996, $185 million was outstanding of which $70.5 million of the outstanding debt was deemed subordinated. At December 31, 1996, the weighted average interest rate of borrowings under this facility was 8.5%. For the period October 17, 1996 to December 31, 1996, the average outstanding borrowings under this facility was $185 million with a weighted average interest rate of 8.41%. The Predecessor Companies, through its parent, Avis, Inc., had substantially similar financing arrangements under a portion of a $1 billion ESOP related tax advantaged vehicle trust financing facility (Note
3). At December 31, 1995, the outstanding borrowings under this arrangement was $185 million, of which $112.1 million was subordinated. The average borrowings under this facility for the periods ended December 31, 1994, December 31, 1995 and October 16, 1996 were $317.0 million, $268.2 million and $185.0 million, respectively. The weighted average interest rate on these average borrowings were 6.2%, 7.7% and 7.3%.

   The floating rate notes were issued pursuant to a loan agreement, dated September 1, 1995, for a period of three years. The interest rate on these notes is based on the LIBOR, plus a spread of 0.45%. The

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 interest rate on these notes at December 31, 1995 was 6.2%. For the periods ended December 31, 1995 and October 16, 1996, the average outstanding borrowings under this facility were $35.1 million and $115.0 million, respectively, with a weighted average interest rate of 6.2% and 6.0%, respectively. The notes were retired on the Date of Acquisition.

   In December 1992 and May 1993, the Company borrowed a total of $318.5 million from a group of insurance companies. The maturities on these notes ranged from 3 to 10 years, with an average life, when issued, of 6.1 years. The effective interest rate on these notes was 7.3% at December 31, 1995. The average amounts outstanding for the periods ended December 31, 1994, December 31, 1995 and October 16, 1996 were $318.5 million, $318.5 million and $287.1 million, respectively, with a weighted average interest rate of 7.3%, 7.3% and 7.4%, respectively. These notes were retired as of the Date of Acquisition.

   In November 1992, the Predecessor Companies entered into a five year capital lease under which $96.7 million of vehicles were leased. The lease is cancelable at the Company's option, however, additional costs may be incurred upon termination based upon the fair value of the vehicles at the time the option is exercised. At the termination of the lease, the Company may purchase the vehicles at an agreed upon fair market value or return them to the lessor. The future minimum lease payments due under the Company's capital lease obligation, which terminates on November 30, 1997, are $41.5 million (including interest of $1.3 million).

   Included in total debt at December 31, 1995 and 1996 is indebtedness to General Motors of $10.1 million and $118.3 million, respectively (see Note
14).

   Under the terms of the Company's loan agreements, the Company must maintain a minimum net worth, minimum earnings and cash flow ratios.

   Mandatory maturities of long-term obligations for each of the next five years ending December 31, and thereafter, are as follows (in thousands):

1997 .........  $ 41,229
1998 .........    98,950
1999 .........     1,086
2000 .........       209
2001 .........   118,228
Thereafter  ..       256

OTHER CREDIT FACILITIES

   At December 31, 1995 and 1996, the Company has letters of credit/working capital agreements totaling $102.6 million and $102.6 million, respectively, which may be renewed biannually at the Company's option and the banks' discretion. The collateral for certain of these agreements consists of a lien on property and equipment and certain receivables with a carrying value of $140.9 million and $136.9 million, respectively. At December 31, 1995 and 1996, the Company has outstanding letters of credit amounting to $47.6 million and $55.1 million, respectively.

   In addition, for certain of its international operations, the Company has available at December 31, 1995 and 1996, unused lines of credit of $176.9 million and $224.3 million, respectively. The unused lines of credit agreements require an annual fee of 0.2% to 0.5% of the unused line.

INTEREST RATE SWAP AGREEMENTS

   The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on certain outstanding debt obligations. These agreements effectively change the Company's interest rate exposure on $29.1 million and $44.0 million of its outstanding debt from a weighted average

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 variable interest rate to a fixed rate of 7.7% and 7.1% at December 31, 1995 and 1996, respectively. The variable interest element with respect to these interest rate swap agreements is reset quarterly. The interest rate swap agreements will terminate in March 1997, July 1998 and November 1998. The differential to be paid or received is recognized ratably as interest rates change over the life of the agreements as an adjustment to interest expense.

   The net interest differential charged to interest expense for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 was $179,000, $146,000, $582,000 and $285,000, respectively. The Company is exposed to credit risk in the event of nonperformance by counterparties to its interest rate swap agreements. Credit risk is limited by entering into such agreements with primary dealers only; therefore, the Company does not anticipate that nonperformance by counterparties will occur. Notwithstanding this, the Company's treasury department monitors counterparty credit ratings at least quarterly through reviewing independent credit agency reports. Both current and potential exposure are evaluated as necessary, by obtaining replacement cost information from alternative dealers. Potential loss to the Company from credit risk on these agreements is limited to amounts receivable, if any.

NOTE 8 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amount and the estimated fair value of the Company's interest rate swap agreements represent liabilities of approximately $123,600 and $843,100 at December 31, 1995, and $578,000 and $1.4 million at December 31, 1996, respectively.

   For instruments including cash and cash equivalents, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short maturity of these instruments. The fair value of floating-rate debt approximates carrying value because these instruments re-price frequently at current market prices. The fair value of fixed-rate debt approximates carrying value.

   The Company believes that it is not practicable to estimate the current fair value of the amounts due from (to) affiliates because of the related party nature of the instruments.

NOTE 9 -- INCOME TAXES

   The provision for income taxes for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 consists of the following (in thousands):

                                                                        OCTOBER 17, 1996
                            YEARS ENDED DECEMBER 31,                        (DATE OF

                            ------------------------  JANUARY 1, 1996     ACQUISITION)
                                                            TO                 TO
                               1994          1995    OCTOBER 16, 1996   DECEMBER 31, 1996
                            ---------     ---------  ---------------- -------------------
Current:
 State.....................  $   735        $ 1,422       $ 2,176            $  719
 Foreign ..................   10,094          7,361         6,680               288
                            ---------     ---------  ---------------- -------------------
                              10,829          8,783         8,856             1,007
                            ---------     ---------  ---------------- -------------------
Deferred:
 Federal ..................   16,020         19,057        19,614               (85)
 Foreign ..................    3,364          6,795         2,728               118
                            ---------     ---------  ---------------- -------------------
                              19,384         25,852        22,342                33
                            ---------     ---------  ---------------- -------------------
Provision for income
 taxes.....................  $30,213        $34,635       $31,198            $1,040
                            =========     =========  ================ ===================

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The effective income tax rate for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 varies from the statutory U.S. federal income tax rate due to the following (dollars amounts in thousands):

                                  YEARS ENDED DECEMBER 31,
                            -------------------------------------
                                   1994               1995
                            ------------------ ------------------
Statutory U.S. federal
 income tax rate...........  $18,311    35.0%   $21,245    35.0%
Tax effect of foreign
 operations and dividends      9,447    18.1      8,984    14.8
Amortization of cost in
 excess of net assets
 acquired and other
 intangibles ..............    1,633     3.1      1,633     2.7
State income taxes, net of
 federal tax benefit ......      478      .9        924     1.5
Other non-deductible
 business expenses ........                         550      .9
Other .....................      344      .7      1,299     2.2
                            --------- -------  --------- -------
Effective income tax rate .  $30,213    57.8%   $34,635    57.1%
                            ========= =======  ========= =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                OCTOBER 17, 1996
                                                    (DATE OF
                             JANUARY 1, 1996      ACQUISITION)
                                    TO                 TO
                             OCTOBER 16, 1996   DECEMBER 31, 1996
                            --------- -------  -------------------
Statutory U.S. federal
 income tax rate...........  $24,429    35.0%   $   791     35.0%
Tax effect of foreign
 operations and dividends      5,134     7.4     (1,073)   (47.5)
Amortization of cost in
 excess of net assets
 acquired and other
 intangibles ..............    1,045     1.5        359     15.9
State income taxes, net of
 federal tax benefit ......    1,413     2.0        469     20.8
Other non-deductible
 business expenses ........      462      .6        494     21.8
Other .....................   (1,285)   (1.8)
                            --------- -------  --------- --------
Effective income tax rate .  $31,198    44.7%   $ 1,040     46.0%
                            ========= =======  ========= ========

   In accordance with SFAS 109, the net deferred income tax assets at December 31, 1995 and 1996 include the following (in thousands):

                                                                 1995        1996
                                                             ----------- -----------
GROSS DEFERRED INCOME TAX ASSETS:
Accrued liabilities ........................................  $ 108,914    $ 171,050
Net operating loss carryforwards ...........................     68,474       78,172
Alternative minimum income tax credit carryforwards  .......      3,025        3,025
                                                             ----------- -----------
                                                                180,413      252,247
                                                             ----------- -----------
GROSS DEFERRED INCOME TAX LIABILITIES:
Tax depreciation in excess of book depreciation  ...........   (116,304)    (152,346)
Tax amortization in excess of book amortization of cost in
 excess of net assets acquired and difference in book and
 tax basis of intangibles ..................................                 (13,547)
Prepaids and other .........................................    (10,125)      (8,682)
                                                             ----------- -----------
                                                               (126,429)    (174,575)
                                                             ----------- -----------
Net deferred income tax assets..............................  $  53,984    $  77,672
                                                             =========== ===========

   The Company, under its tax disaffiliation agreement with HFS, has allocated alternative minimum tax net operating loss carryforwards of $139.8 million. The net operating loss carryforward is $223.3 million. The net operating loss carryforwards expire as follows: 2001, $4.3 million; 2002, $2.5 million; 2005, $32.6 million; 2008, $23.7 million; 2009, $15.1 million.
The Company also has available unused investment tax credits of approximately $5.8 million which expire on February 28, 2002.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 10 -- RETIREMENT BENEFITS

   The Company, through its subsidiary, Avis Rent A Car System, Inc. ("ARACS"), sponsors non-contributory defined benefit plans covering employees who are members of certain collective bargaining units and non-union full-time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. ARACS also contributes to union sponsored pension plans.

   Through ARACS, the Company sponsors a Voluntary Investment Savings Plan under a "qualified cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code. For the periods ended December 31, 1994, December 31, 1995, October 16, 1996, and December 31, 1996, the cost of the plan was $1.6 million, $1.7 million, $1.4 million and $352,000, respectively. Included in the Investment Savings Plan, ARACS sponsors a defined contribution plan for substantially all non-union full-time employees not otherwise covered. Costs for this plan are determined at 2% of each covered employee's compensation. Employer contributions and costs of the plan for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 amounted to $1.7 million, $1.8 million, $1.5 million and $394,000, respectively.

   The defined benefit plans provide benefits based upon years of credited service, highest average compensation and social security benefits. Annual retirement benefits, at age 65, are equal to 1 1/2% of the participating employee's final average compensation (average compensation during the highest five consecutive years of employment in the ten years prior to retirement) less 1 3/7% of the Social Security benefits for each year of service up to a maximum of 35 years. In addition, the plan provides for reduced benefits before age 65 and for a joint and survivor annuity option.

   The Company also sponsors several foreign pension plans. The most significant of these is the Canadian pension plan.

   The status of the defined benefit plans at December 31, 1995 and 1996 is as follows (in thousands):

                                                                    1995
                                                        ----------------------------
                                                                 U.S. PLANS
                                                        ----------------------------
                                                         SALARIED AND
                                                            HOURLY
                                                           EMPLOYEES
                                                          AS OF JUNE     BARGAINING   CANADIAN
                                                           30, 1985         PLAN        PLAN
                                                        -------------- ------------  ----------
Actuarial present value of accumulated benefit obligations:
 Vested................................................    $(37,040)      $(5,327)     $(2,349)
 Nonvested ............................................      (4,186)         (201)
                                                        -------------- ------------  ----------
  Total ...............................................    $(41,226)      $(5,528)     $(2,349)
                                                        ============== ============  ==========

Actuarial present value of projected benefit
 obligation............................................    $ 57,780       $ 5,528      $ 2,566
Plan assets at fair value .............................      51,633         4,426        7,072
                                                        -------------- ------------  ----------
Projected benefit obligation (in excess of) less than
 plan assets ..........................................      (6,147)       (1,102)       4,506
Unrecognized net actuarial loss (gain) ................       4,713           455         (557)
Prior service cost (gain) not yet recognized in net
 periodic pension cost ................................      (2,798)          996
Remaining unrecognized obligation .....................                    (1,451)
Unrecognized net transition asset .....................                                 (2,944)
                                                        -------------- ------------  ----------
Pension (liability) asset included in the statement of
 financial position....................................    $ (4,232)      $(1,102)     $ 1,005
                                                        ============== ============  ==========

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                    1996
                                                        ----------------------------
                                                                 U.S. PLANS
                                                        ----------------------------
                                                         SALARIED AND
                                                            HOURLY
                                                           EMPLOYEES
                                                          AS OF JUNE     BARGAINING   CANADIAN
                                                           30, 1985         PLAN        PLAN
                                                        -------------- ------------  ----------
Actuarial present value of accumulated benefit
 obligations:
 Vested ...............................................    $(43,406)      $(7,147)     $(3,389)
 Nonvested ............................................      (4,671)         (284)
                                                        -------------- ------------  ----------
  Total ...............................................    $(48,077)      $(7,431)     $(3,389)
                                                        ============== ============  ==========
Actuarial present value of projected benefit
 obligation ...........................................    $ 66,083       $ 7,431      $ 3,703
Plan assets at fair value .............................      60,697         6,623        8,323
                                                        -------------- ------------  ----------
Projected benefit obligation (in excess of) less than
 plan assets ..........................................      (5,386)         (808)       4,620
Unrecognized net actuarial loss (gain) ................       1,440            37         (336)
Prior service cost not yet recognized in net periodic
 pension cost .........................................                       878
Remaining unrecognized obligation .....................                      (915)
Unrecognized net transition asset .....................                                 (2,833)
                                                        -------------- ------------  ----------
Pension (liability) asset included in the statement of
 financial position....................................    $ (3,946)      $  (808)     $ 1,451
                                                        ============== ============  ==========

   Net pension costs of the defined benefit plans for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, include the following components (in thousands):

                                                YEAR ENDED             YEAR ENDED
                                             DECEMBER 31, 1994     DECEMBER 31, 1995
                                           --------------------- ----------------------
                                              U.S.     CANADIAN     U.S.      CANADIAN
                                             PLANS       PLAN       PLANS       PLAN
                                           --------- ----------  ---------- ----------
Service cost--benefits earned during the
 period ..................................  $ 2,820     $ 102     $  2,566     $  76
Interest cost on projected benefit
 obligation ..............................    3,708       271        4,069       304
Return on assets--Actual loss (gain) on
 plan assets .............................    1,626      (586)     (10,768)     (578)
Net amortization of actuarial (gain) loss
 and prior service cost ..................   (5,702)                 6,184
Contributions to union plans and other  ..    2,057                  2,211
Amortization of unrecognized net asset at
 transition ..............................               (134)                  (130)
                                           --------- ----------  ---------- ----------
Net pension cost (benefit) ...............  $ 4,509     $ (347)   $  4,262     $ (328)
                                           ========= ==========  ========== ==========

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                   OCTOBER 17, 1996
                                                                       (DATE OF
                                              JANUARY 1, 1996        ACQUISITION)
                                                    TO                    TO
                                             OCTOBER 16, 1996     DECEMBER 31, 1996
                                           --------------------- --------------------
                                              U.S.     CANADIAN    U.S.     CANADIAN
                                             PLANS       PLAN      PLANS      PLAN
                                           --------- ----------  -------- ----------
Service cost--benefits earned during the
 period ..................................  $ 2,401     $  59     $  302     $  28
Interest cost on projected benefit
 obligation ..............................    3,679       206        357        54
Return on assets--Actual (gain) on plan
 assets ..................................   (3,194)     (538)      (551)     (115)
Net amortization of actuarial (gain) loss
 and prior service cost ..................     (794)                 390
Contributions to union plans and other  ..    2,029                  733
Amortization of unrecognized net asset at
 transition ..............................               (106)                 (28)
                                           --------- ----------  -------- ----------
Net pension cost (benefit) ...............  $ 4,121     $ (379)   $1,231     $  (61)
                                           ========= ==========  ======== ==========

   At December 31, 1995 and 1996, the measurement of the projected benefit obligation was based upon the following:

                                         1995                1996
                                  ------------------- -------------------
                                    U.S.    CANADIAN    U.S.    CANADIAN
                                   PLANS      PLAN     PLANS      PLAN
                                  ------- ----------  ------- ----------
Discount rate ...................   7.50%     9.50%     7.75%     7.00%
Compensation increase ...........   5.00      5.50      5.00      4.00
Long-term return on plan assets     8.75      9.50      8.75      7.00

   The U.S. plans' assets are invested in corporate bonds, U.S. government securities and common stock mutual funds. The Canadian plan's assets are invested in Canadian stocks, bonds, mutual funds, real estate and money market funds.

   The Company also sponsors a non-qualified defined benefit pension plan. The liability for this unfunded plan was $4.6 million and $8.8 million at December 31, 1995 and 1996, respectively, and is included in accrued liabilities on the accompanying statement of financial position. The projected benefit obligation of the plan was $6.0 million and $10.0 million at December 31, 1995 and 1996, respectively.

NOTE 11 -- LEASES, AIRPORT CONCESSION FEES AND COMMITMENTS

   The Company is committed to make rental payments under noncancelable operating leases relating principally to vehicle rental facilities and equipment. Under certain leases, the Company is obligated to pay certain additional costs, such as property taxes, insurance and maintenance. Airport concession agreements usually require a guaranteed minimum amount plus contingent fees which are generally based on a percentage of revenues.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Operating lease payments and airport concession fees charged to expense for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 are as follows (in thousands):

                                                                  OCTOBER 17, 1996
                         YEARS ENDED DECEMBER
                                                                      (DATE OF
                                 31,
                                                JANUARY 1, 1996     ACQUISITION)
                        ----------------------        TO                 TO
                           1994        1995    OCTOBER 16, 1996   DECEMBER 31, 1996
                        ---------- ----------  ---------------- -------------------
Minimum fees...........  $102,104    $108,965      $ 88,787            $23,576
Contingent fees .......    45,633      56,624        61,290             13,220
                        ---------- ----------  ---------------- -------------------
                          147,737     165,589       150,077             36,796
Less sublease rentals      (4,082)     (4,427)       (3,843)            (1,000)
                        ---------- ----------  ---------------- -------------------
                         $143,655    $161,162      $146,234            $35,796
                        ========== ==========  ================ ===================

   Future minimum rental commitments under noncancelable operating leases amounted to approximately $338.0 million at December 31, 1996. The minimum rental payments due in each of the next five years ending December 31, and thereafter, are as follows (in thousands):

 1997 ......... $86,264
1998 .........   62,400
1999 .........   43,179
2000 .........   32,669
2001 .........   20,805
Thereafter  ..   92,709

   In addition to the Company's lease commitments, the Company has outstanding purchase commitments of approximately $1.5 billion at December 31, 1996, which relate principally to vehicle purchases.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- SEGMENT INFORMATION

   The Company operates in the United States and in foreign countries. The operations within major geographic areas for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 are summarized as follows (in thousands):

                                                                              OCTOBER 17, 1996
                                 YEARS ENDED DECEMBER 31,                         (DATE OF
                               --------------------------  JANUARY 1, 1996     ACQUISITION)
                                                                  TO                 TO
                                    1994          1995     OCTOBER 16, 1996   DECEMBER 31, 1996
                                ------------ ------------  ---------------- -------------------
Revenue:
 United States.................  $1,241,465    $1,414,380     $1,313,619         $  312,194
 Australia/New Zealand ........      92,929       113,744        105,401             31,107
 Canada .......................      59,571        67,809         69,814             13,467
 Other foreign operations  ....      18,435        20,018         15,839              6,076
                                ------------ ------------  ---------------- -------------------
                                 $1,412,400    $1,615,951     $1,504,673         $  362,844
                                ============ ============  ================ ===================
Income (loss) before provision
 for income taxes:
 United States.................  $   21,759    $   32,122     $   48,098         $   (2,346)
 Australia/New Zealand ........      14,736        17,198         15,884              4,706
 Canada .......................       7,434         6,838          8,433             (1,752)
 Other foreign operations  ....       8,387         4,542         (2,616)             1,653
                                ------------ ------------  ---------------- -------------------
                                 $   52,316    $   60,700     $   69,799         $    2,261
                                ============ ============  ================ ===================
Total assets at end of period:
 United States.................  $2,344,723    $2,535,621     $2,859,202         $2,750,119
 Australia/New Zealand ........     109,649       133,629        115,082            120,216
 Canada .......................      96,660        97,426        147,617            122,657
 Other foreign operations  ....      52,081        58,222         65,796            138,365
                                ------------ ------------  ---------------- -------------------
                                 $2,603,113    $2,824,898     $3,187,697         $3,131,357
                                ============ ============  ================ ===================

NOTE 13 -- LITIGATION

   Certain litigation has been initiated against the Company which has arisen during the normal course of operations. Since litigation is subject to many uncertainties, the outcome of any individual matter is not predictable with any degree of certainty, and it is reasonably possible that one or more of these matters could be decided unfavorably against the Company. The Company maintains insurance policies that cover most of the actions brought against the Company. Two legal actions have been filed against ARACS alleging discrimination in the rental of vehicles. HFS has agreed to indemnify the Company from any unfavorable outcome with respect to these matters upon the consummation of an IPO. The Company is currently not involved in any legal proceeding which it believes would have a material adverse effect upon its consolidated financial condition or results of operations.

NOTE 14 -- RELATED PARTY TRANSACTIONS

   The Company and Avis Europe, plc cooperate jointly in marketing and promotional activities, the exchange of reservations, the honoring of charge cards and vouchers, and the transfer of the related billings. A member of the board of directors and an executive officer of HFS serve on the board of Avis Europe Limited (formerly Cilva), the parent company of Avis Europe, plc.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Vehicle manufacturers offer vehicle repurchase programs on an ongoing basis to assist in the acquisition and disposition of vehicles. These programs generally allow the Company, at its option, subject to certain provisions, to sell the vehicles back to the manufacturers at pre-determined prices. Amounts included under these programs are reflected in "Accounts receivable" (see Note 2). Under the terms of certain financing agreements with General Motors, the Company is required to purchase a significant percentage of its fleet from local dealers of General Motors subject to market conditions. In addition, the Company participates in an arrangement whereby General Motors provides payments for purchasing and promoting a specified number and mix of vehicles (see Note 4). At December 31, 1995 and 1996, the Company has a $450.0 million and a $250.0 million line of credit, respectively, from General Motors which may be used for either ESOP or vehicle trust financing (see Note 7). Of this facility, $300.0 million and $200.0 million is available for subordinated debt at December 31, 1995 and 1996, respectively. As of December 31, 1995 and 1996, the Company utilized $118.0 million of this facility, of which $93.4 million and $54.3 million was subordinated, respectively. This facility requires a fee of 1/4 of 1% on the unused portion.

NOTE 15 -- SUBSEQUENT EVENTS

   On August 20, 1997, the Company purchased The First Gray Line Corporation and its subsidiaries for approximately $210 million, including expenses. The fair value of unaudited assets and liabilities, exclusive of cost in excess of the fair value of net assets acquired, at June 30, 1997 are $332.3 million and $296.3 million, respectively. The transaction is subject to customary closing conditions and regulatory approval.

   On July 31, 1997, the Company refinanced all of its domestic debt. This debt was refinanced by utilizing a $3.65 billion asset-backed structure, which consisted of (i) a $2.0 billion Commercial Paper Program and (ii) a $1.65 billion Medium Term Note Issuance with maturities of 3 and 5 years.

   ARACS is party to a $470.0 million secured credit agreement that provides for (i) a revolving credit facility in the amount of up to $125.0 million which is available on a revolving basis until December 31, 2000 (the "Final Maturity Date") in order to finance the general corporate needs of ARACS in the ordinary course of business (with up to $75.0 million of such amount available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and their subsidiaries in the ordinary course of business), (ii) a term loan facility in the amount of $120.0 million to finance general corporate needs in the ordinary course of business, which will be repayable in four installments, the first three of which shall be in the amount of $1.0 million payable on June 30, 1998, June 30, 1999 and June 30, 2000 and the remainder of which will be due on the Final Maturity Date, and (iii) a standby letter of credit facility of up to $225.0 million available on a revolving basis to fund (a) any shortfall in certain payments owing pursuant to fleet lease agreements and (b) maturing Commercial Paper Notes if such Commercial Paper Notes cannot be repaid through the issuance of additional Commercial Paper Notes or draws under the Liquidity Facility. Under terms of this facility, the Company will be required to meet the following covenants
(i) certain maximum leverage ratios, (ii) certain minimum interest coverage ratios, and (iii) certain minimum fixed charge coverage. In addition, the Credit Facility prohibits the payment of cash dividends until the fiscal year ending December 31, 1998 and, thereafter, permits the payment of dividends only if the Company meets a minimum leverage ratio, the amount of such dividend does not exceed a designated percentage of the Company's cash flow and no default exists. Interest rates under these new facilities ranged from 5.6% to 7.8% at July 31, 1997.

                       THE FIRST GRAY LINE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1997
                                 (UNAUDITED)
                   (IN THOUSANDS, EXCEPT SHARE INFORMATION)

 ASSETS
Cash......................................................................  $  3,585
Accounts receivable, less allowance for doubtful Accounts of $248 ........     9,025
Prepaid expenses..........................................................     5,120
Rental cars, at cost less accumulated depreciation of $30,278 ............   299,941
Property and equipment (including land of $7,140) at cost less
 accumulated depreciation of $16,505......................................    18,328
Franchises and other intangibles, at cost.................................     1,705
                                                                           ----------
Total assets..............................................................  $337,704
                                                                           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Accounts payable.........................................................  $ 20,488
 Accrued liabilities......................................................    12,083
 Self-insurance liability accrual.........................................    17,068
 Revenue equipment obligations and other debt.............................   218,500
 Deferred taxes based on income...........................................    22,984
                                                                           ----------
  Total liabilities.......................................................   291,123
Stockholders' equity:
 Capital stock, 1,000,000 shares authorized and 640,000 shares issued ....       715
 Retained earnings........................................................    91,265
 Less unearned ESOP shares................................................   (45,384)
 Less treasury stock, at cost.............................................       (15)
                                                                           ----------
  Total stockholders' equity..............................................    46,581
                                                                           ----------
Total liabilities and stockholders' equity................................  $337,704
                                                                           ==========

                           See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                          NINE MONTHS
                                         ENDED JUNE 30,
                                        1997        1996
                                     ---------- ----------
Revenues............................  $156,384    $143,918

Costs and expenses:
 Payroll and fringe benefits .......    26,421      24,712
 Vehicle owning and operating
 costs..............................    60,081      55,898
 Commissions, rents and fees .......    36,236      33,860
 Other costs........................     9,190       7,913
 Interest...........................    11,904      11,095
                                     ---------- ----------
                                       143,832     133,478
                                     ---------- ----------
Income before taxes based on
 income.............................    12,552      10,440
Provision for taxes based on
 income.............................     5,010       4,232
                                     ---------- ----------
Net income..........................  $  7,542    $  6,208
                                     ========== ==========

                           See accompanying notes.

                       THE FIRST GRAY LINE CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                                                        NINE MONTHS
                                                                       ENDED JUNE 30,
                                                                      1997        1996
                                                                  ----------- -----------
OPERATING ACTIVITIES
 Net income .....................................................  $   7,542    $   6,208
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation ..................................................     46,885       41,520
  ESOP compensation expense .....................................      1,559        1,500
  Increase in accounts receivable ...............................     (1,234)      (1,438)
  Increase in prepaid expenses ..................................      1,321          710
  Decrease in accounts payable and accrued liabilities  .........      9,737        9,409
  Increase in self-insurance liability accrual ..................      1,241        1,504
  Increase in deferred taxes based on income ....................      2,577        2,600
                                                                  ----------- -----------
   Net cash provided by operating activities ....................     69,628       62,013
                                                                  ----------- -----------
INVESTING ACTIVITIES
 Additions to rental cars........................................   (251,328)    (208,862)
 Book value of rental cars sold..................................    184,485      127,643
 Net additions to property and equipment ........................     (2,343)      (1,831)
                                                                  ----------- -----------
  Net cash used in investing activities .........................    (69,186)     (83,050)
FINANCING ACTIVITIES
 Net borrowings under revenue equipment obligations  ............     (1,000)      27,500
 Payments of other debt .........................................     (7,527)      (7,574)
 Purchase of Capital Stock.......................................         (9)          (3)
                                                                  ----------- -----------
  Net cash provided by financing activities .....................     (8,536)      19,923
                                                                  ----------- -----------
Decrease in cash ................................................     (8,094)      (1,114)
Cash at beginning of period .....................................     11,679        4,965
                                                                  ----------- -----------
Cash at end of period ...........................................  $   3,585    $   3,851
                                                                  =========== ===========

                           See accompanying notes.

                       THE FIRST GRAY LINE CORPORATION
      NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996

NOTE 1. BASIS OF PRESENTATION

   In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position at June 30, 1997 and the results of operations and cash flows for the nine month periods ended June 30, 1997 and 1996. The results of operations for the interim periods are not indicative of the results for a full year.

NOTE 2. PRINCIPLES OF CONSOLIDATION

   The First Gray Line Corporation, through its operating subsidiary Grand Rent A Car Corp., d.b.a. Avis Licensee, provides car rental services in Southern California, Las Vegas, Nevada, and Yuma, Arizona. Grand Rent A Car Corp. operates independently under exclusive Avis Rent A Car licenses.

   The accompanied consolidated financial statements includes the accounts of The First Gray Line Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The First Gray Line Corporation

We have audited the accompanying consolidated balance sheets of The First Gray Line Corporation as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Gray Line Corporation at September 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
November 22, 1996

                        THE FIRST GRAY LINE CORPORATION
                         CONSOLIDATED BALANCE SHEETS

                                                                               SEPTEMBER 30
                                                                          ----------------------
                                                                             1996        1995
                                                                          ---------- ----------
                                                                          (IN THOUSANDS, EXCEPT
                                                                            SHARE INFORMATION)
ASSETS
Cash.....................................................................  $ 11,679    $  4,965
Accounts receivable, less allowance for doubtful accounts of $207 in
 1996 and $195 in 1995...................................................     7,791       5,666
Prepaid expenses.........................................................     4,100       3,499
Rental cars, at cost less accumulated depreciation of $29,807 in 1996
 and $23,873 in 1995.....................................................   278,781     231,625
Property and equipment (including land of $7,140 in 1996 and 1995), at cost less accumulated depreciation of $15,701 in 1996 and $14,871 in
 1995....................................................................    17,187      15,984
Franchises and other intangibles, at cost ...............................     1,705       1,705
                                                                          ---------- ----------
Total assets.............................................................  $321,243    $263,444
                                                                          ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Accounts payable and accrued liabilities ...............................  $ 16,493    $ 12,885
 Self-insurance liability accrual........................................    15,827      13,931
 Revenue equipment obligations and other debt............................   231,027     196,627
 Deferred taxes based on income .........................................    20,441      14,472
                                                                          ---------- ----------
Total liabilities........................................................   283,788     237,915
Commitments .............................................................
Stockholders' equity:
 Capital stock, 1,000,000 shares authorized and 640,000 shares issued in
  1996 and 1995, at stated value ........................................       715         715
 Retained earnings.......................................................    83,692      74,130
 Less unearned ESOP shares...............................................   (46,946)    (49,313)
 Less treasury stock, at cost............................................        (6)         (3)
                                                                          ---------- ----------
Total stockholders' equity...............................................    37,455      25,529
                                                                          ---------- ----------
Total liabilities and stockholders' equity...............................  $321,243    $263,444
                                                                          ========== ==========

See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME

                                      YEAR ENDED SEPTEMBER
                                               30
                                     ----------------------
                                        1996        1995
                                     ---------- ----------
                                         (IN THOUSANDS)
Revenues ...........................  $198,557    $172,535
Costs and expenses:
 Payroll and fringe benefits .......    33,049      29,296
 Vehicle owning and operating
  costs.............................    76,718      66,476
 Commissions, rents and fees .......    46,184      39,948
 Other costs........................    11,688       8,659
 Interest...........................    15,030      18,799
                                     ---------- ----------
                                       182,669     163,178
                                     ---------- ----------
Income before taxes based on
 income.............................    15,888       9,357
Provision for taxes based on
 income.............................     6,100       3,671
                                     ---------- ----------
Net income..........................  $  9,788    $  5,686
                                     ========== ==========

See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                  UNEARNED                   TOTAL
                                           CAPITAL    RETAINED      ESOP      TREASURY   STOCKHOLDERS'
                                            STOCK     EARNINGS     SHARES      STOCK         EQUITY
                                          --------- ----------  ----------- ----------  ---------------
                                                                  (IN THOUSANDS)
Balance at September 30, 1994 ...........    $715     $68,907     $(52,142)                 $17,480
 Net income .............................               5,686                                 5,686
 Shares released for allocation, at cost                             2,829                    2,829
 Cost of ESOP shares released in excess
  of fair value, net of tax .............                (463)                                 (463)
 Purchase of capital stock ..............                                       $(3)             (3)
                                          --------- ----------  ----------- ----------  ---------------
Balance at September 30, 1995 ...........     715      74,130      (49,313)      (3)         25,529
 Net income .............................               9,788                                 9,788
 Shares released for allocation, at cost                             2,367                    2,367
 Cost of ESOP shares released in excess
  of fair value, net of tax .............                (226)                                 (226)
 Purchase of capital stock ..............                                        (3)             (3)
                                          --------- ----------  ----------- ----------  ---------------
Balance at September 30, 1996 ...........    $715     $83,692     $(46,946)     $(6)        $37,455
                                          ========= ==========  =========== ==========  ===============

See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED SEPTEMBER 30
                                                                   ------------------------
                                                                       1996        1995
                                                                   ----------- -----------
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income........................................................  $   9,788    $   5,686
Adjustments to reconcile net income to net cash (used in)
 provided by operating activities:
 Depreciation.....................................................     56,676       48,652
 ESOP compensation expense .......................................      1,998        2,070
 Increase in accounts receivable..................................     (2,125)        (464)
 (Increase) decrease in prepaid expenses..........................       (601)       2,009
 Increase (decrease) in accounts payable and accrued liabilities .      3,608       (1,338)
 Increase (decrease) in self-insurance liability accrual .........      1,896         (799)
 Increase in deferred taxes based on income.......................      6,112        2,854
                                                                   ----------- -----------
Net cash provided by operating activities ........................     77,352       58,670
                                                                   ----------- -----------
INVESTING ACTIVITIES
Additions to rental cars..........................................   (289,862)    (296,760)
Book value of rental cars sold....................................    187,628      260,627
Net additions to property and equipment...........................     (2,801)      (2,856)
                                                                   ----------- -----------
Net cash used in investing activities.............................   (105,035)     (38,989)
                                                                   ----------- -----------
FINANCING ACTIVITIES
Net borrowings (payments) under revenue equipment obligations  ...     27,000      (30,154)
Borrowings of other debt..........................................     15,000       20,000
Payments of other debt ...........................................     (7,600)      (7,687)
Purchase of capital stock.........................................         (3)          (3)
                                                                   ----------- -----------
Net cash provided by (used in) financing activities...............     34,397      (17,844)
                                                                   ----------- -----------
Increase in cash..................................................      6,714        1,837
Cash at beginning of year.........................................      4,965        3,128
                                                                   ----------- -----------
Cash at end of year...............................................  $  11,679    $   4,965
                                                                   =========== ===========

See accompanying notes.

                       THE FIRST GRAY LINE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1996 and 1995

1. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND PRESENTATION OF FINANCIAL STATEMENTS

   The First Gray Line Corporation, through its operating subsidiary Grand Rent A Car Corp., d.b.a. Avis Licensee, provides car rental services in Southern California; Las Vegas, Nevada; and Yuma, Arizona. Grand Rent A Car Corp. operates independently under exclusive Avis Rent A Car licenses.

   The accompanying consolidated financial statements include the accounts of The First Gray Line Corporation and its wholly owned subsidiaries (the Company). All significant intercompany transactions and balances have been eliminated in consolidation.

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

   Included in costs and expenses are selling, general and administrative expenses of $32,366,000 in 1996 and $25,422,000 in 1995.

DEPRECIATION

   The Company depreciates rental cars and property and equipment on the straight-line method.

RENTAL CARS

   The Company recognizes car rental revenue at the time the car is returned.

   Included in rental cars are amounts receivable from car manufacturers of $15,304,000 in 1996 and $10,307,000 in 1995 for cars disposed of under various repurchase and guaranteed value programs. The majority of rental cars are acquired from one of the U.S. automobile manufacturers.

SELF INSURANCE

   The Company self-insures for automobile liability losses and workers' compensation losses up to specified limits. Insurance coverage is maintained for losses in excess of those limits. Accruals have been provided to fully reserve for the Company's loss responsibility.

CREDIT RISK

   The Company has no significant off-balance sheet risks or concentrations of credit risk.

2. REVENUE EQUIPMENT OBLIGATIONS AND OTHER DEBT

   Revenue equipment obligations and other debt at September 30, 1996, include $151,000,000 due under the credit line and $80,027,000 of other debt.

   The Company has a secured bank credit line available for the purchase of rental cars and other working capital requirements of $175,000,000 and a secured credit line from a car manufacturer's finance subsidiary of $25,000,000, which expire at various dates through 1999. The bank credit line provides for borrowings and the issuance of letters of credit equal to the lesser of the credit commitment or the eligible vehicle and vehicle receivable collateral. At September 30, 1996, borrowings of $151,000,000 and letters

                       THE FIRST GRAY LINE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    2. REVENUE EQUIPMENT OBLIGATIONS AND OTHER DEBT  (Continued)

 of credit of $4,473,000 were outstanding under the bank credit line with $18,000,000 available for borrowings and $1,527,000 available for letters of credit. There was no outstanding balance with the manufacturer's finance subsidiary at September 30, 1996. Interest on the bank credit line is based on market-directed commercial paper rates and at September 30, 1996, the effective interest rate on the bank credit line was 6.0%. During 1995, the Company wrote off $3,000,000 of capitalized loan costs, related to a prior year financing, to interest expense.

   Other debt consists of the following at September 30 (in thousands):

                                                                         1996      1995
                                                                      --------- ---------
Notes payable at various rates ranging from 7.55% to 10.23%, secured by eligible vehicle and vehicle receivable collateral, due in
 varying amounts through 2007 .......................................  $80,000    $72,500
Note payable at 9.25%, secured by assets (net book value of $29 in
 1996 and $115 in 1995), due in 1997 ................................       27        127
                                                                      --------- ---------
                                                                       $80,027    $72,627
                                                                      ========= =========

   The effective interest rates on Other debt at September 30, 1996 and 1995, were 8.8% and 9.1%, respectively.

   The bank credit line and the other debt contain certain covenants restricting payments of dividends, incurrence of additional long-term debt and requiring maintenance of certain financial ratios.

   The aggregate amount of maturities for other debt for the five years following September 30, 1996, and beyond are: $7,527,000 in 1997, $7,500,000 in 1998, $10,000,000 in 1999, $9,375,000 in 2000, $9,375,000 in 2001, and
$36,250,000 in 2002 and beyond

   Interest payments were $14,130,000 in 1996 and $15,887,000 in 1995.

3. TAXES BASED ON INCOME

   Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                          SEPTEMBER 30
                                      --------------------
                                         1996      1995
                                      --------- ---------
Tax over book depreciation ..........  $29,947    $21,658
Prepaid expenses.....................    1,737      1,610
Other................................    1,848      1,985
                                      --------- ---------
 Deferred tax liabilities............   33,532     25,253
Self insurance liability accrual ....    6,569      5,796
Payroll and payroll related
 expenses............................    1,695      1,013
Other accrued expenses...............    3,206      2,717
Other................................    1,621      1,255
 Deferred tax assets ................   13,091     10,781
                                      --------- ---------
Net deferred tax liabilities  .......  $20,441    $14,472
                                      ========= =========

   Deferred tax liabilities relate primarily to the use of accelerated depreciation for tax purposes, while deferred tax assets relate primarily to estimated self-insurance expenses on automobile liability and workers' compensation and other expenses that are accrued for book purposes but are not deductible currently for income tax purposes.

                       THE FIRST GRAY LINE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. TAXES BASED ON INCOME  (Continued)

    During 1995, the Company adopted a qualified like-kind exchange program under which the Company can defer the gain associated with the sale of certain vehicles in its rental fleet by reducing, for income tax purposes, the basis in the replacement vehicle.

   The provision for taxes based on income is composed of the following (in thousands):

             YEAR ENDED SEPTEMBER 30,
                       1996
            ---------------------------
             FEDERAL    STATE   TOTAL
            --------- -------  -------
Current....   $  113    $ 20    $  133
Deferred ..    5,753     214     5,967
            --------- -------  -------
Total......   $5,866    $234    $6,100
            ========= =======  =======

             YEAR ENDED SEPTEMBER 30,
                       1995
            ---------------------------
             FEDERAL    STATE   TOTAL
            --------- -------  -------
Current....   $  630    $248    $  878
Deferred ..    2,316     477     2,793
            --------- -------  -------
Total......   $2,946    $725    $3,671
            ========= =======  =======

   A reconciliation of income tax expense computed by applying the statutory federal income tax rate to income before taxes and reported tax expense is summarized in the following table (in thousands):

                                                    YEAR ENDED
                                                   SEPTEMBER 30
                                                ------------------
                                                  1996      1995
                                                -------- --------
Federal income tax at 34%......................  $5,402    $3,181
State income taxes, net of federal tax
 benefit.......................................     154       479
Other..........................................     544        11
                                                -------- --------
Income tax expense as reported.................  $6,100    $3,671
                                                ======== ========

   Tax payments made during 1996 and 1995 were $1,340,000 and $2,887,000, respectively. Tax refunds received during 1996 were $549,000.

4. COMMITMENTS

   The Company and its subsidiaries are committed under the terms of operating lease agreements, principally for sales facilities, for aggregate minimum rental payments of $19,481,000 due as follows: $9,550,000 in 1997; $4,893,000 in 1998; $3,195,000 in 1999; $1,186,000 in 2000; $539,000 in 2001;
and $118,000 in 2002 and beyond. Certain major leases require minimum payments plus a percentage of revenue. Minimum rent expense amounted to $10,193,000 in 1996 and $10,331,000 in 1995. Additional rent expense based on a percentage of revenue amounted to $6,191,000 in 1996 and $4,486,000 in 1995.

5. PENSION PLANS

   Substantially all car rental employees are covered by a defined contribution Section 401(k) plan. Certain employees covered by the 401(k) plan are also covered by a nonqualified supplemental employee retirement plan. The plans provide for participant contributions based on salaries.

                       THE FIRST GRAY LINE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 6. EMPLOYEE STOCK OWNERSHIP PLAN

   The Company sponsors a leveraged Employee Stock Ownership Plan (ESOP) that covers all eligible employees. The Company makes annual contributions to the ESOP equal to the ESOP's debt service. The ESOP shares initially were pledged as collateral for its debt. As payments are made for debt and interest, shares are released from collateral and allocated to active employee accounts, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the fair value of the shares (based upon the valuation at the beginning of the period). ESOP compensation expense was $1,998,000 and $2,070,000 for 1996 and 1995, respectively. As employees retire or otherwise terminate their employment, the Company would be obligated to buy back their ESOP shares at the fair value at the time of repurchase. The ESOP shares are as follows:

                                                 SEPTEMBER 30
                                          ---------------------------
                                               1996          1995
                                          ------------- ------------
Allocated shares ........................       29,214        19,757
Less shares purchased from participants            (32)          (16)
                                          ------------- ------------
Net allocated shares ....................       29,182        19,741
Shares released for allocation ..........        3,003         2,990
Unreleased shares .......................      187,783       197,253
                                          ------------- ------------
Total ESOP shares .......................      219,968       219,984
                                          ============= ============
Fair value of unreleased shares  ........  $39,622,000   $36,097,000
                                          ============= ============

                            AVIS RENT A CAR, INC.
            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and for the six month period ended June 30, 1997 give effect to the following transactions as if they had occurred on January 1 of the earliest period presented: (a) the Acquisition, (b) settlement of a net intercompany receivable with HFS and its affiliated companies, (c) adjustments to reflect a 4% royalty fee pursuant to the Master License Agreement with HFS and (d) the refinancing of substantially all of the Company's domestic fleet under credit facilities which consist of:

       (i) a $2.0 billion commercial paper program,

      (ii) a $1.65 billion medium term notes program with maturities extending 3 and 5 years and

     (iii) a $470 million credit facility (the "Refinancing").

     (See "Description of Certain Indebtedness -- New Credit Facility.")

   The unaudited pro forma consolidated statement of financial position as of June 30, 1997 gives effect to the following transactions as if they had occurred on June 30, 1997: (a) the application of the proceeds from the settlement of a net intercompany receivable from HFS and its affiliated companies and (b) the Refinancing.

   The "Pro Forma as Adjusted" consolidated statement of financial position amounts give effect to: the Offering and the application of the net proceeds therefrom to purchase The First Gray Line Corporation and repay certain debt as if they had been consumated on June 30, 1997. The "Pro Forma as Adjusted" consolidated statements of operations for the year ended December 31, 1996 and for the six month period ended June 30, 1997 give effect to the purchase of The First Gray Line Corporation and the repayment of certain debt as if they had occurred on January 1 of the earliest period presented.

   The Company believes that the accounting used to reflect the above transactions provides a reasonable basis on which to present these unaudited pro forma financial data. The pro forma consolidated statement of financial position and consolidated statements of operations are unaudited and were derived by adjusting the historical financial statements of the Company. THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD THE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

   The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the audited consolidated financial statements and the unaudited condensed consolidated financial statements of the Company and The First Gray Line Corporation and the financial information pertaining to the Company, in each case included elsewhere in this Registration Statement.

                            AVIS RENT A CAR, INC.
                             UNAUDITED PRO FORMA
                 CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                JUNE 30, 1997
                                (IN THOUSANDS)

                                                                                (3)
                             HISTORICAL      PRO FORMA                       HISTORICAL     OFFERING AND
                             AVIS RENT A  AND REFINANCING    PRO FORMA    FIRST GRAY LINE  FIRST GRAY LINE    PRO FORMA
                              CAR, INC.     ADJUSTMENTS     CONSOLIDATED    CORPORATION      ACQUISITION     AS ADJUSTED
                           -------------  --------------- --------------  --------------- ---------------  -------------
ASSETS
Cash and cash equivalents .  $   57,479                      $   57,479       $  3,585                       $   61,064
Accounts receivable, net ..     190,292                         190,292          9,025        $  1,094 (4)      200,411
Due from affiliates, net ..      15,477     $  (203,885)(1a)
                                                254,029 (1b)
                                                (65,621)(1c)
Prepaid expenses ..........      35,076                          35,076          5,120           2,877 (4)       43,073
Vehicles, net .............   2,312,109         540,719 (2)   2,852,828        299,941          (7,647)(4)    3,145,122
Property and equipment,
 net ......................     100,331                         100,331         18,328             (16)(4)      118,643
Other assets ..............      13,320          34,000 (2)
                                                 68,000 (2)     115,320          1,705          (1,705)(4)      115,320
Deferred income tax
 assets ...................     105,937                         105,937                                         105,937
Cost in excess of net
 assets acquired, net .....     199,052                         199,052                        174,000 (4)      373,052
                           -------------  --------------- --------------  --------------- ---------------  -------------
  Total assets ............  $3,029,073     $   627,242      $3,656,315       $337,704        $168,603       $4,162,622
                           =============  =============== ==============  =============== ===============  =============

LIABILITIES AND
 STOCKHOLDER'S EQUITY
Accounts payable ..........  $  228,264     $   (12,863)(2)
                                                (14,000)(2)  $  201,401       $ 20,488                       $  221,889
Accrued liabilities .......     268,209                         268,209         12,083        $ 12,438 (4)      292,730
Current income tax
 liabilities ..............       3,794                           3,794                                           3,794
Deferred income tax
 liabilities ..............      34,478                          34,478         22,984          (7,254)(4)       50,208
Public liability, property
 damage and other
 insurance liabilities ....     223,473                         223,473         17,068                          240,541
Debt ......................   2,183,769      (2,024,700)(2)
                                              2,678,805 (2)   2,837,874        218,500         (80,000)(5)    2,976,374
                           -------------  --------------- --------------  --------------- ---------------  -------------
  Total liabilities .......   2,941,987         627,242       3,569,229        291,123         (74,816)       3,785,536
                           -------------  --------------- --------------  --------------- ---------------  -------------
Commitments and
 contingencies
Stockholder's equity:
                                                                                                   195 (5)
 Common stock .............          85(17)                          85            715            (715)(4)          280
 Additional paid-in
  capital .................      74,915(17)                      74,915                        289,805 (5)      364,720
 Retained earnings ........      14,290                          14,290         91,265         (91,265)(4)       14,290
 Less unearned ESOP
  shares ..................                                                    (45,384)         45,384 (4)
 Less treasury stock, at
  cost ....................                                                        (15)             15 (4)
 Foreign currency
  translation adjustment ..      (2,204)                         (2,204)                                         (2,204)
                           -------------  --------------- --------------  --------------- ---------------  -------------
  Total stockholder's
   equity .................      87,086                          87,086         46,581         243,419          377,086
                           -------------  --------------- --------------  --------------- ---------------  -------------
  Total liabilities and
   stockholder's equity ...  $3,029,073     $   627,242      $3,656,315       $337,704        $168,603       $4,162,622
                           =============  =============== ==============  =============== ===============  =============

See accompanying notes to the unaudited pro forma consolidated financial statements.

                            AVIS RENT A CAR, INC.
                             UNAUDITED PRO FORMA
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                (IN THOUSANDS)

                                      HISTORICAL AVIS RENT A
                                             CAR, INC.
                                     -------------------------
                                     PREDECESSOR  OCTOBER 17,
                                      COMPANIES       1996
                                      JANUARY 1,    (DATE OF
                                         1996     ACQUISITION)
                                          TO           TO           COMBINED      PRO FORMA AND
                                     OCTOBER 16,  DECEMBER 31,     YEAR ENDED      REFINANCING    PRO FORMA
                                         1996         1996     DECEMBER 31, 1996   ADJUSTMENTS  CONSOLIDATED
                                     ----------- ------------  ----------------- -------------  ------------
Revenue.............................  $1,504,673    $362,844       $1,867,517                    $1,867,517
                                     ----------- ------------  ----------------- -------------  ------------
Costs and expenses:
 Direct operating...................     650,750     167,682          818,432                       818,432
 Vehicle depreciation...............     275,867      66,790          342,657       $ 72,527 (7)    415,184
 Vehicle lease charges..............     100,318      22,658          122,976        (93,768)(7)     29,208
 Selling, general and
  administrative....................     283,180      68,215          351,395         (6,499)(8)
                                                                                      74,701 (9)    419,597

Interest, net.......................     120,977      34,212          155,189         14,083 (6)
                                                                                      21,241 (7)
                                                                                       2,865 (10)
                                                                                      (9,917)(11)   183,461
Amortization of cost in excess of
 net assets acquired................       3,782       1,026            4,808            137 (12)     4,945
                                     ----------- ------------  ----------------- -------------  ------------
                                       1,434,874     360,583        1,795,457         75,370      1,870,827
                                     ----------- ------------  ----------------- -------------  ------------
Income (loss) before provision for
 (benefit from) income taxes........      69,799       2,261           72,060        (75,370)        (3,310)
Provision for (benefit from) income
 taxes..............................      31,198       1,040           32,238        (29,341)(16)     2,897
                                     ----------- ------------  ----------------- -------------  ------------
Net income (loss)...................  $   38,601    $  1,221       $   39,822       $(46,029)    $   (6,207)
                                     =========== ============  ================= =============  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                         (3)        OFFERING
                                      HISTORICAL      AND
                                        FIRST        FIRST
                                      GRAY LINE    GRAY LINE    PRO FORMA
                                     CORPORATION  ACQUISITION  AS ADJUSTED
                                     ----------- ------------  -----------
Revenue.............................   $197,830                 $2,065,347
                                     ----------- ------------  -----------
Costs and expenses:
 Direct operating...................     97,480     $(2,165)(13)   913,747
 Vehicle depreciation...............     46,811                    461,995
 Vehicle lease charges..............      2,102                     31,310
 Selling, general and
  administrative....................
                                         19,812      (8,830)(14)
                                                      7,913 (14)   438,492
Interest, net.......................

                                         15,087      (4,504)(15)   194,044
Amortization of cost in excess of
 net assets acquired................                  4,350 (12)     9,295
                                     ----------- ------------  -----------
                                        181,292      (3,236)     2,048,883
                                     ----------- ------------  -----------
Income (loss) before provision for
 (benefit from) income taxes........     16,538       3,236         16,464
Provision for (benefit from) income
 taxes..............................      6,361       2,883 (16)    12,141
                                     ----------- ------------  -----------
Net income (loss)...................   $ 10,177     $   353     $    4,323
                                     =========== ============  ===========

See accompanying notes to the unaudited pro forma consolidated financial statements.

                            AVIS RENT A CAR, INC.
                             UNAUDITED PRO FORMA
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                (IN THOUSANDS)

                                                                                                (3)
                                             HISTORICAL    PRO FORMA AND                    HISTORICAL
                                            AVIS RENT A     REFINANCING      PRO FORMA    FIRST GRAY LINE
                                             CAR, INC.      ADJUSTMENTS    CONSOLIDATED     CORPORATION
                                           ------------- ---------------  -------------- ---------------
Revenue...................................    $945,647                       $945,647        $103,594
                                           -------------                  -------------- ---------------
Costs and expenses:
 Direct operating.........................     398,548                        398,548          47,889
 Vehicle depreciation.....................     179,418       $  43,880 (7)    223,298          26,514
 Vehicle lease charges....................      69,025         (58,192) (7)    10,833               9
 Selling, general and administrative .....     203,383          (6,920)(8)    196,463          10,231

 Interest, net............................      68,343           5,085 (6)
                                                                14,312 (7)
                                                                 6,920 (10)
                                                                (4,958)(11)    89,702           8,067
 Amortization of cost in excess of net
  assets acquired.........................       2,570                          2,570
                                           ------------- ---------------  -------------- ---------------
                                               921,287             127        921,414          92,710
                                           ------------- ---------------  -------------- ---------------
Income (loss) before provision for
 (benefit from) income taxes..............      24,360            (127)        24,233          10,884
Provision for (benefit from) income
 taxes....................................      11,254             (48)(16)    11,206           4,343
                                           ------------- ---------------  -------------- ---------------
Net income (loss) ........................    $ 13,106       $     (79)      $ 13,027           6,541
                                           ============= ===============  ============== ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                             OFFERING AND
                                           FIRST GRAY LINE    PRO FORMA
                                             ACQUISITION     AS ADJUSTED
                                           --------------- -------------
Revenue...................................                   $1,049,241
                                           --------------- -------------
Costs and expenses:
 Direct operating.........................     $ (1,163) (13)   445,274
 Vehicle depreciation.....................                      249,812
 Vehicle lease charges....................                       10,842
 Selling, general and administrative .....       (4,683) (14)
                                                  4,144 (14)    206,155
 Interest, net............................
                                                 (2,252)(15)     95,517
 Amortization of cost in excess of net
  assets acquired.........................        2,175 (12)      4,745
                                           --------------- -------------
                                                 (1,779)      1,012,345
                                           --------------- -------------
Income (loss) before provision for
 (benefit from) income taxes..............        1,779          36,896
Provision for (benefit from) income
 taxes....................................        1,582 (16)     17,131
                                           --------------- -------------
Net income (loss) ........................     $    197      $   19,765
                                           =============== =============

See accompanying notes to the unaudited pro forma consolidated financial statements.

                            AVIS RENT A CAR, INC.
                NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL STATEMENTS
                                (IN THOUSANDS)

(1) The due from affiliates net account represents an intercompany account with HFS and its affiliates (together, the "affiliates") and is net of intercompany payables to (i.e., loans and advances from) the affiliates.
  (a) Reflects the proceeds from the settlement of a $194,100 note receivable from Wizard Co., Inc., an indirectly wholly-owned subsidiary of HFS (the "Wizard Note"), which bears interest at 7.13% and is due October 1, 2006. The principal amount of the note plus accrued interest of $9,785 at June 30, 1997 is guaranteed by HFS.
  (b) Reflects the repayment of loans from an HFS affiliate (HFS Car Rental, Inc. formerly known as Avis, Inc.), which provided additional subordinated fleet financing.
  (c) Reflects the settlement of net non-interest bearing intercompany receivables at June 30, 1997 with HFS and its affiliated companies. The net intercompany receivables principally consist of assets transferred from the Company to HFS in connection with the October 17, 1996 acquisition of Avis, Inc. by HFS, as well as intercompany transactions relating to management, service and administrative fees since the Date of Acquisition.
(2) Reflects the Refinancing of $2,125,223 debt and the inclusion of $553,582 of additional debt related to vehicles which were previously accounted for under operating leases. In connection with the Refinancing and the settlement of the Wizard Note discussed in Note
        (1a), financing and other fees of $48,000 and an escrow account of $68,000 was funded.
(3) Represents The First Gray Line Corporation historical consolidated financial statements as of and for the six months ended June 30, 1997 and for the year ended December 31, 1996.
(4) To allocate the purchase price of The First Gray Line Corporation based on the estimated fair values of the assets acquired and the liabilities assumed. The allocation of the purchase price is subject to adjustment when additional information concerning asset and liability valuations are obtained. The final asset and liability fair values may differ from those set forth in the accompanying pro forma consolidated balance sheet; however, the changes are not expected to have a material effect on the consolidated financial position of the Company.
(5) Reflects net proceeds of $290,000 from the Offering used to purchase The First Gray Line Corporation for $210,000 (including expenses) and the retirement of $80,000 of commercial paper included in the Refinancing discussed in Note (2).
(6) Reflects the change in interest expense resulting from the Refinancing including amortization of deferred financing costs as follows:

                                                       YEAR ENDED     SIX MONTHS
                                                      DECEMBER 31,  ENDED JUNE 30,
                                              RATE        1996           1997
                                             ------ --------------  --------------
Assumed interest on the new credit
 facility...................................   6.6%     $171,795        $87,712
Interest on historical debt.................   6.4%      166,912         86,727
                                                    --------------  --------------
 Incremental interest on debt...............               4,883            985
Amortization of deferred financing costs ...               9,200          4,100
                                                    --------------  --------------
                                                        $ 14,083        $ 5,085
                                                    ==============  ==============

                            AVIS RENT A CAR, INC.
                NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL STATEMENTS
                                (IN THOUSANDS)

    An increase or decrease in the interest rate of 1/8 percent (.00125) with respect to the pro forma balances on the above New Credit Facility would increase or decrease interest expense and income before provision for income taxes by approximately $3,200 and $1,600 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, based on the average outstanding balance of the debt to be refinanced for these periods.
(7) Reflects the reclassification of lease charges to depreciation and interest on vehicles which were capitalized pursuant to the Refinancing discussed in Note (2).

(8) Reflects the elimination of management, service and administrative fees from HFS for the year ended December 31, 1996, which was replaced effective January 1, 1997 by a royalty fee calculated at 4% of revenue pursuant to the Master License Agreement with HFS. The six month period ended June 30, 1997 amount represents the elimination of an administration fee from HFS related to the Wizard Note.

(9) Reflects the royalty fee of 4% of revenue pursuant to the Master License Agreement with HFS.

(10) Reflects the elimination of the interest income relating to the Wizard Note described in Note (1a).

(11) Reflects the reduction to interest expense as a result of the application of the net proceeds realized from the settlement of the Wizard Note and the net non-interest bearing intercompany receivables due from HFS and its affiliated companies described in Note (1a) and
        (1c) adjusted for the effects of the refinancing transactions described in Note (2).

                                                                             SIX MONTHS
                                                ASSUMED        YEAR ENDED       ENDED
                                               REDUCTIONS     DECEMBER 31,    JUNE 30,
                                             OF PRINCIPALS        1996          1997
                                            --------------- --------------  ------------
Interest expense on commercial paper
 (interest rate of 5.63%)..................     $94,777          $5,336        $2,668
Interest expense on the Term Loan Facility
 (interest rate of 7.8%)...................      58,729           4,581         2,290
                                                            --------------  ------------
Reduction in interest expense..............                      $9,917        $4,958
                                                            ==============  ============

(12) Reflects the amortization of cost in excess of net assets acquired as a result of the acquisition of the Company by HFS and the acquisition by the Company of The First Gray Line Corporation; as if it had occurred on January 1 of each period presented and the elimination of the amortization of cost in excess of net assets acquired of the Predecessor Companies. The unamortized cost in excess of net assets acquired is being amortized over 40 years.

(13) Reflects the elimination of ESOP related compensation expense for The First Gray Line Corporation.

(14) Reflects the elimination of advertising, marketing and franchise fee due to the Company from The First Gray Line Corporation under its former franchise agreement and the recognition of the 4% royalty fee described in Note (9).

(15) Reflects the reduction in interest expense at the commercial paper rate of 5.63%, as a result of the application of the net proceeds of the Offering described in Note (5).

(16) Reflects the income tax effects of the pro forma adjustments at statutory income tax rates.

(17) Reflects the 85,000 to 1 stock split which will be effective immediately prior to consummation of the Offerings.

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              TABLE OF CONTENTS

                                               PAGE
                                             --------
Prospectus Summary .........................      3
Risk Factors ...............................     11
Special Note Regarding Forward-Looking
 Statements ................................     17
Use of Proceeds ............................     18
Dividend Policy ............................     18
Dilution ...................................     19
Capitalization .............................     20
Selected Financial Data ....................     21
Management's Discussion and Analysis of
 Financial Conditions and Results
 of Operations .............................     23
Business ...................................     30
Management .................................     42
Relationship with HFS ......................     51
Shares Eligible for Future Sale ............     57
Description of Capital Stock ...............     58
Description of Certain Indebtedness  .......     60
Certain United States Federal Tax
 Consequences to Non-United States Holders       62
Underwriting ...............................     64
Legal Matters ..............................     67
Experts ....................................     67
Available Information ......................     67
Index to Consolidated Financial
 Statements ................................    F-1


   UNTIL      , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS U.S. UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              19,500,000 SHARES


                               GRAPHIC OMITTED

                                 COMMON STOCK

                                  PROSPECTUS

                           BEAR, STEARNS & CO. INC.
                             GOLDMAN, SACHS & CO.
                               LEHMAN BROTHERS
                            MONTGOMERY SECURITIES
                            ROBERTSON, STEPHENS &
                                   COMPANY
                          BLAYLOCK & PARTNERS, L.P.
                            CHASE SECURITIES INC.

                                      , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   [INTERNATIONAL PROSPECTUS--ALTERNATE PAGES]


               SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1997
PROSPECTUS



                               GRAPHIC OMITTED


                             19,500,000 SHARES
                            AVIS RENT A CAR, INC.
                                COMMON STOCK

   All of the shares of Common Stock offered hereby will be sold by Avis Rent A Car, Inc. (the "Company"). A total of 3,900,000 shares (the "International Shares") are being offered outside the United States and Canada (the "International Offering") by the managers of the International Offering named herein (the "Managers") and 15,600,000 shares (the "U.S. Shares") are being offered in the United States and Canada (the "U.S. Offering") by the underwriters of the U.S. Offering named herein (the "U.S. Underwriters"). The initial public offering price and the underwriting discounts and commissions are identical for both the International Offering and the U.S. Offering (collectively, the "Offerings").

   Prior to the Offerings, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting."

   The Company is a wholly owned indirect subsidiary of HFS Incorporated ("HFS"). Upon consummation of the Offerings, HFS will beneficially own approximately 30% of the then outstanding shares of the Company's Common Stock (approximately 27.5% if the over-allotment options granted to the Managers and the U.S. Underwriters are exercised in full). HFS has informed the Company that it has no present plans to reduce its ownership interest through sales or other dispositions.

   The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "AVI," subject to official notice of issuance.

   SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------

                                   UNDERWRITING
                   PRICE TO        DISCOUNTS AND     PROCEEDS TO
                    PUBLIC        COMMISSIONS(1)      COMPANY(2)
-------------  ---------------- -----------------  ---------------
Per Share.....         $                 $                $
-------------  ---------------- -----------------  ---------------
Total (3).....         $                 $                $
-------------  ---------------- -----------------  ---------------

-----------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the Managers and the U.S. Underwriters.

(2)    Before deducting expenses payable by the Company estimated at $2,500,000.

(3) The Company has granted the Managers and the U.S. Underwriters 30-day options to purchase in the aggregate up to 2,925,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the options are exercised in full, the total Price to Public, Underwriting
       Discounts and Commissions and Proceeds to Company will be $   , $
       and $   , respectively. See "Underwriting."

   The International Shares are offered by the several Managers, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions, including the approval of certain legal matters by counsel. The Managers reserve the right to withdraw, cancel or modify the International Offering and to reject orders in whole or in part. It is expected that delivery of the International Shares will be made against
payment therefor on or about     , 1997, at the offices of Bear, Stearns &
Co. Inc., 245 Park Avenue, New York, New York 10167.

BEAR, STEARNS INTERNATIONAL LIMITED
         GOLDMAN SACHS INTERNATIONAL
                  LEHMAN BROTHERS
                          MONTGOMERY SECURITIES
                                   ROBERTSON, STEPHENS & COMPANY
BAYERISCHE VEREINSBANK AG
CREDIT LYONNAIS SECURITIES               CHASE MANHATTAN INTERNATIONAL LIMITED

                                       , 1997

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              TABLE OF CONTENTS

                                               PAGE
                                             --------
Prospectus Summary .........................      3
Risk Factors ...............................     11
Special Note Regarding Forward-Looking
 Statements ................................     17
Use of Proceeds ............................     18
Dividend Policy ............................     18
Dilution ...................................     19
Capitalization .............................     20
Selected Financial Data ....................     21
Management's Discussion and Analysis of
 Financial Conditions and Results
 of Operations .............................     23
Business ...................................     30
Management .................................     42
Relationship with HFS ......................     51
Shares Eligible for Future Sale ............     57
Description of Capital Stock ...............     58
Description of Certain Indebtedness  .......     60
Certain United States Federal Tax
 Consequences to Non-United States Holders       62
Underwriting ...............................     64
Legal Matters ..............................     67
Experts ....................................     67
Available Information ......................     67
Index to Consolidated Financial Statements .    F-1


   UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS MANAGERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              19,500,000 SHARES


                               GRAPHIC OMITTED


                                 COMMON STOCK

                                  PROSPECTUS

                     BEAR, STEARNS INTERNATIONAL LIMITED
                         GOLDMAN SACHS INTERNATIONAL
                               LEHMAN BROTHERS
                            MONTGOMERY SECURITIES
                        ROBERTSON, STEPHENS & COMPANY
                          BAYERISCHE VEREINSBANK AG
                          CREDIT LYONNAIS SECURITIES
                    CHASE MANHATTAN INTERNATIONAL LIMITED

                                      , 1997

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company:


Securities and Exchange Commission registration
 fee................................................ $  115,523
NASD filing and expenses............................     30,500
NYSE listing fee....................................    174,000
Transfer agents' fees...............................     10,000
Printing and engraving expenses.....................    400,000
Legal fees and expenses.............................    800,000
Accounting fees and expenses........................    725,000
Miscellaneous.......................................    244,977
                                                     ----------
  Total............................................. $2,500,000
                                                     ==========


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against expenses, (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

   As permitted by Section 102(b)(7) of the GCL, the Amended and Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.1) (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other that (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the GCL and (iv) for any transaction from which the director derived an improper personal benefit.

   The Company's Amended and Restated Bylaws (filed herewith as Exhibit 3.2) (the "Bylaws") provide indemnification of the Company's directors and officers, both past and present, to the fullest extent permitted by the GCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Company's Bylaws will also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability inserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the GCL.

   The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors of officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any preceding against them as to which they could be indemnified.

   The Underwriting Agreements filed herewith as Exhibits 1.1 and 1.2 provide for the indemnification by the U.S. Underwriters and the Managers of directors and certain officers of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits:


   EXHIBIT
     NO.                                          DESCRIPTION
-----------  ------------------------------------------------------------------------------------
     1.      UNDERWRITING AGREEMENTS
     1.1     Form of U.S. Underwriting Agreement***
     1.2     Form of International Underwriting Agreement***
     3.      CERTIFICATE OF INCORPORATION AND BY-LAWS
     3.1     Form of Amended and Restated Certificate of Incorporation of the Registrant**
     3.2     Form of Amended and Restated By-Laws of the Registrant**
     4.      INSTRUMENTS DEFINING THE RIGHTS OF SECURITYHOLDERS, INCLUDING INDENTURES
     4.1     Form of Certificate of Common Stock***
     4.2     Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP
             Funding II L.L.C., as issuer, and Harris Trust and Savings Bank, as trustee.**
     4.3     Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C.
             and Harris Trust and Savings Bank, as trustee, to the Amended and Restated Base
             Indenture, dated as of July 30, 1997, between AESOP Funding II and the Trustee.**
     4.4     Series 1997-2 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C.
             and Harris Trust and Savings Bank, as trustee, to the Amended and Restated Base
             Indenture, dated as of July 30, 1997, between AESOP Funding II and the Trustee.**
     4.5     Loan Agreement, dated as of July 30, 1997, between AESOP Leasing L.P., as borrower, and AESOP Funding II L.L.C., as lender.**
     4.6     Loan Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as borrower, PV
             Holding Corp., as a permitted nominee of the borrower, Quartx Fleet Management,
             Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.**
     4.7     Loan Agreement, dated as of July 30, 1997, between AESOP Leasing Corp. II, as borrower, AESOP Leasing Corp., as permitted nominee of the borrower, and AESOP
             Funding II L.L.C., as lender.**

                               II-2

   EXHIBIT
     NO.                                          DESCRIPTION
-----------  ------------------------------------------------------------------------------------
     4.8     Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing L.P., as lessor, Avis Rent A Car System, Inc., as lessee, individually and as the Administrator and Avis Rent A Car, Inc., as guarantor.**
     4.9     Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing L.P., as lessor, Avis Rent A Car System, Inc., individually and as the Administrator, certain Eligible Rental Car Companies, as lessees, and Avis
             Rent A Car, Inc., as guarantor.**
     4.10    Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing Corp. II, as lessor, Avis Rent A Car System, Inc., individually and as the Administrator, certain Eligible Rental Car Companies, as lessees and Avis
             Rent A Car, Inc., as guarantor.**
     4.11    Credit Agreement, dated as of July 30, 1997, among Avis Rent A Car, Inc., Avis Rent
             A Car System, Inc., The Chase Manhattan Bank, as administrative agent, Lehman
             Commercial Paper, Inc., as syndication agent and the other lenders party thereto
             (the "Credit Agreement").**
     4.12    Guarantee, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**
     4.13    Security Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**
     4.14    Pledge Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**
     5       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the Common
             Stock**
    10.      MATERIAL CONTRACTS
    10.1     Form of Registration Rights Agreement***
    10.2     Separation Agreement between HFS Car Rental, Inc. and Avis Rent A Car, Inc.**
    10.3     Master License Agreement among HFS Car Rental, Inc., Avis Rent A Car System, Inc.
             and Wizard Co., Inc.**
    10.4     Computer Services Agreement between Avis Rent A Car System, Inc. and WizCom
             International, Ltd.**
    10.5     Reservation Services Agreement between HFS Incorporated and Avis Rent A Car System,
             Inc.**
    10.6     Form of Tax Disaffiliation Agreement among HFS Incorporated, HFS Car Rental, Inc.
             and Avis Rent A Car, Inc.**
    10.7     Form of Lease Agreement by and between WizCom International, Ltd., as lessor, and
             Avis Rent A Car System, Inc., as lessee (Virginia Beach, Virginia).**
    10.8     Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A Car System, Inc., as sublessee (Tulsa, Oklahoma).**
    10.9     Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A Car System, Inc., as sublessee (Garden City, New York).**
    10.10    Wizard Note Assignment, Assumption and Release Agreement, dated as of July 30, 1997 by and between Wizard Co., Inc., Avis Rent A Car System, Inc. and Reserve Claims
             Management Co.**
    10.11    Termination Services Agreement, among Harris Trust and Savings Bank, AESOP Funding
             II L.L.C., Avis Rent A Car System, Inc. and Wizcom International, Ltd.**
    10.12    Agreement, dated October 23, 1996, between General Motors Corporation and HFS Car
             Rental, Inc.***
    10.13    Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis Rent
             A Car System, Inc.***
    10.14    Form of Amended and Restated Employment Agreement, dated as of February 9, 1996, between HFS Car Rental, Inc. and F. Robert Salerno***
    10.15    Offer Letter, dated as of February 24, 1997, between Craig Hoenshell and HFS
             Incorporated.***


                               II-3

   EXHIBIT
     NO.                                          DESCRIPTION
-----------  ------------------------------------------------------------------------------------
    10.16    Amended and Restated Employment Agreement, dated February 9, 1996, between HFS Car
             Rental, Inc. and John Forsythe.***
    10.17    Employment Agreement, dated September 28, 1987, between HFS Car Rental, Inc. and
             Michael P. Collins.***
    10.18    Avis Rent A Car, Inc. 1997 Stock Option Plan**
    10.19    Form of Employee Benefits and Other Employment Matters Allocation Agreement among HFS Car
             Rental, Inc., Avis Rent A Car System, Inc. and HFS Incorporated.**
    10.20    Employee Management Agreement, among Avis Rent A Car System, Inc. and HFS Incorporated.**
    21       Subsidiaries of the Registrant***
    23.1     Consent of Deloitte & Touche LLP, Independent Auditors of the Company.**
    23.2     Consent of Ernst & Young LLP, Independent Auditors of The First Gray Line
             Corporation.**
    23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5)**
    23.4     Consent of Alun Cathcart***
    23.5     Consent of Michael L. Tarnopol***
    23.6     Consent of Martin K. Edelman***
    23.7     Consent of Leonard S. Coleman, Jr.***
    23.8     Consent of Michael J. Kennedy***
    23.9     Consent of Deborah L. Harmon***
    24       Powers of Attorney (included on signature page)***
    27       FINANCIAL DATA SCHEDULE
    27.1     Financial Data Schedule--December 31, 1996***
    27.2     Financial Data Schedule--June 30, 1997***


------------
*       To be filed by amendment
**      Filed herewith
***     Previously filed

   (b) Financial Statement Schedule. Schedule II -- Valuation and Qualifying Accounts

    All other schedules are omitted because the information is not required or because the information is included in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14 or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes to provide to the U.S. Underwriters and the Managers at the closing specified in the Underwriting Agreements (filed herewith as Exhibits 1.1 and 1.2) certificates in such denominations and registered in such names as required by the U.S. Underwriters and the Managers to permit prompt delivery to each purchaser.

   The Company hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 22, 1997.


                                          AVIS RENT A CAR, INC.
                                          (Registrant)
                                          By: /s/ Kevin M. Sheehan
                                              Name: Kevin M. Sheehan
                                              Title: Executive Vice President
                                                     and Chief Financial
                                                     Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                            TITLE                           DATE
--------------------------  ---------------------------------------- ---------------------

/s/ R. Craig Hoenshell      Chairman of the Board,                   September 22, 1997
 -------------------------- Chief Executive Officer and Director
 R. Craig Hoenshell         (Principal Executive Officer)

/s/ F. Robert Salerno       President, Chief Operating Officer       September 22, 1997
 -------------------------and Director
 F. Robert Salerno

/s/ Kevin M. Sheehan        Executive Vice President and             September 22, 1997
 -------------------------- Chief Financial Officer
 Kevin M. Sheehan           (Principal Financial Officer)

/s/ Timothy M. Shanley      Vice President and Controller            September 22, 1997
 -------------------------- (Principal Accounting Officer)
 Timothy M. Shanley

/s/ Stephen P. Holmes       Director                                 September 22, 1997
 --------------------------
 Stephen P. Holmes

/s/ Michael P. Monaco       Director                                 September 22, 1997
 --------------------------
 Michael P. Monaco

         INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of
Avis Rent A Car, Inc.

We have audited the accompanying consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successors to Avis Rent A Car Systems Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously wholly-owned by Avis, Inc., collectively the "Predecessor Companies") (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1996 and as to the Predecessor Companies as of December 31, 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1995, and the period January 1, 1996 to October 16, 1996, and have issued our report thereon dated May 12, 1997 (August 20, 1997 as to Note 15); such report is included elsewhere in this Registration Statement. Our audits also included the financial statement schedule of the Company and the Predecessor Companies, listed in Item 16.(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

New York, New York
May 12, 1997
(August 20, 1997 as to Note 15)

                            AVIS RENT A CAR, INC.
                         FINANCIAL STATEMENT SCHEDULE
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                                        BALANCE AT     CHARGED TO                 BALANCE AT
                                       BEGINNING OF    COSTS AND                    END OF
DESCRIPTION                               PERIOD        EXPENSES    DEDUCTIONS      PERIOD
------------------------------------  -------------- ------------  ------------ ------------
PREDECESSOR COMPANIES
YEAR ENDED
DECEMBER 31, 1994:
Allowance for doubtful
 accounts--accounts receivable ......    $  3,363       $   305       $   (63)     $  3,731
                                      ============== ============  ============ ============
Accumulated amortization--goodwill ..    $ 27,960       $ 4,754                    $ 32,714
                                      ============== ============  ============ ============
Public liability and property damage
 and other insurance liabilities ....    $182,556       $73,900       $72,454      $184,002
                                      ============== ============  ============ ============
YEAR ENDED
DECEMBER 31, 1995:
Allowance for doubtful
 accounts--accounts receivable ......    $  3,731       $   (48)      $   937      $  2,746
                                      ============== ============  ============ ============
Accumulated amortization--goodwill ..    $ 32,714       $ 4,757                    $ 37,471
                                      ============== ============  ============ ============
Public liability and property damage
 and other insurance liabilities ....    $184,002       $81,800       $71,125      $194,677
                                      ============== ============  ============ ============
JANUARY 1, 1996 TO
OCTOBER 16, 1996:
Allowance for doubtful
 accounts--accounts receivable ......    $  2,746       $ 1,238       $   794      $  3,190
                                      ============== ============  ============ ============
Accumulated amortization--goodwill ..    $ 37,471       $ 3,782                    $ 41,253
                                      ============== ============  ============ ============
Public liability and property damage
 and other insurance liabilities ....    $194,677       $74,109       $56,315      $212,471
                                      ============== ============  ============ ============

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

 OCTOBER 17, 1996 (DATE OF ACQUISITION)
TO
DECEMBER 31, 1996:
Allowance for doubtful
 accounts--accounts receivable.........              $   227             $    227
Accumulated amortization--goodwill ....              $ 1,026             $  1,026
Public liability and property damage
 and other insurance liabilities ......  $212,471    $17,355   $16,041   $213,785

                     APPENDIX DESCRIBING GRAPHIC MATERIAL
                    PURSUANT TO RULE 304 OF REGULATION S-T

INSIDE FRONT COVER

   Picture of five Avis employees with a rental car in front of an Avis rental station.

INSIDE BACK COVER.

   Picture 1.

     Picture of a family on vacation with an Avis rental car.

   Picture 2.

     Picture of a preferred representative helping a businessman to a rental car.

   Picture 3.

     Picture of two businessmen checking into an Avis rental counter.

   Picture 4.

     Picture of four General Motors cars.

OUTSIDE BACK COVER.

   Picture of the Avis logo with a "We Try Harder" button.

                                EXHIBIT INDEX



  EXHIBIT NO.                                        DESCRIPTION                                        PAGE NO.
---------------  ----------------------------------------------------------------------------------- ------------
       1.        UNDERWRITING AGREEMENTS
       1.1       Form of U.S. Underwriting Agreement***
       1.2       Form of International Underwriting Agreement***
       3.        CERTIFICATE OF INCORPORATION AND BY-LAWS
       3.1       Form of Amended and Restated Certificate of Incorporation of the Registrant**
       3.2       Form of Amended and Restated By-Laws of the Registrant**
       4.        INSTRUMENTS DEFINING THE RIGHTS OF SECURITYHOLDERS, INCLUDING INDENTURES
       4.1       Form of Certificate of Common Stock***
       4.2       Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP
                 Funding II L.L.C., as issuer, and Harris Trust and Savings Bank, as trustee.**
       4.3       Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C.
                 and Harris Trust and Savings Bank, as trustee, to the Amended and Restated Base
                 Indenture, dated as of July 30, 1997, between AESOP Funding II and the Trustee.**
       4.4       Series 1997-2 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C.
                 and Harris Trust and Savings Bank, as trustee, to the Amended and Restated Base
                 Indenture, dated as of July 30, 1997, between AESOP Funding II and the Trustee.**
       4.5       Loan Agreement, dated as of July 30, 1997, between AESOP Leasing L.P., as borrower, and AESOP Funding II L.L.C., as lender.**
       4.6       Loan Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as borrower,
                 PV Holding Corp., as a permitted nominee of the borrower, Quartx Fleet Management,
                 Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.**
       4.7       Loan Agreement, dated as of July 30, 1997, between AESOP Leasing Corp. II, as borrower, AESOP Leasing Corp., as permitted nominee of the borrower, and AESOP
                 Funding II L.L.C., as lender.**
       4.8       Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing L.P., as lessor, Avis Rent A Car System, Inc., as lessee, individually and as the Administrator and Avis Rent A Car, Inc., as guarantor.**
       4.9       Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing L.P., as lessor, Avis Rent A Car System, Inc., individually and as the Administrator, certain Eligible Rental Car Companies, as lessees, and Avis
                 Rent A Car, Inc., as guarantor.**
       4.10      Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing Corp. II, as lessor, Avis Rent A Car System, Inc., individually and as the Administrator, certain Eligible Rental Car Companies, as lessees and
                 Avis Rent A Car, Inc., as guarantor.**
       4.11      Credit Agreement, dated as of July 30, 1997, among Avis Rent A Car, Inc., Avis Rent
                 A Car System, Inc., The Chase Manhattan Bank, as administrative agent, Lehman
                 Commercial Paper, Inc., as syndication agent and the other lenders party thereto
                 (the "Credit Agreement").**
       4.12      Guarantee, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**
       4.13      Security Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**
       4.14      Pledge Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**
       5         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the
                 Common Stock**
      10.        MATERIAL CONTRACTS
      10.1       Form of Registration Rights Agreement***
      10.2       Separation Agreement between HFS Car Rental, Inc. and Avis Rent A Car, Inc.**
      10.3       Master License Agreement among HFS Car Rental, Inc., Avis Rent A Car System, Inc.
                 and Wizard Co., Inc.**
      10.4       Computer Services Agreement between Avis Rent A Car System, Inc. and WizCom
                 International, Ltd.**
      10.5       Reservation Services Agreement between HFS Incorporated and Avis Rent A Car System,
                 Inc.**
      10.6       Form of Tax Disaffiliation Agreement among HFS Incorporated, HFS Car Rental, Inc.
                 and Avis Rent A Car, Inc.**
  EXHIBIT NO.                                        DESCRIPTION                                        PAGE NO.
---------------  ----------------------------------------------------------------------------------- ------------
      10.7       Form of Lease Agreement by and between WizCom International, Ltd., as lessor, and
                 Avis Rent A Car System, Inc., as lessee (Virginia Beach, Virginia).**
      10.8       Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A Car System, Inc., as sublessee (Tulsa, Oklahoma).**
      10.9       Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A Car System, Inc., as sublessee (Garden City, New York).**
      10.10      Wizard Note Assignment, Assumption and Release Agreement, dated as of July 30, 1997 by and between Wizard Co., Inc., Avis Rent A Car System, Inc. and Reserve Claims
                 Management Co.**
      10.11      Termination Services Agreement, among Harris Trust and Savings Bank, AESOP Funding
                 II L.L.C., Avis Rent A Car System, Inc. and Wizcom International, Ltd.**
      10.12      Agreement, dated October 23, 1996, between General Motors Corporation and HFS Car
                 Rental, Inc.***
      10.13      Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis
                 Rent A Car System, Inc.***
      10.14      Form of Amended and Restated Employment Agreement, dated as of February 9, 1996, between HFS Car Rental, Inc. and F. Robert Salerno***
      10.15      Offer Letter, dated as of February 24, 1997, between Craig Hoenshell and HFS
                 Incorporated.***
      10.16      Amended and Restated Employment Agreement, dated February 9, 1996, between HFS Car
                 Rental, Inc. and John Forsythe.***
      10.17      Employment Agreement, dated September 28, 1987, between HFS Car Rental, Inc. and
                 Michael P. Collins.***
      10.18      Avis Rent A Car, Inc. 1997 Stock Option Plan**
      10.19      Form of Employee Benefits and Other Employment Matters Allocation Agreement among HFS Car
                 Rental, Inc., Avis Rent A Car System, Inc. and HFS Incorporated.**
      10.20      Employee Management Agreement, among Avis Rent A Car System, Inc. and HFS Incorporated.**
      21         Subsidiaries of the Registrant***
      23.1       Consent of Deloitte & Touche LLP, Independent Auditors of the Company.**
      23.2       Consent of Ernst & Young LLP, Independent Auditors of The First Gray Line
                 Corporation.**
      23.3       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5)**
      23.4       Consent of Alun Cathcart***
      23.5       Consent of Michael L. Tarnopol***
      23.6       Consent of Martin K. Edelman***
      23.7       Consent of Leonard S. Coleman, Jr.***
      23.8       Consent of Michael J. Kennedy***
      23.9       Consent of Deborah L. Harmon***
      24         Powers of Attorney (included on signature page)***
      27         FINANCIAL DATA SCHEDULE
      27.1       Financial Data Schedule--December 31, 1996***
      27.2       Financial Data Schedule--June 30, 1997***


------------
*       To be filed by amendment
**      Filed herewith
***     Previously filed